TEXAS PETROCHEMICALS CORPORATION

                             OFFER TO EXCHANGE ITS
              11 1/8% EXCHANGE SENIOR SUBORDINATED NOTES DUE 2006
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                          FOR ANY AND ALL OUTSTANDING
                   11 1/8% SENIOR SUBORDINATED NOTES DUE 2006

--------------------------------------------------------------------------------
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON NOVEMBER 25, 1996, UNLESS EXTENDED BY TEXAS PETROCHEMICALS CORPORATION IN ITS SOLE DISCRETION
   (THE "EXPIRATION DATE"). ALTHOUGH TEXAS PETROCHEMICALS CORPORATION HAS NO PRESENT INTENTION TO CONDUCT ITS EXCHANGE OFFER LONGER THAN 30 DAYS, IT RESERVES
                    THE RIGHT TO EXTEND THE EXCHANGE OFFER.
--------------------------------------------------------------------------------

     Texas Petrochemicals Corporation, a Texas corporation (the "Company" or "TPC"), hereby offers, upon the terms and subject to the conditions set forth in the Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 11 1/8% Exchange Senior Subordinated Notes due 2006 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 11 1/8% Senior Subordinated Notes due 2006 (the "Original Notes"), of which an aggregate of $175,000,000 principal amount is outstanding.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) holders of the Exchange Notes generally will not be entitled to the rights of holders of the Original Notes under the Registration Rights Agreement (as defined under "Prospectus Summary -- The Exchange Offer") following the consummation of the Exchange Offer. See "The Exchange Offer -- Registration Rights," "-- Consequences of Failure to Exchange" and "-- Resale of the Exchange Notes; Plan of Distribution." The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture governing the Exchange Notes.

     The Company will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." The Original Notes may be tendered only in integral multiples of $1,000 principal amount.

                                  (PROSPECTUS COVER CONTINUED ON FOLLOWING PAGE)
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION

     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is October 25, 1996.

     The Original Notes and the Exchange Notes are referred to herein collectively as the "Notes."

     Interest on the Notes is payable semiannually on January 1 and July 1 of each year, commencing January 1, 1997. Except as described below, the Notes are not redeemable at the option of the Company prior to February 15, 1999. Thereafter, the Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Up to 35% of the original principal amount of the Notes will be redeemable at any time and from time to time prior to July 1, 1999, at the option of the Company, with the proceeds of any Public Equity Offerings (as defined under "Description of the Notes -- Certain Definitions") following which there is a Public Market (as defined under "Description of the Notes -- Certain Definitions") at a redemption price equal to 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least $113.75 million aggregate principal amount of the Notes must remain outstanding after each such redemption. Upon a Change in Control (as defined under "Description of the Notes -- Change of Control"), each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Notes are unsecured senior subordinated obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined under "Description of the Notes -- Certain Definitions") of the Company. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions as if the Transactions had occurred on that date, the Company would have had approximately $140.0 million of Senior Indebtedness outstanding. For a more complete description of the Notes, see "Description of the Notes."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission" or the "SEC") set forth in no-action letters issued to third parties, the Company believes, except as otherwise described herein, the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and there is no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Exchange Offer -- Resale of the Exchange Notes; Plan of Distribution."

     Prior to this offering, there has been no public market for the Notes. The Notes are not, and are not expected to be, listed on any securities exchange or authorized for trading on NASDAQ. The Company does not expect that an active market for the Notes will develop. The Original Notes have been eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of The Nasdaq Stock Market, Inc., but the Exchange Notes will not be so eligible. To the extent that an active market for Notes does develop, the market value thereof will depend on many factors, including among other things, prevailing interest rates, general economic conditions, the Company's financial condition and results of operations, the volatility of the market for non-investment grade debt and other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a discount. See "Risk Factors -- Lack of Public Market for the Notes."

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-4 (the "Registration Statement") under the Securities Act, with respect to, among other things, the Exchange Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Notes, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. The Commission maintains a Web site that contains reports and information regarding registrants that file electronically with the Commission at Web site (http://www.sec.gov).

     Pursuant to the Indenture (as defined under "Description of the Notes -- General"), so long as any of the Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is obligated to send to the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were subject to such reporting requirements; PROVIDED, HOWEVER, that if Holdings (as defined) shall have become a Guarantor (as defined under "Description of the Notes -- Certain Definitions") with respect to all obligations relating to the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Company's option, be filed by and be those of Holdings rather than the Company; PROVIDED FURTHER, HOWEVER, that in the event Holdings conducts, directly or indirectly, any business or holds, directly or indirectly, any significant assets other than the capital stock of TPC Holding (as defined) or the Company at the time of filing and providing any such report, information or other document containing financial statements of Holdings, Holdings shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the Commission) with respect to the Company. The Company is also obligated to provide to all holders of the Notes, and file with the Trustee (as defined under "Description of the Notes"), copies of such annual reports, quarterly reports and other documents and, if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective purchaser of the Notes and to securities analysts and broker-dealers upon their request.

                                PRODUCT OVERVIEW

                                                       TWELVE MONTHS
                           NORTH       TWELVE MONTHS    ENDED MAY 31,
                          AMERICAN         ENDED            1996
                           MARKET      MAY 31, 1996         SALES
PRODUCT                  POSITION(1)     REVENUES         VOLUME(2)         COMMENTS
------------------------ ----------    -------------    -------------   ---------------------------------
                                                      (IN MILLIONS)
BUTADIENE.................  1           $112.6            623            Only significant North American
                                                                         producer whose core business is
                                                                         the production of butadiene. Only
                                                                         domestic producer with
                                                                         "on-purpose" capability.

MTBE......................  2           $187.4         14,335             MTBE, produced by reacting
                                                     Bbls./day(3)         methanol and isobutylene, is the
                                                                          preferred oxygenate and a major
                                                                          component of reformulated
                                                                          gasoline in the U.S.
N-BUTYLENES........................     $ 48.2
    Butene-1.............   1                             229             The Company has the ability to
                                                                          produce butene-1 from two
                                                                          different production processes.

    Butene-2(4)..........   1                              55             The Company either recycles or
                                                                          upgrades by-product streams into
                                                                          butene-2, which is sold at higher
                                                                          margins.
SPECIALTY ISOBUTYLENES..............    $ 74.5
    Isobutylene
      Concentrate........   1                             256             Sole U.S. producer.
    High Purity
      Isobutylene(5).....   1                              74             Of three U.S. producers, the
                                                                          Company is the largest merchant
                                                                          supplier to the chemical market.

    Diisobutylene........   1                              38             Sole U.S. producer.

------------
(1) The Company's (as defined) North American market share position, in terms of annual rated production capacity. Rated capacities reflect production levels achievable if plant operations are dedicated to maximizing output of that particular product, which exceeds actual capacities available under typical multi-product configurations.

(2) In millions of pounds per year, unless expressed in barrels per day. Relevant conversion ratios for the Company's products are as follows:

                                       POUNDS PER GALLON     POUNDS PER BARREL
                                       -----------------     -----------------
    MTBE                                      6.22                 261.11
    Butene-1, high purity isobutylene,
      isobutylene concentrate                 5.01                 210.21
    Butene-2                                  5.10                 213.99
    Diisobutylene                             6.00                 252.00

(3) Refers to sales of MTBE to third parties and excludes MTBE production volumes used to produce high purity isobutylene.

(4) High purity butene-2 sold by the Company for use in chemical applications.

(5) High purity isobutylene sold by the Company for use in chemical applications.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FINANCIAL STATEMENTS AND OTHER INFORMATION SET FORTH HEREIN COMBINE THE HISTORICAL RESULTS OF TEXAS OLEFINS COMPANY, A TEXAS CORPORATION ("TOC"), ITS SUBSIDIARIES AND CLARKSTON CORPORATION ("CLARKSTON"). UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN THE TERM "COMPANY" REFERS TO TOC AND ITS SUBSIDIARIES PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS, AND TO TPC AND ITS SUBSIDIARIES FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS UP TO AND INCLUDING FISCAL 1995 REFER TO THE FISCAL YEARS ENDED MAY 31 IN THE CALENDAR YEARS INDICATED. THE COMPANY HAS CHANGED ITS FISCAL YEAR END TO JUNE 30 AND INFORMATION FOR FISCAL YEARS ENDED SUBSEQUENT TO MAY 31, 1995 IS SO PRESENTED. ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY'S CAPACITY TO PRODUCE CERTAIN PRODUCTS REFLECT PRODUCTION LEVELS ACHIEVABLE IF PLANT OPERATIONS ARE DEDICATED TO MAXIMIZING OUTPUT OF THAT PARTICULAR PRODUCT, WHICH EXCEEDS ACTUAL CAPACITY AVAILABLE UNDER TYPICAL MULTI-PRODUCT PRODUCTION CONFIGURATIONS. UNLESS OTHERWISE INDICATED, INDUSTRY DATA CONTAINED HEREIN, OTHER THAN WITH RESPECT TO THE COMPANY, IS DERIVED FROM PUBLICLY AVAILABLE INDUSTRY TRADE JOURNALS AND OTHER PUBLICLY AVAILABLE INDUSTRY SOURCES, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED BUT WHICH THE COMPANY BELIEVES TO BE RELIABLE.

                                  THE COMPANY

     The Company is the largest producer of butadiene and butene-1, and the second largest producer of methyl TERTIARY-butyl ether ("MTBE"), in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings. For the twelve months ended May 31, 1996, butadiene represented 25% of the Company's total revenues, MTBE represented 41%, n-butylenes 11%, specialty isobutylenes 16% and other revenues the remaining 7%. On a pro forma basis after giving effect to the Transactions, the Company's revenues for the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $454.2 million and $41.2 million, respectively, and EBITDA (as defined) for the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $74.2 million and $4.3 million, respectively.

     The Company seeks to reduce its exposure to the cyclical nature of the petrochemical industry through long-term, fixed profit contracts and to increase its profitability by maximizing its production flexibility and increasing sales of high margin n-butylenes and specialty isobutylenes. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45% of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. The Company believes that the combination of its fixed profit contracts, competitive cost position and specialty product sales provides stability to its cash flows and helps to offset the effects of cyclical downturns.

     Butadiene is the most widely used feedstock for synthetic rubber products and is also used in the manufacture of engineered plastics, nylon fibers and other products. The Company sells butadiene to a stable customer base , including The Goodyear Tire & Rubber Company, The Dow Chemical Company, American Synthetic Rubber Inc. and Bridgestone/Firestone, Inc. As the largest producer of butadiene in North America, the Company believes that many of its customers place significant value on its ability to provide a reliable domestic supply of butadiene and as a result have entered into long-term sales contracts with the Company, which, in aggregate, accounted for 92% and 88% of its butadiene sales in the twelve months ended May 31, 1996 and the one month ended June 30, 1996, respectively.

     The Company extracts butadiene from crude butadiene, which is generated from the production of ethylene and is comprised of a number of valuable components, including butadiene, isobutylene, n-butylenes, isobutane and n-butane. Many U.S. ethylene producers rely on third parties such as the

Company to process their crude butadiene streams, as the crude butadiene volumes they produce are not sufficient to justify the construction of on-site butadiene recovery facilities. The Company estimates that producers accounting for 65% of U.S. and Canadian ethylene production capacity do not internally process crude butadiene by-product streams. The Company is the largest non-integrated crude butadiene processor in North America and as a result of its strategic importance to ethylene producers, the Company has been able to secure long-term supply contracts covering the majority of its crude butadiene requirements. Such contracts provide for a fixed profit based on the Company's selling prices for butadiene, and account for the relatively stable profitability of the Company's butadiene operations. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, fixed profit supply contracts for crude butadiene accounted for approximately 92% and 72%, respectively, of the Company's butadiene sales volume.

     MTBE is a blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of gasoline, and has been one of the fastest growing petrochemicals, in terms of volume, over the past fifteen years. Today, MTBE is the preferred oxygenate for, and a major component of, reformulated gasoline ("RFG") and is used in over 25% of the U.S. gasoline pool. MTBE is produced by reacting methanol and isobutylene, and the Company's ability to produce isobutylene by three alternative methods enables it to produce MTBE by the most economical processes available to the Company. In addition, the Company has the ability to add incremental capacity to capitalize on expected future growth, at a significantly lower cost than the cost of adding new capacity. The Company believes that this incremental capacity gives it a competitive advantage over other producers who would have to incur greater cost to increase capacity. The Company sells MTBE to oil refiners and gasoline producers, including Mobil Oil Corporation, Lyondell Petrochemical Company and CITGO Petroleum Corporation on both a contract and spot basis at prices linked to prevailing market prices.

     The Company is the leading producer of high margin n-butylenes and specialty isobutylenes in North America. In recent years, the Company has increased its sales of these products by increasing its market share in polyolefin applications and the development of new end-use applications. The Company's principal customers for n-butylenes include Union Carbide Corporation, The Dow Chemical Company, NOVA Chemicals Ltd., Shell Chemical Company and Lyondell Petrochemical Company. The Company's principal customers for specialty isobutylenes include Bayer Inc., Mobil Chemical Company Inc., Rhone-Poulenc Inc., The Lubrizol Corporation and Schenectady International, Inc. Historically, the profitability of the Company's n-butylenes sales has been relatively stable as the majority of the sales of these products are made under contracts which link their selling prices to the prices of products (principally gasoline and butanes) whose prices fluctuate closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. One of the Company's intermediate feedstocks, isobutylene, is used in the manufacture of MTBE and specialty isobutylenes. As part of its production strategy, the Company uses its manufactured isobutylene first to maximize the production of high margin specialty isobutylenes, second, to satisfy its contractual MTBE requirements, and finally to produce MTBE for sale in the spot market. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 18% and 11%, respectively, of the Company's isobutylene was used in the production of specialty isobutylenes with the remainder being used for MTBE production. In addition, the Company maintains the production flexibility to upgrade n-butylenes contained in crude butadiene streams to either isobutylene or butene-1 using its patented skeletal isomerization process ("SKIP"). This flexibility allows the Company to meet its customers' needs through the most economical process, to produce additional products and to capitalize on favorable market conditions.

     The Company's manufacturing facility, located approximately one mile from the Houston Ship Channel, provides convenient access to other Gulf Coast petrochemical producers and is connected to several of its customers and raw materials suppliers through an extensive pipeline network. In addition, the Company's facility is serviced by rail, tank truck and barge.

     The Company's principal executive offices are located at 8707 Katy Freeway, Suite 300, Houston, Texas 77024. The Company's telephone number is (713) 461-3322.

                                THE TRANSACTIONS

     Texas Petrochemical Holdings, Inc., a Delaware corporation ("Holdings"), TPC Holding Corp., a Delaware corporation ("TPC Holding"), and TPC Finance Corp., a Texas corporation ("Finance Co."), were organized in May 1996 to effect the acquisition (the "Acquisition") of TOC and its subsidiaries, including TPC, and to assume a raw materials supply contract from Clarkston. On the Closing Date (as defined), Holdings issued and sold $43.8 million of its common stock ("Common Stock"), issued $6.2 million of its Common Stock for the shares contributed by the Rollover Investors (as defined), sold a sufficient amount of 13.5% Senior Discount Notes Due 2007 (the "Discount Notes") and Common Stock, as an investment unit to raise $30 million, and contributed the proceeds thereof to TPC Holding. Finance Co. borrowed approximately $140.0 million under the Bank Credit Agreement and received approximately $169 million in net proceeds of the Notes and loaned the combined net proceeds to TPC Holding. TPC Holding used the capital contributions received from Holdings, cash on hand and the proceeds of the loan from Finance Co. to effect the Acquisition pursuant to a stock purchase agreement dated as of May 14, 1996 (the "Stock Purchase Agreement"), to fund the ESOP (as defined) and pay fees and expenses in connection with the Transactions. TOC and Finance Co. then merged into TPC.

     As a result of the foregoing, TPC is the primary obligor on the Notes and the loans made pursuant to the Bank Credit Agreement, is a wholly-owned subsidiary of TPC Holding (which in turn is wholly-owned by Holdings) and operates the principal business of the Company. The sale of the Original Notes, the execution of and initial borrowings under the Bank Credit Agreement, the placement of the Common Stock and the sale of the Discount Notes are hereinafter referred to as the "Financings." The Financings, the Acquisition, the establishment of the ESOP, the payment of certain fees and expenses, and other related transactions are collectively referred to herein as "The Transactions." See "The Transactions."

     Prior to the Acquisition, TPC established a Cash Bonus Plan (as defined) providing generally for $35 million for certain present employees of the Company and certain present employees of its independent contractors, of which 10% was paid within 45 days of Closing (as defined) and the remainder will be paid in sixteen quarterly installments after Closing. See "Management -- Cash Bonus Plan."

     The following charts depict (i) the organizational structure of Holdings and its subsidiaries (the acquiring companies), and TOC and its subsidiaries (the companies that were acquired) prior to the Transactions and (ii) the organizational structure upon consummation of the Transactions.

                           PRIOR TO THE TRANSACTIONS

   Acquiring Companies                    Companies to be Acquired

   Texas Petrochemical           Texas Olefins Company            Other
      Holdings, Inc.                    ("TOC")                Stockholders
       ("Holdings")
  Issuer of Common Stock
    and Discount Notes                       81%               19%

      100%                                   Texas Petrochemicals
                                                 Corporation
    TPC Holding Corp.                              ("TPC")
     ("TPC Holding")

      100%

    TPC Finance Corp.
     ("Finance Co.")
Initial borrower under the
  Bank Credit Agreement
 and issuer of the Notes

                            Following the Transactions

                               Texas Petrochemical
                                  Holdings, Inc.               Discount Notes
  Common Stock                     ("Holdings")               and Common Stock
  $50 million                 Issuer of Common Stock            $30 million
                                and Discount Notes

                                100%

                                TPC Holding Corp.
                                 ("TPC Holding")

                                100%
  Bank Credit
   Agreement                   Texas Petrochemicals
 $140.6 million                    Corporation
                                     ("TPC")
                            Successor obligor on loans
                              under the Bank Credit
                                    Agreement
     Notes                        and the Notes
  $175 million

     SOURCES AND USES OF FUNDS. Pursuant to the Stock Purchase Agreement, the Acquisition was effected for $363.3 in cash and $6.2 million represented by the shares contributed by the Rollover Investors. The following table sets forth the sources and uses of funds used to effect the Acquisition.

                                              AMOUNT
                                           -------------
                                           (IN MILLIONS)
SOURCES OF FUNDS:
     Bank Credit Agreement(1)...........      $ 140.0
     Original Notes(2)..................        175.0
     Discount Notes and Common Stock....         30.0
     Common Stock Placement.............         43.8
                                           -------------
          Total.........................      $ 388.8
                                           =============
USES OF FUNDS:
     Acquisition(3).....................      $ 363.3
     Company ESOP Loan(4)...............         10.0
     Fees and expenses(5)...............         15.5
                                           -------------
          Total.........................      $ 388.8
                                           =============

------------

(1) Consists of $85.0 million under the Tranche A Term Loan (as defined) and $45.0 million under the Tranche B Term Loan (as defined) and $10.0 million under the ESOP Term Loan (as defined). The Company has available borrowings under the Revolving Credit Facility (as defined) of up to $40.0 million, subject to borrowing base limitations. See "Description of the Bank Credit Agreement."

(2) Represents the gross proceeds of the sale of the Original Notes before the underwriting discount to the Initial Purchasers (as defined).

(3) Acquisition cost is net of cash received from the sale of the Texas Falls Corporation and the Ranch for combined proceeds of $7.8 million.

(4) For a description of the Company ESOP Loan, see "Management -- Employee Stock Ownership Plan."
(5) Represents fees and expenses, including (i) the underwriting discount payable by Finance Co. to the Initial Purchasers in connection with the sale of the Original Notes, (ii) legal, accounting and other professional fees payable in connection with the Transactions, and (iii) certain other expenses.

                               THE EXCHANGE OFFER

Registration Rights Agreement...........    To fund a portion of the
                                            Acquisition, the Company sold $175
                                            million in aggregate principal
                                            amount of Original Notes to
                                            qualified institutional buyers as
                                            defined in Rule 144A under the
                                            Securities Act or to institutional
                                            accredited investors within the
                                            meaning of Rule 501 under the
                                            Securities Act, through CS First
                                            Boston Corporation and Merrill
                                            Lynch, Pierce, Fenner & Smith
                                            Incorporated, as initial purchasers
                                            (the "Initial Purchasers"). The
                                            Company and the Initial Purchasers
                                            entered into a Registration Rights
                                            Agreement dated as of July 1, 1996
                                            (the "Registration Rights
                                            Agreement"), which grants the
                                            holders of the Original Notes
                                            certain exchange and registration
                                            rights. The Exchange Offer made
                                            hereby is intended to satisfy such
                                            exchange rights.

The Exchange Offer......................    $1,000 principal amount of Exchange
                                            Notes in exchange for each $1,000
                                            principal amount of Original Notes.
                                            As of the date hereof, $175 million
                                            aggregate principal amount of the
                                            Original Notes are out- standing.
                                            The Company will issue the Exchange
                                            Notes to holders on the earliest
                                            practicable date following the
                                            Expiration Date.

Resales of the Exchange Notes...........    Based on an interpretation by the
                                            staff of the Commission set forth in
                                            no-action letters issued to third
                                            parties, the Company believes that,
                                            except as described below, the
                                            Exchange Notes issued pursuant to
                                            the Exchange Offer may be offered
                                            for resale, resold and otherwise
                                            transferred by a holder thereof
                                            (other than any such holder that is
                                            an "affiliate" of the Company within
                                            the meaning of Rule 405 under the
                                            Securities Act) without compliance
                                            with the registration and pro-
                                            spectus delivery provisions of the
                                            Securities Act, provided that such
                                            Exchange Notes are acquired in the
                                            ordinary course of such holder's
                                            business and that such holder has no
                                            arrangement or understanding with
                                            any person to participate in the
                                            distribution of such Exchange Notes.

                                            Each broker-dealer that receives
                                            Exchange Notes pursuant to the
                                            Exchange Offer in exchange for
                                            Original Notes that such
                                            broker-dealer acquired for its own
                                            account as a result of market-making
                                            activities or other trading
                                            activities (other than Original
                                            Notes acquired directly from the
                                            Company or its affiliates) must
                                            acknowledge that it will deliver a
                                            prospectus in connection with any
                                            resale of such Exchange Notes. The
                                            Letter of Transmittal states that by
                                            so acknowledging and by delivering a
                                            prospectus, a broker-dealer will not
                                            be deemed to admit that it is an
                                            "underwriter" within the meaning of
                                            the Securities Act. If the Company
                                            receives certain notices in the
                                            Letter of Transmittal, this
                                            Prospectus, as it may be amended or
                                            supplemented from time to time, may
                                            be used for the period described
                                            below by a broker-dealer in
                                            connection with resales of Exchange
                                            Notes received in exchange for
                                            Original Notes where such Original
                                            Notes were acquired by such
                                            broker-dealer as a result of
                                            market-making activities or other
                                            trading activities and not acquired
                                            directly from the Company. The
                                            Company has agreed that, if it
                                            receives certain notices in the
                                            Letter of Transmittal, for a period
                                            of 180 days after the date on which
                                            the Registration Statement becomes
                                            effective, it will make this
                                            Prospectus available to any such
                                            broker-dealer for use in connection
                                            with any such resale. The Letter of
                                            Transmittal requires broker-dealers
                                            tendering Original Notes in the
                                            Exchange Offer to indicate whether
                                            such broker-dealer acquired such
                                            Original Notes for its own account
                                            as a result of market-making
                                            activities or other trading
                                            activities (other than Original
                                            Notes acquired directly from the
                                            Company or any of its affiliates),
                                            and if no broker-dealer indicates
                                            that such Original Notes were so
                                            acquired, the Company has no
                                            obligation under the Registration
                                            Rights Agreement to maintain the
                                            effectiveness of the Registration
                                            Statement past the con- summation of
                                            the Exchange Offer or to allow the
                                            use of this Prospectus for such
                                            resales. See "The Exchange Offer --
                                            Purpose and Effect of the Exchange
                                            Offer"; " -- Registration Rights"
                                            and " -- Resale of the Exchange
                                            Notes; Plan of Distribution."

Expiration Date.........................    The Exchange Offer expires at 5:00
                                            p.m., New York City time, on
                                            November 25, 1996, unless such
                                            Exchange Offer is extended by the

                                            Company in its sole discretion, in
                                            which case the term "Expiration
                                            Date" means the latest date and time
                                            to which such Exchange Offer is
                                            extended.

Conditions to the Exchange Offer........    The Exchange Offer is subject to
                                            certain conditions, which may be
                                            waived by the Company. See "The
                                            Exchange Offer -- Conditions to the
                                            Exchange Offer."

Procedures for Tendering the Original
 Notes..................................    Each holder of Original Notes
                                            wishing to accept the Exchange Offer
                                            must complete, sign and date the
                                            accompanying Letter of Transmittal
                                            in accordance with the instructions
                                            contained herein and therein, and
                                            mail or otherwise deliver such
                                            Letter of Transmittal together with
                                            the Original Notes and any other
                                            required documentation to the
                                            Exchange Agent (as defined below
                                            under "Exchange Agent") at the
                                            address set forth herein. By
                                            executing the Letter of Transmittal,
                                            a holder will make certain
                                            representations to the Company. See
                                            "The Exchange Offer -- Registration
                                            Rights" and " -- Procedures for
                                            Tendering Original Notes."

Special Procedures for Beneficial
 Owners.................................    Any beneficial owner whose Original
                                            Notes are registered in the name of
                                            a broker, dealer, commercial bank,
                                            trust company or other nominee and
                                            who wishes to tender should contact
                                            such registered holder promptly and
                                            instruct such registered holder to
                                            tender on such beneficial owner's
                                            behalf. See "The Exchange Offer --
                                            Procedures for Tendering Original
                                            Notes."

Guaranteed Delivery Procedures..            Holders of Original Notes who wish
                                            to tender their Original Notes when
                                            those securities are not immediately
                                            available or who cannot deliver
                                            their Original Notes, the Letter of
                                            Transmittal or any other documents
                                            required by such Letter of
                                            Transmittal to the Exchange Agent
                                            prior to the Expiration Date, must
                                            tender their Original Notes
                                            according to the guaranteed delivery
                                            procedures set forth in "The
                                            Exchange Offer -- Procedures for
                                            Tendering Original Notes --
                                            GUARANTEED DELIVERY."

Withdrawal Rights.......................    Tenders of Original Notes pursuant
                                            to the Exchange Offer may be
                                            withdrawn at any time prior to the
                                            Expiration Date.

Acceptance of Original Notes and
 Delivery of Exchange Notes.............    The Company will accept for exchange
                                            any and all Original Notes that are
                                            properly tendered in the Exchange
                                            Offer, and not withdrawn, prior to
                                            the Expiration Date. The Exchange
                                            Notes issued pursuant to the
                                            Exchange Offer will be issued on the
                                            earliest practicable date following
                                            the acceptance for exchange of
                                            Original Notes by the Company. See
                                            "The Exchange Offer -- Terms of the
                                            Exchange Offer."

Exchange Agent..........................    Fleet National Bank is serving as
                                            exchange agent (the "Exchange
                                            Agent") in connection with the
                                            Exchange Offer.

Federal Income Tax Considerations.......    The Company has received an opinion
                                            of counsel advising that the
                                            exchange of Original Notes for
                                            Exchange Notes pursuant to the
                                            Exchange Offer will not be treated
                                            as a taxable exchange for federal
                                            income tax purposes. See "Certain
                                            Federal Income Tax Considerations."

                                   THE NOTES

Maturity Date........................   July 1, 2006.

Interest Payment Dates...............   January 1 and July 1 of each year,
                                        commencing January 1, 1997.

Optional Redemption..................   The Notes may be redeemed at the option
                                        of TPC, in whole or in part, at any time on or after July 1, 2001 at the redemption prices set forth herein plus accrued interest to the date of redemption. Up to an aggregate of 35% of the principal amount of the Notes may be redeemed from time to time prior to July
                                        1, 1999 at the option of TPC at the
                                        redemption price set forth herein plus
                                        accrued interest to the date of
                                        redemption, with the net proceeds
                                        received after the issuance of the Notes of one or more Public Equity Offerings following which there is a X Public
                                        Market if at least $113.75 million
                                        principal amount of the Notes remains
                                        outstanding after each such redemption.
                                        See "Description of the Notes --
                                        Optional Redemption."

Change of Control....................   Upon a Change of Control, TPC will be
                                        required to make an offer to repurchase
                                        all outstanding Notes at 101% of the
                                        principal amount thereof plus accrued
                                        interest to the date of repurchase. See
                                        "Description of the Notes -- Change of
                                        Control."

Ranking..............................   The Notes are unsecured senior
                                        subordinated obligations of TPC and, as
                                        such, are subordinated in right of
                                        payment to all existing and future
                                        Senior Indebtedness of TPC. The Notes
                                        rank PARI PASSU in right of payment with all senior subordinated indebtedness of
                                        TPC, if any, and rank senior to any
                                        subordinated indebtedness of TPC. As of
                                        June 30, 1996, after giving pro forma
                                        effect to the Transactions as if they
                                        had occurred on such date, the aggregate amount of Senior Indebtedness of TPC would have been approximately $140.0 million. See "Description of the Notes
                                        -- Ranking."

Restrictive Covenants................   The indenture under which the Notes were
                                        issued and the Exchange Notes will be
                                        issued (the "Indenture") contains
                                        certain covenants that, among other
                                        things, limit the ability of TPC and/or
                                        its Restricted Subsidiaries (as defined) to (i) incur additional indebtedness,
                                        (ii) pay dividends or make certain other restricted payments, (iii) make investments, (iv) enter into transactions with affiliates, (v) make certain asset dispositions, and (vi) merge or consolidate with, or transfer substantially all of its assets to, another person. The Indenture also limits the ability of TPC's Restricted
                                        Subsidiaries to issue Capital Stock (as
                                        defined) and to create restrictions on
                                        the ability of such Restricted
                                        Subsidiaries to pay dividends or make
                                        any other distributions. In addition,
                                        TPC is obligated, under certain
                                        circumstances, to offer to repurchase
                                        Notes at a purchase price equal to 100%
                                        of the principal amount thereof, plus
                                        accrued and unpaid interest, if any, to
                                        the date of repurchase, with the net
                                        cash proceeds of certain sales or other
                                        dispositions of assets. However, all of
                                        these limitations and prohibitions are
                                        subject to a number of important
                                        qualifications. See "Description of the
                                        Notes -- Certain Covenants."


                                  RISK FACTORS

     Prospective purchasers of the Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Notes.

   SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL AND OTHER INFORMATION

     The summary combined historical financial information set forth below has been derived from the combined financial statements of TOC, its subsidiaries and Clarkston which appear elsewhere in this Prospectus and from combined financial statements of TOC, its subsidiaries and Clarkston for prior fiscal years, and should be read in conjunction with, and is qualified in its entirety by reference to, such combined financial statements and their accompanying notes. Such financial information is combined to reflect the assumption by the Company of a raw material supply contract. The Company has changed its fiscal year to end June 30, 1996. The combined financial information set forth below for each of the years in the three-year period ended May 31, 1995, the twelve month period ended May 31, 1996 and the one month period ended June 30, 1996 has been audited by Coopers & Lybrand L.L.P., independent auditors for such entities. The combined financial information set forth below for the year ended May 31, 1992 has been derived from unaudited combined financial statements of TOC, its subsidiaries and Clarkston, which, in the opinion of management, have been prepared on a basis consistent with the audited combined financial statements of such entities and contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for these periods. The unaudited combined financial information for the year ended May 31, 1992 has been prepared from audited financial statements of TOC and its subsidiaries and unaudited financial statements of Clarkston. The results of the one month period is not necessarily indicative of the results of the entire year or any other period. The pro forma combined income statement and cash flow statement data of TOC, its subsidiaries and Clarkston presented below has been derived from the unaudited pro forma combined financial statements of TOC, its subsidiaries and Clarkston included elsewhere herein, and give effect to the Transactions (including the Acquisition, the Financings, the sale of certain assets and the new employee compensation arrangements) as if they had occurred on June 1, 1995. The pro forma combined balance sheet data of TOC, its subsidiaries and Clarkston at June 30, 1996 presented below has been derived from the unaudited pro forma combined financial statements of such entities included elsewhere herein, and give effect to the Transactions as if they had occurred on June 30, 1996. The summary pro forma combined financial information does not necessarily represent what such entities' financial position and results of operations would have been if the Transactions had actually been completed as of the dates indicated and are not intended to project such entities' financial position or results of operations for any future period or as of any date. The information presented below should be read in conjunction with the combined financial statements of TOC, its subsidiaries and Clarkston and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Combined Financial Information and the related notes thereto included elsewhere herein.

                                                                                                             PRO        PRO
                                                                                                            FORMA      FORMA
                                                                                    TWELVE       ONE       TWELVE       ONE
                                                                                    MONTHS      MONTH      MONTHS      MONTH
                                                                                     ENDED      ENDED       ENDED      ENDED
                                                   YEAR ENDED MAY 31,               MAY 31,    JUNE 30,    MAY 31,    JUNE 30,
                                       ------------------------------------------   -------    --------    -------    --------
                                         1992       1993       1994       1995       1996        1996       1996        1996
                                       ---------  ---------  ---------  ---------   -------    --------    -------    --------
                                                                            (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $   416.1  $   410.7  $   352.4  $   474.7   $455.6      $ 41.4     $454.2      $ 41.2
Cost of goods sold(1)................      318.3      340.8      268.8      396.3    379.5        36.0      367.3        35.4
Depreciation and amortization........       12.0       12.6       13.6       14.3     15.0         1.3       36.3         3.1
                                       ---------  ---------  ---------  ---------   -------    --------    -------    --------
Gross profit.........................       85.8       57.3       70.0       64.1     61.1         4.1       50.6         2.7
Selling, general and administrative
  expenses(1)........................       15.4       14.4       16.7       16.6     19.1         1.7       12.7         1.5
                                       ---------  ---------  ---------  ---------   -------    --------    -------    --------
Income from operations...............       70.4       42.9       53.3       47.5     42.0         2.4       37.9         1.2
Interest income (expense), net.......       (0.6)      (0.6)      (0.2)       0.7     (1.6 )       (.1)     (31.9 )      (2.6)
Other income (expense)(2)............       (6.3)      (1.2)      (0.8)       1.1    (15.9 )       (.3)     (15.6 )      (0.2)
                                       ---------  ---------  ---------  ---------   -------    --------    -------    --------
Income before income taxes and
  minority interest..................       63.5       41.1       52.3       49.3     24.5         2.0       (9.6 )      (1.6)
Provision for income taxes...........       24.3       13.0       18.4       16.9      7.9         0.8         --          --
Minority interest in net loss of
  consolidated subsidiary............         --         --        0.0        0.1      0.1         0.0         --          --
                                       ---------  ---------  ---------  ---------   -------    --------    -------    --------
Net income...........................       39.2       28.1       33.9       32.5     16.7         1.2       (9.6 )      (1.6)

OPERATING DATA:
Revenues by product:
    Butadiene(3).....................  $    64.9  $    81.3  $    68.7  $   106.2   $112.6      $ 10.2     $112.6      $ 10.2
    MTBE.............................      252.0      211.0      175.2      199.1    187.4        21.0      187.4        21.0
    n-Butylenes......................       29.2       21.7       28.1       42.7     48.2         3.2       48.2         3.2
    Specialty Isobutylenes...........       38.2       54.8       59.9       75.5     74.5         5.5       74.5         5.5
    Other(4).........................       31.8       41.9       20.5       51.2     32.9         1.5       31.5         1.3
Sales volumes (in million of pounds):
    Butadiene........................      559.1      556.2      484.4      580.8    622.6        64.6      622.6        64.6
    MTBE(5)..........................      254.4      225.1      194.8      211.1    219.8        26.6      219.8        26.6
    n-Butylenes......................      158.7      114.7      150.8      245.9    284.6        17.1      284.6        17.1
    Specialty Isobutylenes...........      240.4      309.0      312.2      398.0    368.2        23.0      368.2        23.0

                                                        MAY 31,                                 PRO FORMA
                                       ------------------------------------------   JUNE 30,    JUNE 30,
                                         1992       1993       1994       1995        1996        1996
                                       ---------  ---------  ---------  ---------   --------    ---------
                                                                 (IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................  $    33.9  $    38.6  $    50.6  $    67.8    $ 25.3      $  20.8
Property, plant and equipment, net...      101.8      101.6       95.9       90.1      81.8        260.5
Total assets.........................      203.2      194.1      214.6      230.7     167.9        540.6
Long-term debt (including current
  portion)...........................       14.4       10.9       11.0     --          13.0        315.0
Total stockholders' equity...........      123.7      128.2      140.4      163.3      92.5         66.2

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                                                          PRO       PRO
                                                                                                         FORMA     FORMA
                                                                                   TWELVE      ONE      TWELVE      ONE
                                                                                   MONTHS     MONTH     MONTHS     MONTH
                                                                                    ENDED     ENDED      ENDED     ENDED
                                                   YEAR ENDED MAY 31,              MAY 31,   JUNE 30,   MAY 31,   JUNE 30,
                                       ------------------------------------------  -------   --------   -------   --------
                                         1992       1993       1994       1995      1996       1996      1996       1996
                                       ---------  ---------  ---------  ---------  -------   --------   -------   --------
                                                                      (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(6)............................  $    82.4  $    55.5  $    66.9  $    61.8   $57.6      $3.7      $74.2     $  4.3
Employee profit sharing and
  bonuses(1).........................       22.5       18.6       23.6       20.9    23.5       1.0        8.3         .5
Capital expenditures.................        7.1       12.0       12.5        8.7     5.5       2.0        5.5        2.0
Net cash provided by operating
  activities.........................       53.9       44.5       30.2       50.3    44.5      13.9       --        --
Net cash provided by (used in)
  investing activities...............      (24.5)      (7.2)      (5.3)     (25.9)    8.2      (1.3)      --        --
Net cash used in financing
  activities.........................      (31.3)     (29.9)     (17.6)     (23.3)  (69.0)     (9.4)      --        --
Cash dividends.......................        8.7       23.7       21.4        6.2    16.5      --         --        --
Pro forma ratio of EBITDA to interest
  expense, net.......................                                                                      2.3x       1.7x
Pro forma ratio of long-term debt to
  EBITDA(7)..........................                                                                      4.2x       6.1x
Pro forma ratio of earnings to fixed
  charges(8).........................                                                                     --        --

------------

(1) Historically, the Company has allocated employee profit sharing and bonuses to cost of goods sold and selling, general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." Employee profit sharing and bonuses on a pro forma basis are restated to reflect amounts that would have been paid under new plans to be established as part of the Acquisition.

(2) Includes dividend income, charitable contributions, gain (loss) on disposal of assets and investment securities, net, and other, net. For the twelve months ended May 31, 1996, other expense includes an impairment of investment in land of $12.6 million.

(3) Approximately 95% of the Company's butadiene sales are under fixed profit contracts with suppliers of crude butadiene.

(4) Includes Clarkston's trading revenues from third parties, utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products.

(5) Volumes in millions of gallons.

(6) EBITDA represents income from operations before taking into consideration depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be construed by an investor as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the operating performance of the Company or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(7) For the purposes of calculating the pro forma ratio of long-term debt to EBITDA for the one month ended June 30, 1996, EBITDA has been calculated on an annualized basis.

(8) For purposes of this ratio, earnings consist of income before income taxes and minority interest. Fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the pro forma twelve months ended May 31, 1996 and the one month ended June 30, 1996, earnings were insufficient to cover fixed charges in the amount of $(9.6) million and $(1.6) million, respectively. For the twelve months ended May 31, 1996, income before taxes and minority interest includes a $12.6 million non-cash provision for the impairment of certain non-strategic properties which TPC intends to sell.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PURCHASERS OF THE NOTES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW.

SUBSTANTIAL LEVERAGE

     In connection with the Transactions, the Company incurred a significant amount of indebtedness and has significant debt service requirements. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions as if the Transactions had occurred on such date, the Company would have had outstanding indebtedness of approximately $315.0 million, including the Notes, and stockholders' equity of $66.2 million. See "Capitalization" and "Pro Forma Combined Financial Information." In addition, the Indenture permits the Company to incur or guarantee additional indebtedness, including indebtedness under the Bank Credit Agreement, subject to certain limitations. The Company also has additional borrowing capacity on a revolving credit basis under the Bank Credit Agreement.

     The Company's high degree of leverage could have important consequences to the holders of the Notes, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, including its operations and future business opportunities; (iii) certain of the Company's borrowings, including certain borrowings under the Bank Credit Agreement, are at variable rates of interest, which will expose the Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the Bank Credit Agreement is secured by substantially all the assets of the Company and will mature prior to the maturity of the Notes; and (v) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited by its leveraged position and the covenants contained in its debt instruments, thus putting the Company at a competitive disadvantage, and the Company may be more vulnerable to a downturn in general economic conditions or in its business or be unable to carry out capital spending that is important to its growth and productivity improvement programs. See "Description of the Bank Credit Agreement" and "Description of the Notes."

     The Company will be required to make scheduled principal payments under the Bank Credit Agreement commencing on September 30, 1996. See "Description of the Bank Credit Agreement." The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness, including the Notes, will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including interest rates, unscheduled plant shutdowns, increased operating costs, raw material and product prices, and regulatory developments. There can be no assurance that the Company will maintain a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness (including the Notes).

     If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital or restructure or refinance its debt (including the Notes). There can be no assurance that such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Bank Credit Agreement and the Indenture will restrict the Company's ability to sell assets and use the proceeds therefrom. See "Description of the Bank Credit Agreement" and "Description of the Notes." There can be no assurance as to the ability of the Company to consummate such sales or the proceeds which the Company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.

     In the event that the Company is unable to generate sufficient cash flow and the Company is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, or if the Company otherwise fails to comply with the various covenants in the instruments governing such indebtedness (including covenants in the Indenture and the Bank Credit Agreement), the Company could be in default under the terms of the agreements governing such indebtedness, including the Indenture and the Bank Credit Agreement. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable together with accrued and unpaid interest, the lenders under the Bank Credit Agreement could elect to terminate their commitments thereunder and the Company could be forced into bankruptcy or liquidation. Any default under the agreements governing the indebtedness of the Company could have a significant adverse effect on the Company's ability to pay principal, premium, if any, and interest on the Notes and on the market value of the Notes. See "Description of the Notes" and "Description of the Bank Credit Agreement."

RESTRICTIVE FINANCING COVENANTS

     The Bank Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of the Company to dispose of assets or merge, incur additional indebtedness, incur guarantee obligations, repay the Notes or amend the Indenture, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates, and otherwise restrict corporate activities. In addition, under the Bank Credit Agreement, the Company is required to comply with specified financial ratios and tests, including a limitation on capital expenditures, an EBITDA to fixed charges ratio, a minimum net worth test, a total debt to EBITDA ratio, and a current ratio. See "Description of the Bank Credit Agreement." The Indenture also contains a number of restrictive covenants. See "Description of the Notes -- Certain Covenants."

     The Company's ability to comply with the covenants and restrictions contained in the Bank Credit Agreement and the Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the Bank Credit Agreement or the Indenture which would permit the lenders under the Bank Credit Agreement or the holders of the Notes, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders under the Bank Credit Agreement to make further extensions of credit could be terminated. In addition, in the event of a default under the Bank Credit Agreement, in certain circumstances the lenders under the Bank Credit Agreement could elect to prevent the Company from making any payments on the Notes. See "Description of the Notes -- Ranking." If the Company were unable to repay its indebtedness to the lenders under the Bank Credit Agreement, such lenders could proceed against the collateral securing such indebtedness as described under "Description of the Bank Credit Agreement." There can be no assurance that in the event of any such default the Company will have adequate resources to repay in full principal, premium, if any, and interest on the Notes.

SUBORDINATION OF THE NOTES; UNSECURED STATUS OF THE NOTES

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes is subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of TPC, including all amounts owing under the Bank Credit Agreement. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions as if they had occurred on such date, the aggregate principal amount of such Senior Indebtedness of TPC would have been $140.0 million. Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to TPC, the assets of TPC will be available to pay obligations on the Notes only after all Senior Indebtedness of TPC has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the Notes. In addition, TPC may not pay principal of, premium, if any, or interest on the Notes, or purchase, redeem or otherwise retire the Notes, if any principal, premium, if any, or interest on any Designated Senior Indebtedness (as defined under "Description of the

Notes -- Certain Definitions") is not paid when due (whether at final maturity, upon scheduled redemption or installment, acceleration or otherwise) unless such default has been cured or waived or such indebtedness has been repaid in full. In addition, under certain circumstances, if any nonpayment default exists with respect to Designated Senior Indebtedness, TPC may not make any payments on the Notes for a specified period of time, unless such default is cured or waived or such Designated Senior Indebtedness has been repaid in full. See "Description of the Notes -- Ranking."

     The Indenture permits the Company to incur certain secured indebtedness, including indebtedness under the Bank Credit Agreement, which is secured by a lien on substantially all of the assets of Holdings, TPC Holding and the Company, including pledges of all of the capital stock of TPC and TPC Holding. The Notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under the Bank Credit Agreement, the lenders under the Bank Credit Agreement will have a prior right to the assets of the Company, and may foreclose upon such collateral, to the exclusion of the holders of the Notes. In either such event, such assets would first be used to repay in full amounts outstanding under the Bank Credit Agreement, resulting in all or a portion of the Company's assets being unavailable to satisfy the claims of the holders of Notes and other unsecured indebtedness.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined under "Description of the Notes -- Certain Definitions"), TPC is required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events which would constitute a Change of Control constitute a default under the Bank Credit Agreement. In addition, the Bank Credit Agreement prohibits the purchase of the Notes by TPC in the event of a Change of Control, unless and until such time as the indebtedness under the Bank Credit Agreement is repaid in full. TPC's failure to purchase the Notes in such instance would result in a default under each of the Indenture and the Bank Credit Agreement. The inability to repay the indebtedness under the Bank Credit Agreement, if accelerated, would also constitute an event of default under the Indenture, which could have materially adverse consequences to the Company and to the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Bank Credit Agreement and the Notes. See "Description of the Notes -- Change of Control" and "Description of the Bank Credit Agreement."

CYCLICAL INDUSTRIES

     The Company's primary business consists of the production of butadiene, MTBE, n-butylenes and specialty isobutylenes. The prices of certain of these products have historically been cyclical and have been sensitive to overall production capacity relative to demand, the availability and price of feedstocks and the level of general business activity. In the past, certain of these products have experienced market shortages, accompanied by relatively high prices, and periods of oversupply, accompanied by relatively low prices.

     While the Company has achieved relatively stable profitability on its sales of butadiene due to the nature of the supply contracts under which it purchases crude butadiene, industry profitability for MTBE has fluctuated considerably over the past several years. In the early 1990s, considerable additional production capacity was installed in the U.S. in anticipation of demand for MTBE created by the Federal Clean Air Act Amendments of 1990 ("CAAA"). This demand did not completely materialize due to states opting-out of the programs promulgated by the CAAA as well as less than anticipated demand in states not required to comply with such programs, resulting in an industry overcapacity condition that has resulted in lower average selling prices and margins.

HIGHLY COMPETITIVE INDUSTRY

     The petrochemical businesses in which the Company operates are highly competitive. Many of the Company's competitors are larger and have greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of the Company's business, and the entrance of new competitors into the industry may reduce the Company's ability to capture improving profit margins in circumstances where overcapacity in the industry is diminishing. Furthermore, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may expand such role significantly in the future. Any of these developments could have a negative impact on the Company's financial position, results of operations and cash flows. See "Business -- Competition."

DEPENDENCE ON KEY CUSTOMERS

     Certain of the Company's largest customers account for a significant percentage of the Company's sales of particular products. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, over 84% and 71%, respectively, of the Company's butadiene and MTBE sales were made to its five largest customers for each product. In addition, in the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996, approximately 16.1% and 14.1%, respectively, of the Company's total revenues were derived from a single butadiene customer. Although the Company believes its relationships with its largest customers are good, the loss of a significant customer or a number of significant customers would have a material adverse effect on the Company's financial condition, results of operations and cash flows. There can be no assurance that the historic levels of business from these customers or the Company's ability to replace a lost customer will be maintained in the future.

ENVIRONMENTAL REGULATION

     The Company's operations are subject to extensive Federal, state and local laws, regulations and decrees governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. The Company's production facilities require operating permits that are subject to revocation, modification and renewal, violations of which may provide for substantial fines and civil or criminal sanctions. The operation of any chemical manufacturing plant entails risk of adverse environmental effect, including exposure to chemical products and by-products from the Company's operations, and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage. In addition, potentially significant expenditures could be required in order to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications, potentially involving substantial expenditures or the reduction or suspension of certain operations. See "-- Dependence on Single Facility" and "Business -- Environmental Regulation."

PRICE VOLATILITY OF PETROCHEMICAL FEEDSTOCKS

     The Company uses large amounts of petrochemical feedstocks in the manufacturing of its chemical products. While the Company tries to match cost increases with corresponding price increases, there may be periods of time during which increases in feedstock prices are not recovered by the Company due to an inability to increase the selling prices of its products because of weakness in demand for, or oversupply of, such products.

     The principal raw material feedstocks purchased by the Company are crude butadiene, isobutane and methanol. A number of the Company's raw material suppliers provide the Company with a significant amount of its raw materials, and if one significant supplier or a number of significant suppliers were unable to meet their obligations under present supply arrangements, or if such arrangements could not be renewed upon expiration, the Company could be required to incur increased costs for its raw materials. The ability to pass on increases in raw material prices to the Company's customers is, to a large extent, dependent on market conditions. There may be periods of time in which increases in feedstock prices are not recovered by the Company due to an inability to increase the selling prices of its products because of weakness in demand for, or oversupply of, such products, and therefore, certain increases in raw materials prices may have a material adverse effect on the operations of the Company.

DEPENDENCE ON SINGLE FACILITY

     The Company has one major operating facility located approximately one mile from the Houston Ship Channel. The loss or shutdown of operations over an extended period of time at such facility would have a material adverse effect on the Company. The Company's operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks, such as required remediation of contamination. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. The Company maintains property, business interruption and casualty insurance at levels which it believes are in accordance with customary industry practice, but there can be no assurance that the Company will not incur losses beyond the limits or outside the coverage of its insurance.

FACTORS AFFECTING DEMAND FOR MTBE

     One of the Company's core products is MTBE, an oxygenate and octane enhancer used in reformulated gasoline. The CAAA mandates numerous comprehensive specifications for motor vehicle fuel, including minimum oxygen content and reduced emissions of ozone precursors. Future demand for MTBE will depend on, among other things, the degree to which the CAAA is implemented and enforced, the possible adoption of additional legislation, the degree to which existing ozone non-attainment areas come into compliance with air quality standards, the degree to which gasoline suppliers can isolate ozone non-attainment areas where the use of oxygenates is not required and the results of ongoing and any future scientific studies regarding the health effects of oxygenates added to gasoline. In addition, although the Company expects that there will be a continued market preference and governmental support for MTBE, it is possible that alternative oxygenates or octane enhancers could make inroads into MTBE's market share. See "Business -- Industry Overview -- MTBE" and "Business -- Environmental Regulation."

REGULATION OF EXPOSURE TO BUTADIENE

     Butadiene is a known carcinogen in laboratory animals at high doses and is being studied for its potential adverse health effects. In March 1996, the Occupational Safety and Health Administration proposed to lower substantially the employee permissible exposure limit for butadiene. Although the Company believes that it will be able to comply with the proposed limit without incurring significant costs, there can be no assurance that future scientific studies regarding the health effects of butadiene or any other product handled by the Company will not result in more stringent regulations or in restrictions on the use of, or exposure to, such products. See "Business -- Environmental Regulation."

FRAUDULENT TRANSFER CONSIDERATIONS

     In connection with the Transactions, TPC incurred substantial indebtedness, including through its incurrence of indebtedness under the Bank Credit Agreement and the Notes. If, under relevant federal and state fraudulent transfer and conveyance statues, in a bankruptcy, reorganization or rehabilitation case or similar preceding or a lawsuit by or on behalf of unpaid creditors of TPC, a court were to find that, at the time the Notes were issued by TPC, (a) TPC issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) TPC received less than reasonably equivalent value or fair consideration for issuing the Notes and (ii) TPC (A) was insolvent or was rendered insolvent by reason of any of the Transactions, including the incurrence of the indebtedness to fund the Transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or (C) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured or became due (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), such court could avoid the obligations under the Notes or subordinate the Notes to presently existing and future indebtedness of TPC or take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes. In that event, there can be no assurance that any repayment on the Notes would ever be recovered by holders of the Notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, TPC would be considered insolvent if, at the time it incurred the indebtedness constituting the Notes, either (i) the sum of its debts (including contingent liabilities) was greater than its assets, at a fair valuation, or (ii) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether TPC was solvent at the relevant time, or whether, whatever standard was used, the Notes would not be avoided on another of the grounds set forth above.

LACK OF PUBLIC MARKET FOR THE NOTES

     The Original Notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the Original Notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. While the Original Notes are at present eligible for trading in the PORTAL market of the Nasdaq Stock Market, Inc., the Exchange Notes will not be so eligible, and there can be no assurance, even following registration or exchange of the Original Notes for Exchange Notes, that an active trading market for the Original Notes or the Exchange Notes will exist. At the time of the private placement of the Original Notes, the Initial Purchasers advised the Company that they intended to make a market in the Original Notes and, if issued, the Exchange Notes. However, the Initial Purchasers are not obliged to make a market in the Original Notes or the Exchange Notes, and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers. No assurance can be given as to the liquidity of or trading market for the Original Notes or the Exchange Notes.

CONSEQUENCES TO NON-TENDERED HOLDERS OF ORIGINAL NOTES

     CONSEQUENCES OF FAILURE TO EXCHANGE. To the extent that Original Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Original Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Original Notes not tendered for exchange. The extent of the market therefor and the availability of price quotations would depend upon a number of factors, including the number of holders of Original Notes remaining at such time and the interest in maintaining a market in such Original Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Original Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Original Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may tend to make the trading price of the Original Notes that are not exchanged more volatile.

     CONSEQUENCES OF FAILURE TO PROPERLY TENDER. Issuance of the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer -- Conditions to the Exchange Offer" and only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery of all required documentation. Neither the Exchange Agent, the Company or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. Original Notes that may be tendered in the Exchange Offer but which are not validly tendered will, following the consummation of the Exchange Offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such Original Notes.

                                THE TRANSACTIONS

     Holdings, its wholly-owned subsidiary, TPC Holding, and TPC Holding's wholly-owned subsidiary, Finance Co., were organized to effect the Acquisition. Prior to the Acquisition, TOC was owned by various individuals, foundations and trusts, including approximately 5% by certain members of management of TPC. TOC owned approximately 81% of the outstanding capital stock of TPC, which was its principal operating subsidiary. Approximately 19% of the outstanding capital stock of TPC was owned by certain individuals and trusts, including approximately 3% by certain members of management of TPC.

     TPC Holding, Holdings, the shareholders of TOC, the shareholders of TPC (other than TOC) and Mr. Dave C. Swalm, as representative of certain of such shareholders, entered into the Stock Purchase Agreement pursuant to which TPC Holding acquired 3,830,000 shares (95.75%) of the outstanding capital stock of TOC and 734,962 shares (18.55%) of the outstanding capital stock of TPC for a total consideration of $361.8 million in cash. This total consideration was based on a per share purchase price for TOC and TPC shares of $77.076 and $90.626, respectively. Fifty thousand shares (1.25%) of capital stock of TOC and the remaining 26,038 shares (0.66%) of capital stock of TPC (not held by TOC) were contributed by certain shareholders of TOC and TPC (the "Rollover Investors") to Holdings in exchange for $6.2 million of Holdings' Common Stock at the closing (the "Closing") of the Acquisition.

     CASH BONUS PLAN. Prior to the Closing, TPC established the Cash Bonus Plan providing generally for $35 million for certain present employees of the Company and certain present employees of its independent contractors. Within 45 days after Closing, 10% of this amount was paid to eligible participants and the remaining payments will be made in sixteen quarterly installments of approximately 5.63% each, plus an interest factor, payable within 15 days of each of the sixteen quarterly installment dates. See "Management -- Cash Bonus Plan."

     ASSET SALES. On the closing date (the "Closing Date") of the Acquisition, prior to the Closing, TOC sold to Mr. Swalm for $7.8 million in cash a ranch of approximately 1,900 acres and the livestock and personalty thereon (collectively, the "Ranch") and the 80% of the outstanding capital stock of The Texas Falls Corporation owned by TOC.

     On the Closing Date, prior to the Closing, Holdings (i) issued approximately $50 million in common equity comprised of (a) approximately $43.8 million of Common Stock to an investor group (the "Investor Group") led by Gordon A. Cain and The Sterling Group, Inc. ("Sterling"), the ESOP, certain directors and officers of Holdings and the Company, and certain employees of the Company (the "Common Stock Placement"), and (b) approximately $6.2 million of Common Stock to the Rollover Investors in exchange for their contribution to Holdings of 1.25% of the outstanding capital stock of TOC and 0.66% of the outstanding capital stock of TPC, representing the aggregate fair value of such shares; and (ii) raised $30 million in cash by the issue of the Discount Notes and Common Stock of Holdings, as an investment unit. After Holdings had been so capitalized, Holdings contributed to TPC Holding, its wholly-owned subsidiary, the cash received from the issuance of its Common Stock, the Discount Notes and the capital stock of TOC and TPC contributed to Holdings by the Rollover Investors.

     In connection with the Acquisition, Finance Co. borrowed approximately $140.0 million under the Bank Credit Agreement and received approximately $169 million in net proceeds from the consummation of the sale of the Original Notes. TPC Holding then borrowed all of such funds from Finance Co. pursuant to an intercompany promissory note.

     THE CLOSING. Pursuant to the Stock Purchase Agreement, TPC Holding purchased 3,830,000 shares of TOC common stock (95.75% of the total outstanding capital stock of TOC) for $295.2 million in cash of which $13.3 million ($3.473 per share of TOC common stock) was deposited in a post-closing indemnity escrow (the "Indemnity Escrow"). An additional $0.173 million was deposited in the Indemnity Escrow by a Rollover Investor who has contributed 50,000 shares of TOC common stock to Holdings.

     Pursuant to the Stock Purchase Agreement, TPC Holding also purchased 734,962 shares of TPC common stock (18.55% of the total outstanding capital stock of TPC) for $66.6 million in cash of which $3 million ($4.084 per share of TPC common stock) was deposited in the Indemnity Escrow. An additional

$0.11 million was deposited in the Indemnity Escrow by the Rollover Investors who contributed 26,038 shares of TPC common stock to Holdings.

     On the Closing Date, 120,000 shares of TOC common stock (3% of the outstanding capital stock of TOC) was deposited in a subsequent closing escrow (the "Subsequent Escrow") and TPC Holding deposited into the Subsequent Escrow $9.2 million ($76.94 per share), representing the estimated purchase price for such shares. On or about September 16, 1996, $0.4 million of the cash deposited into the Subsequent Escrow will be funded into the Indemnity Escrow, the escrowed shares will be distributed to TPC Holding, and $8.8 million will be distributed to former holders of the escrowed shares. An additional $16,320 ($0.136 per share) will be paid to such former holders by TPC Holding, representing the difference between the final purchase price and the estimated purchase price initially deposited in the Subsequent Escrow.

     As a result of these transactions, on the Closing Date immediately after the Closing, TOC was a 97.0% owned subsidiary of TPC Holding, and TPC was owned 80.79% by TOC and 19.21% by TPC Holding (including shares contributed by the Rollover Investors). Following the Mergers (as defined) and the delivery to TPC Holding on or about September 16, 1996 of the shares held in the Subsequent Escrow, TPC will be a wholly-owned subsidiary of TPC Holding.

     MERGERS. On the Closing Date immediately after the Closing, TOC merged with and into TPC, with TPC as the surviving corporation (the "Initial Merger"). In the Initial Merger, each outstanding share of TOC was converted into .85 of a share of TPC and, except for the shares of TPC held by TOC which were canceled, the outstanding shares of TPC remained unchanged. On the Closing Date, immediately after the Initial Merger, Finance Co. merged with and into TPC, with TPC as the surviving corporation (the "Second Merger" and, together with the Initial Merger, the "Mergers"). In the Second Merger, each outstanding share of Finance Co. was converted into one share of common stock of TPC. As a result of the Mergers, TPC holds the promissory note payable by TPC Holding to Finance Co., and TPC is a 97.5% owned subsidiary of TPC Holding, which in turn is a wholly-owned subsidiary of Holdings. In addition, TPC is the primary obligor with respect to borrowings under the Bank Credit Agreement and the primary obligor on the Notes. On or about September 16, 1996, the shares of capital stock formerly representing shares of TOC, and at that time representing shares of common stock of TPC, held in the Subsequent Escrow will be delivered to TPC Holding, and TPC will thereupon be a wholly-owned subsidiary of TPC Holding.

     INDEMNITY ESCROW. Pursuant to the Stock Purchase Agreement, the Company will indemnify the present and former officers and directors of TOC and TPC for certain matters arising prior to the Closing. In addition, the Company will have the right to recover from the Indemnity Escrow losses and liabilities arising from or in connection with certain matters, including but not limited to, the following: (i) breach of any covenant, representation or warranty in the Stock Purchase Agreement by any TOC or TPC shareholder; (ii) failure by TOC, TPC or any subsidiary to perform any obligation in the Stock Purchase Agreement, and the inaccuracy of certain statements of fact regarding TOC, TPC and their subsidiary in the Stock Purchase Agreement; (iii) losses arising from claims in connection with the sale, purchase or issuance of common stock of TOC or TPC;
(iv) any taxes payable by TOC, TPC or any subsidiary attributable to periods prior to March 31, 1996 to the extent not accrued on the consolidated balance sheet of TOC as of March 31, 1996; (v) losses or claims paid to any present or former director, officer, employee or agent of the Company pursuant to the contractual right described in the preceding sentence arising prior to the Closing; and (vi) losses arising from certain acts, omissions, events, circumstances or conditions, including environmental matters, occurring or existing prior to the Closing Date and not disclosed to TPC Holding. All claims to recover such losses and liabilities from the Indemnity Escrow must be brought within one year from the Closing Date, with the exception of losses and liabilities arising from environmental matters and taxes, which must be brought within eighteen months from the Closing Date. The Company has the right to indemnification from the selling shareholders for the breach of any covenant, representation or warranty made severally by them in the Stock Purchase Agreement (generally relating to title to the shares being sold and authority to perform their obligations under the Stock Purchase Agreement). Beyond that, in the absence of fraud, the Company's rights to recovery for breach of the Stock Purchase Agreement or for losses arising from pre-closing matters are limited to recovery against the Indemnity Escrow.

     COMMON STOCK PLACEMENT. Substantially concurrently with the consummation of the Acquisition, Holdings completed the Common Stock Placement of approximately 438,000 shares of its Common Stock to the ESOP, certain directors and officers of Holdings and the Company, certain employees of the Company, and the Investor Group. See "Common Stock Placement," "Related Transactions" and "Beneficial Ownership of Holdings' Common Stock."

     DISCOUNT NOTES. The Discount Notes are senior unsecured obligations of Holdings ranking PARI PASSU with other senior unsecured indebtedness of Holdings. The purchaser of the Discount Notes purchased the Discount Notes and shares of Common Stock as an investment unit. The Discount Notes are limited to approximately $57.7 million aggregate principal amount at final maturity (providing $30.0 million of proceeds) and will mature on July 1, 2007. No interest will accrue on the Discount Notes prior to July 1, 2001. From and after July 1, 2001, interest on the Discount Notes will be payable semiannually at the rate of 13.5% per annum.

     THE BANK CREDIT AGREEMENT. The Bank Credit Agreement provides for, (i) the Revolving Credit Facility, and (ii) the Tranche A Term Loan, the Tranche B Term Loan and the ESOP Term Loan. See "Description of the Bank Credit Agreement."

     RAW MATERIAL SUPPLY. Clarkston was an affiliate of the Company that primarily sold isobutane to, and also purchased n-butane from, the Company and certain third parties. Clarkston purchased substantially all of its isobutane requirements at market prices under a supply contract with EPC Venture, Inc. ("Enterprise"). In connection with the Transactions, this supply contract with Enterprise was assigned to the Company.

     SOURCES AND USES OF FUNDS. Pursuant to the Stock Purchase Agreement, the Acquisition was effected for $363.3 million in cash and $6.2 million represented by the shares contributed by the Rollover Investors. The following table sets forth the sources and uses of funds used to effect the Acquisition.

                                           AMOUNT
                                        -------------
                                        (IN MILLIONS)
SOURCES OF FUNDS:
     Bank Credit Agreement(1)........      $ 140.0
     Original Notes(2)...............        175.0
     Discount Notes and Common
      Stock..........................         30.0
     Common Stock Placement..........         43.8
                                        -------------
          Total......................      $ 388.8
                                        =============
USES OF FUNDS:
     Acquisition(3)..................      $ 363.3
     Company ESOP Loan(4)............         10.0
     Fees and expenses(5)............         15.5
                                        -------------
          Total......................      $ 388.8
                                        =============

------------

(1) Consists of $85.0 million under the Tranche A Term Loan, $45.0 million under the Tranche B Term Loan and $10.0 million under the ESOP Term Loan. The Company has available borrowings under the Revolving Credit Facility of up to $40.0 million, subject to borrowing base limitations. See "Description of the Bank Credit Agreement."

(2) Represents the gross proceeds of the sale of the Original Notes before the underwriting discount to the Initial Purchasers.

(3) Acquisition cost is net of cash received from the sale of the Texas Falls Corporation and the Ranch for combined proceeds of $7.8 million.

(4) For a description of the Company ESOP Loan, see "Management -- Employee Stock Ownership Plan."
(5) Represents fees and expenses, including (i) the underwriting discount payable by Finance Co. to the Initial Purchasers in connection with the sale of the Original Notes, (ii) legal, accounting and other professional fees payable in connection with the Transactions, and (iii) certain other expenses.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS

     At the Closing, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed, for the benefit of the holders of the Original Notes, at its cost, (i) within 75 days after the date of the original issue of the Original Notes, to file an Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer for the Exchange Notes, and (ii) to use all reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Original Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company agreed to offer the Exchange Notes in exchange for surrender of the Original Notes. The Company agreed to keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Original Notes. For each Original Note surrendered to the Company pursuant to its Exchange Offer, the holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on such Original Note, from the date of its original issue. The Registration Rights Agreement also provides an agreement to include in the prospectus for the Exchange Offer certain information necessary to allow a broker-dealer who holds Original Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Original Notes acquired directly from the Company or one of its affiliates) to exchange such Original Notes pursuant to the Exchange Offer and to satisfy the prospectus delivery requirements in connection with resales of Exchange Notes received by such broker-dealer in the Exchange Offer, and to maintain the effectiveness of the Registration Statement for such purposes for 180 days.

     The foregoing agreement is needed because any broker-dealer who acquires Original Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This Prospectus covers the offer and sale of the Exchange Notes pursuant to the Exchange Offer made hereby and the resale of Exchange Notes received in the Exchange Offer by any broker-dealer who held Original Notes acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from the Company or one of its affiliates).

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Original Notes (other than certain specified holders) who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days of the date of issuance and sale of the Original Notes, or upon request of the Initial Purchasers (under certain circumstances), the Company will, at its cost, (i) as promptly as practicable, file a Shelf Registration Statement (which may be an amendment of the Registration Statement of which this Prospectus is a part) covering resales of the Original Notes, (ii) use all reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and
(iii) use all reasonable efforts to keep effective the Shelf Registration Statement until three years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers under certain circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Original Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Original Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes. A holder of Original Notes that sells such Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Original Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Original Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 75th calendar day following the date of original issue of the Original Notes, (ii) the Exchange Offer Registration Statement or, if required in lieu thereof, the Shelf Registration Statement, is not declared effective on or prior to the 120th calendar day following the date of original issue of the Original Notes or (iii) once effective, the Exchange Offer Registration Statement or the Shelf Registration Statement ceases to be effective or the prospectus ceases to be usable (under certain circumstances), the interest rate borne by the Original Notes shall be increased by one-half of one percent per annum following such 75-day period in the case of (i) above, such 120-day period in the case of clause (ii) above or any such period in the case of (iii) above, in each case payable in cash semiannually, in arrears, on January 1 and July 1 of each year. Upon (x) the filing of the Exchange Offer Registration Statement in the case of clause (i) above, (y) the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement in the case of clause (ii) above or (z) the reeffectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement in the case of clause (iii) above, and provided that none of the conditions set forth in clauses (i), (ii) and (iii) above continues to exist, the interest rate borne by the Original Notes from the date of such filing, effectiveness or reeffectiveness, as the case may be, will be reduced to the original interest rate.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement.

     Except as set forth above, after consummation of the Exchange Offer, holders of Original Notes have no registration or exchange rights under the Registration Rights Agreement. See "-- Consequences of Failure to Exchange," and "-- Resales of Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Original Notes which are not exchanged for Exchange Notes pursuant to the Exchange Offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the Registration Statement, will remain restricted securities and subject to restrictions on transfer. Accordingly, such Original Notes may be resold (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) in an offshore transaction in accordance with Regulation S under the Securities Act, (iv) pursuant to an exemption from registration in accordance with Rule 144 (if available) under the Securities Act, (v) in reliance on another exemption from the registration requirements of the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and (in the case of (iii), (iv) and (v)) an opinion of counsel reasonably acceptable to the Company and the registrar.

     To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market for the Original Notes could be adversely affected. See "Risk Factors -- Consequences to Non-Tendering Holders of Original Notes."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, a copy of which is attached to this Prospectus as Annex A, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) except as otherwise described above, holders of the Exchange Notes will not be entitled to the rights of holders of Original Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture which governs all of the Notes.

     Solely for reasons of administration (and for no other purpose) the Company has fixed the close of business on October 24, 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

     Holders of the Original Notes do not have any appraisal or dissenters' rights under the Texas Business Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if they have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Notes for the purposes of receiving the Exchange Notes. The Exchange Notes delivered pursuant to the Exchange Offer will be issued on the earliest practicable date following the acceptance for exchange of Original Notes by the Company.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions of fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 25, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under " -- Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Except as specified in the immediately preceding paragraph, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by it to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Exchange Offer will be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of its Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING ORIGINAL NOTES

     TENDERS OF ORIGINAL NOTES. The tender by a holder of Original Notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. Only holders are authorized to tender their Original Notes. The procedures by which Original Notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Original Notes are held.

     DTC has authorized DTC participants that are beneficial owners of Original Notes through DTC to tender their Original Notes as if they were holders. To effect a tender, DTC participants should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof), have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under " -- BOOK-ENTRY DELIVERY PROCEDURES," or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer set forth below under " -- BOOK-ENTRY DELIVERY PROCEDURES."

     TENDER OF ORIGINAL NOTES HELD IN PHYSICAL FORM. To tender effectively Original Notes held in physical form pursuant to the Exchange Offer, a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth below, and tendered Original Notes must be received by the Exchange Agent at such address (or delivery effected through the deposit of Original Notes into the Exchange Agent's account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedure set forth below. LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO THE COMPANY.

     TENDER OF ORIGINAL NOTES HELD THROUGH A CUSTODIAN. To tender effectively Original Notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Original Notes on the beneficial owner's behalf. A Letter of Instructions from the record owner to the beneficial owner may be included in the materials provided along with this Prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's Original Notes to effect the tender.

     TENDER OF ORIGINAL NOTES HELD THROUGH DTC. To tender effectively Original Notes that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal (or a facsimile thereof), and any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below or (ii) transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. Delivery of tendered Original Notes held through DTC must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING ORIGINAL NOTES AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

     Except as provided below, unless the Original Notes being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, reject such tender. Exchange of Exchange Notes for the Original Notes will be made only against deposit of the tendered Original Notes and delivery of all other required documents.

     BOOK-ENTRY DELIVERY PROCEDURES. The Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Original Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth in this Prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Original Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participant.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered thereby are tendered
(i) by a registered holder of Original Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Original Notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Original Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit the Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Original Notes may nevertheless be tendered if all the following conditions are satisfied:

          (i)    the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Exchange Agent on or prior to the Expiration Date, as provided below; and

          (iii) the certificates for the tendered Original Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Exchange Agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, delivery of Exchange Notes by the Exchange Agent for Original Notes tendered and accepted for exchange pursuant to the Exchange Offer will, in all cases, be made only after timely receipt by the Exchange Agent of such Original Notes (or Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), and a Letter of Transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent's Message.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of its Exchange Offer (including the instructions in the Letter of Transmittal) by the Company will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of

Original Notes, neither the Company, the Exchange Agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each registered holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of the Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein under " -- Resale of the Exchange Notes; Plan of Distribution," and (y) any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to the Exchange Offer must deliver a prospectus in connection with any resale of such Exchange Notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,
(iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "-- Resale of the Exchange Notes; Plan of Distribution."

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes pursuant to the Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the Exchange Offer, at any time prior to the Expiration Date.

     To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the Original Notes (unless such Original Notes were tendered by book-entry transfer), and aggregate principal amount of such Original Notes, and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of the Original Notes into the name of the person withdrawing such Original Notes. If Original Notes have been delivered pursuant to the procedures for book-entry transfer set forth in

"-- Procedures for Tendering Original Notes -- BOOK-ENTRY DELIVERY PROCEDURES," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Original Notes and must otherwise comply with such book-entry transfer facility's procedures. If the Original Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal meeting the requirements above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Original Notes can only be accomplished in accordance with the foregoing procedures.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. No withdrawal of Original Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither the Company nor the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall they incur any liability for failure to give any such notification. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Original Notes" at any time prior to the Expiration Date.

     Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the Company of notice of withdrawal without cost to such holder.

CONDITIONS TO THE EXCHANGE OFFER

     The Exchange Offer shall not be subject to any conditions, other than that
(i) the Commission has issued an order or orders declaring the Indenture governing the Notes qualified under the Trust Indenture Act of 1939, (ii) the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission,
(iii) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer, (iv) there shall not have been adopted or enacted any law, statute, rule or regulation which, in the Company's judgment, would materially impair its ability to proceed with the Exchange Offer or (v) there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in the Company's judgment, would materially impair its ability to proceed with the Exchange Offer.

     If the Company determines in its sole discretion that any of the conditions to the Exchange Offer are not satisfied, it may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders,
(ii) extend its Exchange Offer and retain all Original Notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Original Notes (see "-- Withdrawal of Tenders") or (iii) waiver such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

     Fleet National Bank, the Trustee under the Indenture governing the Notes, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the Exchange Agent addressed as follows:

              BY MAIL:                            BY FACSIMILE:                             BY HAND:
         Fleet National Bank                      (860) 986-7908                       Fleet National Bank
     Corporate Trust Operations                                                    Corporate Trust Operations
    777 Main Street, Lower Level              Confirm by Telephone:               777 Main Street, Lower Level
         Hartford, CT 06115                                                            Hartford, CT 06115
    Attention: Patricia Williams                  (860) 986-2910                  Attention: Patricia Williams

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000. Such expenses include fees and expenses of the Exchange Agent and the trustee under the Indenture, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of its Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of its Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The carrying values of the Original Notes are not expected to be materially different from the fair value of the Exchange Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 23, 1997, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses approved in writing of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) required to use this Prospectus in connection with their resale of Exchange Notes as described above against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Original Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996. See "The Transactions." The information set forth below should be read in conjunction with the "Pro Forma Combined Financial Information" and the Combined Financial Statements of TOC, its subsidiaries and Clarkston and related notes thereto included elsewhere herein.

                                                AS OF
                                            JUNE 30, 1996
                                        ---------------------
                                        ACTUAL    AS ADJUSTED
                                        ------    -----------
                                            (IN MILLIONS)
Cash and investment securities.......     11.6         7.6
                                        ======    ===========
Long-term debt, including current maturities:
     Existing revolving line of
       credit........................     13.0       --
     Revolving Credit Facility.......                --
     Tranche A Term Loan.............                 85.0
     Tranche B Term Loan.............                 45.0
     ESOP Term Loan..................                 10.0
     11 1/8% Senior Subordinated
       Notes Due 2006................                175.0
                                        ------    -----------
          Total long-term debt,
             including current
             maturities..............     13.0       315.0
          Minority interest in net
             assets of consolidated
             subsidiary..............      1.1       --
Common stock held by ESOP............                 10.0
          Less -- Note receivable
             from ESOP...............                (10.0)
          Total stockholders'
             equity..................     92.5        66.2
                                        ------    -----------
               Total
                  capitalization.....    106.6       381.2
                                        ======    ===========

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Statements of Operations for the twelve months ended May 31, 1996 and the one month ended June 30, 1996 give effect to the Transactions as if they had occurred on June 1, 1995, and the following unaudited Pro Forma Combined Balance Sheet gives effect to the Transactions as if they had occurred on June 30, 1996. The acquisition was accounted for as a purchase under generally accepted accounting principles.

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma combined financial information does not purport to represent what the results of operations or financial condition would actually have been had the Transactions in fact occurred on the dates set forth above or to project the Company's results of operations or financial condition for any future period or as of any date, respectively. The pro forma combined financial information set forth below should be read in conjunction with the historical Combined Financial Statements and Notes thereto of TOC, its subsidiaries and Clarkston included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                       FOR ONE MONTH ENDED JUNE 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                         TOC, ITS      ADJUSTMENTS     PRO FORMA       ADJUSTMENTS      PRO FORMA
                                       SUBSIDIARIES      FOR THE        FOR THE          FOR THE         FOR THE
                                       AND CLARKSTON   ACQUISITION    ACQUISITION      FINANCINGS      TRANSACTIONS
                                       -------------   -----------    ------------     -----------     ------------
Revenues.............................      $41.4          $(0.2)(a)      $ 41.2                           $ 41.2
Cost of goods sold...................       36.0           (0.6)(c)        35.4                             35.4
Depreciation and amortization........        1.3            1.8(d)          3.1                              3.1
                                       -------------   -----------    ------------     -----------     ------------
     Gross profit....................        4.1           (1.4)            2.7           --                 2.7
Selling, general and administrative
  expenses...........................        1.7           (0.2)(a)         1.5                              1.5
                                                            0.1(c)
                                                           (0.1)(e)
                                       -------------   -----------    ------------     -----------     ------------
          Income from operations.....        2.4           (1.2)            1.2           --                 1.2
Interest expense, net................         .1           (0.1)(a)         0.1             2.5(j)           2.6
                                                            0.1(g)
Other income (expense):
     Dividend income.................     --                             --                               --
     Charitable contribution.........       (0.1)           0.1(h)       --                               --
     Loss on disposal of assets and
       investment securities, net....       (0.3)                          (0.3)                            (0.3)
     Impairment of investment in
       land..........................     --                             --                               --
     Other, net......................        0.1                            0.1                              0.1
                                       -------------   -----------    ------------     -----------     ------------
Income before income taxes and
  minority interest..................        2.0           (1.1)            0.9            (2.5)            (1.6)
Provision for income taxes...........        0.8           (0.3)(i)         0.5            (0.5)(i)       --
Minority interest in net loss of
  consolidated subsidiary............        0.0            0.0(a)       --               --              --
                                       -------------   -----------    ------------     -----------     ------------
          Net income (loss)..........      $ 1.2          $(0.8)         $  0.4           $(2.0)          $ (1.6)
                                       =============   ===========    ============     ===========     ============

       See accompanying Notes to Pro Forma Combined Financial Statements

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    FOR THE TWELVE MONTHS ENDED MAY 31, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                          TOC, ITS        ADJUSTMENTS     PRO FORMA      ADJUSTMENTS     PRO FORMA
                                        SUBSIDIARIES        FOR THE        FOR THE         FOR THE        FOR THE
                                        AND CLARKSTON     ACQUISITION    ACQUISITION     FINANCINGS     TRANSACTIONS
                                        -------------     -----------    -----------     -----------    ------------
Revenues.............................      $ 455.6          $  (1.4)(a)    $ 454.2                         $454.2
Cost of goods sold...................        379.5             (0.2)(a)      367.3                          367.3
                                                              (12.0)(c)
Depreciation and amortization........         15.0             (0.3)(a)       36.3                           36.3
                                                               (0.1)(b)
                                                               21.7(d)
                                        -------------     -----------    -----------     -----------    ------------
     Gross profit....................         61.1            (10.5)          50.6          --               50.6
Selling, general and administrative
  expenses...........................         19.1             (1.7)(a)       12.7                           12.7
                                                               (0.3)(b)
                                                               (3.2)(c)
                                                               (1.2)(e)
                                        -------------     -----------    -----------     -----------    ------------
          Income from operations.....         42.0             (4.1)          37.9                           37.9
Interest expense, net................          1.6              0.1(a)         1.3            30.6(j)        31.9
                                                               (1.7)(f)
                                                                1.3(g)
Other income (expense):
     Dividend income.................          0.3             (0.3)(f)     --                             --
     Charitable contribution.........         (0.6)             0.6(h)      --                             --
     (Loss) on disposal of assets and
       investment securities, net....         (3.1)                           (3.1)                          (3.1)
     Impairment of investment in
       land..........................        (12.6)                          (12.6)                         (12.6)
     Other, net......................          0.1                             0.1                            0.1
                                        -------------     -----------    -----------     -----------    ------------
Income before income taxes and
  minority interest..................         24.5             (3.5)          21.0           (30.6)          (9.6)
Provision for income taxes...........          7.9              2.1(i)        10.0           (10.0)(i)     --
Minority interest in net loss of
  consolidated subsidiary............          0.1             (0.1)(a)     --                             --
                                        -------------     -----------    -----------     -----------    ------------
          Net income.................      $  16.7          $  (5.7)       $  11.0         $ (20.6)        $ (9.6)
                                        =============     ===========    ===========     ===========    ============

       See accompanying Notes to Pro Forma Combined Financial Statements

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                         TOC, ITS       ADJUSTMENTS      PRO FORMA      ADJUSTMENTS      PRO FORMA
                                       SUBSIDIARIES       FOR THE         FOR THE         FOR THE         FOR THE
                                       AND CLARKSTON    ACQUISITION     ACQUISITION     FINANCINGS      TRANSACTIONS
                                       -------------    -----------     ------------    -----------     ------------
ASSETS
Current assets:
     Cash and cash equivalents.......     $   4.8         $  (0.5)(a)     $ (355.7)       $ 363.3(n)       $  7.6
                                                              3.3(k)
                                                           (363.3)(m)
     Investment securities...........         6.8            (6.8)(k)       --                             --
     Accounts receivable.............        35.3                             35.3                           35.3
     Inventories.....................        11.9                             11.9                           11.9
     Other current assets............        11.8            (0.8)(k)         11.0                           11.0
                                       -------------    -----------     ------------    -----------     ------------
          Total current assets.......        70.6          (368.1)          (297.5)         363.3            65.8
Property, plant and equipment, net...        81.8            (2.2)(b)        260.5                          260.5
                                                            180.9(m)
Investments in land..................         6.2            (2.3)(a)          3.9                            3.9
Investment in and advances to limited
  partnership........................         2.8                              2.8                            2.8
Other assets, net of accumulated
  amortization, including pro forma
  good will of $189.0 ...............         6.5            (2.8)(a)        192.7           14.9(n)        207.6
                                                             63.3(l)
                                                             35.0(o)
                                                             90.7(m)
                                       -------------    -----------     ------------    -----------     ------------
          Total assets...............     $ 167.9         $  (5.5)        $  162.4        $ 378.2          $540.6
                                       =============    ===========     ============    ===========     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................     $  40.1                         $   40.1                         $ 40.1
     Accrued expenses................         4.4            (0.2)(a)          4.2                            4.2
     Dividends payable...............         0.7                              0.7                            0.7
                                       -------------    -----------     ------------    -----------     ------------
          Total current
             liabilities.............        45.2            (0.2)            45.0         --                45.0
Revolving line of credit.............        13.0            (5.6)(a)       --                             --
                                                             (2.2)(b)
                                                             (5.2)(k)
Senior Term Loans....................      --                               --              130.0(n)        130.0
Senior Subordinated Notes............      --                               --              175.0(n)        175.0
ESOP Term Loan.......................      --                               --               10.0(n)         10.0
Other liabilities....................         0.3            35.0(o)          35.3                           35.3
Deferred income taxes................        15.8                             79.1                           79.1
                                                             63.3(l)
Minority interest in net assets of
  consolidated subsidiary............         1.1            (1.1)(m)       --                             --
Common Stock held by ESOP............      --                               --               10.0(n)         10.0
     Less: Note receivable from
       ESOP..........................      --                               --              (10.0)(n)       (10.0)
Stockholders' equity.................        92.5             0.2(a)           3.0           63.2(n)         66.2
                                                              0.9(k)
                                                            (90.6)(m)
                                       -------------    -----------     ------------    -----------     ------------
          Total liabilities and
             stockholders' equity....     $ 167.9         $  (5.5)        $  162.4        $ 378.2          $540.6
                                       =============    ===========     ============    ===========     ============

       See accompanying Notes to Pro Forma Combined Financial Statements

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
    AS OF AND FOR THE ONE MONTH ENDED JUNE 30, 1996, THE TWELVE MONTHS ENDED
                MAY 31, 1996 AND FOR THE YEAR ENDED MAY 31, 1995
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

(a) Represents the elimination of operations, assets and liabilities associated with The Texas Falls Corporation, which was not acquired as part of the Acquisition. Pursuant to the Stock Purchase Agreement, 80% of the outstanding capital stock of The Texas Falls Corporation was sold at Closing to Mr. Swalm for $5.6 million. The proceeds were used to reduce the Company's outstanding indebtedness.

                                              ONE MONTH      TWELVE MONTHS
                                                ENDED            ENDED
                                            JUNE 30, 1996    MAY 31, 1996
                                            -------------    -------------
    Revenues.............................         $0.2            $1.4
    Cost of goods sold...................          0.0              0.2
    Depreciation and amortization........          0.0              0.3
    Selling, general and administrative
      expenses...........................          0.2              1.7
    Interest income (expense), net.......         (0.1   )          0.1
    Minority interest in net loss of
      consolidated subsidiary............          0.0              0.1
                                            -------------    -------------
              Net loss...................   $     (0.1   )   $     (0.6   )
                                            =============    =============
    Cash.................................          0.5
    Investments in land..................          2.3
    Other assets, net of accumulated
      amortization.......................          2.8
    Accrued expenses.....................         (0.2   )
                                            -------------
              Net adjustment.............   $      5.4
                                            =============

(b) Represents the elimination of operations and assets associated with the Ranch, which was sold pursuant to the Stock Purchase Agreement at Closing to a former shareholder for $2.2 million. The proceeds were used to reduce the Company's outstanding indebtedness.

                                              ONE MONTH      TWELVE MONTHS
                                                ENDED            ENDED
                                            JUNE 30, 1996    MAY 31, 1996
                                            -------------    -------------
    Depreciation.........................      --                  $0.1
    Selling, general and administrative
      expenses...........................       --                 $0.3
    Fixed assets associated with the
      Ranch..............................         $2.2

(c) Pursuant to the Stock Purchase Agreement, the existing profit sharing plan was replaced with a new profit sharing plan. The Pro Forma Combined Statements of Operations reflect (i) a reduction in the cost of goods sold and selling, general and administrative expenses resulting from the elimination of bonuses attributable to the existing profit sharing plan, and (ii) an increase associated with bonuses attributable to the new profit sharing plan.

                                              ONE MONTH      TWELVE MONTHS
                                                ENDED            ENDED
                                            JUNE 30, 1996    MAY 31, 1996
                                            -------------    -------------
    Cost of goods sold:
         Bonuses under the previous
           profit sharing plan...........       $(0.6)          $ (12.0)
                                            =============    =============
    Selling, general and administrative expenses:
         Bonuses under the previous
           profit sharing plan...........       $(0.4)          $ (11.5)
         Bonuses under the proposed
           profit sharing plan...........         0.5               8.3
                                            -------------    -------------
              Net increase (decrease)....       $ 0.1           $  (3.2)
                                            =============    =============

(d) Represents an increase in depreciation and amortization resulting from the preliminary purchase price allocation in accordance with the purchase method of accounting. Goodwill is amortized over 40 years.

(e) In connection with the Transactions, certain shareholders will no longer be employed by the Company. The Pro Forma Combined Statements of Operations reflect a decrease in selling, general and administrative expenses for the elimination of related shareholder salaries and expenses.

                                             ONE MONTH      TWELVE MONTHS
                                               ENDED            ENDED
                                           JUNE 30, 1996    MAY 31, 1996
                                           -------------    -------------
    Shareholder salaries.................      $ 0.1            $ 0.8
    Expenses.............................        0.0              0.4
                                           -------------    -------------
                                               $ 0.1            $ 1.2
                                           =============    =============

(f) Represents the reduction of interest expense, interest income and dividend income for the sales of marketable equity securities, the Ranch and 80% of the outstanding capital stock of The Texas Falls Corporation at June 1, 1995.

(g)   Represents interest expense associated with the Cash Bonus Plan.

(h) Represents the elimination of charitable contributions paid to an affiliate organization. Such contributions will not be made after the Acquisition.

(i) Represents the tax effect of all adjustments and the net income of Clarkston using a combined state and federal statutory income tax rate of approximately 37%.

(j) Represents interest incurred on borrowings under the Bank Credit Agreement and the Notes. Debt issuance costs are amortized over the terms of the related debt and included as a component of interest expense. Assumes a 7.8% average borrowing rate and average outstanding borrowings under the Bank Credit Agreement of $120.4 million and $110.4 million for the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996, respectively. The stated and effective interest rate on the Notes is 11.125% and 11.58%, respectively.

                                             ONE MONTH      TWELVE MONTHS
                                               ENDED            ENDED
                                           JUNE 30, 1996    MAY 31, 1996
                                           -------------    -------------
    Bank Credit Agreement................      $ 0.8            $ 9.6
    ESOP Note, net of interest income....     --               --
    Notes................................        1.6             19.4
    Amortization of debt issuance
      costs..............................         .1              1.6
                                           -------------    -------------
                                               $ 2.5            $30.6
                                           =============    =============

      A 1% change in the interest rate payable on the outstanding balance under the Bank Credit Agreement would change annual interest expense by $1.2 million on an annual basis before the effect of income taxes.

(k) Pursuant to the Stock Purchase Agreement, investment securities were sold prior to Closing. A $0.5 million loss was recognized on the sale. The related proceeds were used to reduce the Company's outstanding indebtedness.

(l) Represents the adjustment to deferred taxes resulting from the adjustment to property, plant and equipment.

(m) The cash expended for the Acquisition pursuant to the Stock Purchase Agreement and the allocation associated with the purchase method of accounting are presented in the table below.

    Purchase price.......................  $   377.3
    Cash received from sales of the Ranch
      and The Texas Falls Corporation....       (7.8)
    Rollover shares......................       (6.2)
                                           ---------
    Cash expended........................  $   363.3
                                           =========
    The resultant pro forma purchase price entries are as follows:
         Fixed assets....................  $   180.9
         Elimination of historical
          equity, less predecessor basis
          of rollover shares of $3.0
          million........................       90.6
         Elimination of minority interest
          in The Texas Falls
          Corporation....................        1.1
         Other assets....................       90.7
                                           ---------
                                           $   363.3
                                           =========

(n) In order to finance the Acquisition and related fees and expenses, the Company used the proceeds of the issuance of the Notes, the Discount Notes and the Common Stock Placement, and obtained borrowings under the Bank Credit Agreement. The net proceeds from such financings were $363.3 million.

    Notes................................  $   175.0
    Common stock (less Rollover shares of
      $6.2 million)......................       63.8
    Equity financing costs...............       (0.6)
                                           ---------
                                                63.2
    Common Stock held by ESOP............       10.0
                                           ---------
                                               248.2
    Bank Credit Agreement:
         Tranche A Term Loan.............       85.0
         Tranche B Term Loan.............       45.0
         ESOP Term Loan..................       10.0
                                           ---------
                                               140.0
    Deferred financing costs.............      (14.4)
                                           ---------
                                               125.6
    Less: Loan to ESOP...................      (10.0)
    Less: Organizational Costs...........       (0.5)
                                           ---------
                                           $   363.3
                                           =========

(o) Represents the liability and related purchase price associated with the Cash Bonus Plan in accordance with the Stock Purchase Agreement.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below has been derived from the combined financial statements of TOC, its subsidiaries and Clarkston which appear elsewhere in this Prospectus and from combined financial statements of TOC, its subsidiaries and Clarkston for prior fiscal years, and should be read in conjunction with, and is qualified in its entirety by reference to, such combined financial statements and their accompanying notes. Such financial information is combined to reflect the assumption by the Company of a raw material supply contract. The combined financial information set forth below for each of the years in the three-year period ended May 31, 1995, the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996 has been audited by Coopers & Lybrand L.L.P., independent auditors for such entities. The combined financial information set forth below for the years ended May 31, 1992 has been derived from unaudited combined financial statements of TOC, its subsidiaries and Clarkston, which, in the opinion of management, have been prepared on a basis consistent with the audited combined financial statements of such entities and contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for these periods. The unaudited combined financial information for the year ended May 31, 1992 has been prepared from audited financial statements of TOC and its subsidiaries and unaudited financial statements of Clarkston. The results of the one month period is not necessarily indicative of the results of the entire year or any other period. The information presented below should be read in conjunction with the combined financial statements of TOC, its subsidiaries and Clarkston and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                       TWELVE          ONE
                                                                                       MONTHS         MONTH
                                                                                       ENDED          ENDED
                                                   YEAR ENDED MAY 31,                 MAY 31,       JUNE 30,
                                       ------------------------------------------     --------      ---------
                                         1992       1993       1994       1995          1996          1996
                                       ---------  ---------  ---------  ---------     --------      ---------
                                                                   (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $   416.1  $   410.7  $   352.4  $   474.7      $455.6        $  41.4
Cost of goods sold(1)................      318.3      340.8      268.8      396.3       379.5           36.0
Depreciation and amortization........       12.0       12.6       13.6       14.3        15.0            1.3
                                       ---------  ---------  ---------  ---------     --------      ---------
Gross profit.........................       85.8       57.3       70.0       64.1        61.1            4.1
Selling, general and administrative
  expenses(1)........................       15.4       14.4       16.7       16.6        19.1            1.7
                                       ---------  ---------  ---------  ---------     --------      ---------
Income from operations...............       70.4       42.9       53.3       47.5        42.0            2.4
Interest income (expense), net.......       (0.6)      (0.6)      (0.2)       0.7        (1.6)          (0.1)
Other income (expense)(2)............       (6.3)      (1.2)      (0.8)       1.1       (15.9)          (0.3)
                                       ---------  ---------  ---------  ---------     --------      ---------
Income before income taxes and
  minority interest..................       63.5       41.1       52.3       49.3        24.5            2.0
Provision for income taxes...........       24.3       13.0       18.4       16.9         7.9            0.8
Minority interest in net loss of
  consolidated subsidiary............         --         --        0.0        0.1         0.1            0.0
                                       ---------  ---------  ---------  ---------     --------      ---------
Net income...........................       39.2       28.1       33.9       32.5        16.7            1.2
OPERATING DATA:
Revenues by product:
    Butadiene(3).....................  $    64.9  $    81.3  $    68.7  $   106.2      $112.6        $  10.2
    MTBE.............................      252.0      211.0      175.2      199.1       187.4           21.0
    n-Butylenes......................       29.2       21.7       28.1       42.7        48.2            3.2
    Specialty Isobutylenes...........       38.2       54.8       59.9       75.5        74.5            5.5
    Other(4).........................       31.8       41.9       20.5       51.2        32.9            1.5
Sales volumes (in millions of pounds):
    Butadiene........................      559.1      556.2      484.4      580.8       622.6           64.6
    MTBE(5)..........................      254.4      225.1      194.8      211.1       219.8           26.6
    n-Butylenes......................      158.7      114.7      150.8      245.9       284.6           17.1
    Specialty Isobutylenes...........      240.4      309.0      312.2      398.0       368.2           23.0

                          (FOOTNOTES ON FOLLOWING PAGE)

                                                        MAY 31,
                                       ------------------------------------------     JUNE 30,
                                         1992       1993       1994       1995          1996
                                       ---------  ---------  ---------  ---------     --------
                                                     (IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................  $    33.9  $    38.6  $    50.6  $    67.8     $  25.3
Property, plant and equipment, net...      101.8      101.6       95.9       90.1        81.8
Total assets.........................      203.2      194.1      214.6      230.7       167.9
Long-term debt (including current
  portion)...........................       14.4       10.9       11.0     --            13.0
Total stockholders' equity...........      123.7      128.2      140.4      163.3        92.5


                                                                                       TWELVE          ONE
                                                                                       MONTHS         MONTH
                                                                                       ENDED          ENDED
                                                   YEAR ENDED MAY 31,                 MAY 31,       JUNE 30,
                                       ------------------------------------------     --------      ---------
                                         1992       1993       1994       1995          1996          1996
                                       ---------  ---------  ---------  ---------     --------      ---------
                                                               (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(6)............................  $    82.4  $    55.5  $    66.9  $    61.8      $ 57.6         $ 3.7
Employee profit sharing and
  bonuses(1).........................       22.5       18.6       23.6       20.9        23.5           1.0
Capital expenditures.................        7.1       12.0       12.5        8.7         5.5           2.0
Net cash provided by operating
  activities.........................       53.9       44.5       30.2       50.3        44.5          13.9
Net cash provided by (used in)
  investing activities...............      (24.5)      (7.2)      (5.3)     (25.9)        8.2          (1.3)
Net cash used in financing
  activities.........................      (31.3)     (29.9)     (17.6)     (23.3)      (69.0)         (9.4)
Cash dividends.......................        8.7       23.7       21.4        6.2        16.5         --
Ratio of earnings to fixed
  charges(7).........................       23.6x      16.1x      26.0x      26.3x        7.2x          9.4x

------------

(1) Historically, the Company has allocated employee profit sharing and bonuses to cost of goods sold and selling, general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(2) Includes dividend income, charitable contributions, gain (loss) on disposal of assets and investment securities, net, and other, net. For the twelve months ended May 31, 1996, other expense includes an impairment of investment in land of $12.6 million.

(3) Approximately 95% of the Company's butadiene sales are under fixed profit contracts with suppliers of crude butadiene.

(4) Includes Clarkston's trading revenues from third parties, utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products.

(5) Volumes in millions of gallons.

(6) EBITDA represents income from operations before taking into consideration depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be construed by an investor as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the operating performance of the Company or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(7) For purposes of this ratio, earnings consist of income before income taxes and minority interest. Fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the twelve months ended May 31, 1996, income before taxes and minority interest includes a $12.6 million non-cash provision for the impairment of certain non-strategic properties which TPC intends to sell.

                            MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis of the results of operations, financial condition and liquidity of TOC, its subsidiaries and Clarkston should be read in conjunction with the combined financial statements of TOC, its subsidiaries and Clarkston included in this Prospectus and the notes thereto. The financial statements and other information set forth herein combine the historical results of TOC, its subsidiaries and Clarkston. As a result, the transactions between Clarkston and the Company have been eliminated in the combined financial statements.

OVERVIEW

     The Company's revenues are derived primarily from merchant market sales of butadiene, MTBE, n-butylenes (butene-1 and butene-2) and specialty isobutylenes (isobutylene concentrate, high purity isobutylene, and diisobutylene). The Company's results of operations are affected by a number of factors, including variations in market demand, production volumes, and the pricing of its products and primary raw materials. The Company believes that the pricing for its principal products is primarily dependent on the balance between the global supply and North American demand for each product, the cost structure of the various global producers (including their cost of raw materials), and, from time to time, other external factors, such as the implementation of the CAAA, which has significantly increased the demand for MTBE. Historically, the Company has successfully mitigated the cyclicality of the markets for certain of its end products by entering into contracts with pricing which allows for a fixed profit by linking prices directly or indirectly to raw material costs. In addition, the Company has attempted to optimize the use of isobutylene, an intermediate feedstock produced by the Company, to produce MTBE or higher margin, specialty products depending on prevailing market conditions.

     The markets for the Company's principal products, butadiene and MTBE, are cyclical, and market conditions may have a significant impact on the Company's operating results. During the past five years, industry-wide pricing and operating rates for butadiene and MTBE have fluctuated significantly and have affected the Company's revenues and profit margins. The Company has, however, achieved relatively stable profitability on its sales of butadiene due to the nature of the supply contracts under which the Company purchases crude butadiene, the raw material from which most of the Company's butadiene is produced. The Company purchases approximately 95% of its crude butadiene requirements at prices which are adjusted based on the Company's selling price of butadiene as well as the energy cost of natural gas used to produce butadiene, thereby providing the Company with a fixed profit on such sales. Moreover, the Company sells butadiene under contracts which typically require its customers to purchase a certain minimum volume from the Company.

     Historically, MTBE was sold in the U.S. under sales contracts which allowed suppliers to recover raw material costs and earn a fixed profit. Sales prices under these contracts were higher than the then prevailing spot prices. Since December 1994, the Company, as well as most other U.S. MTBE producers, has sold all of its MTBE production at prices related to spot market prices. The Company believes that the reduction of industry-wide volumes sold under these types of fixed profit contracts and the large U.S. capacity additions built in the early 1990s in anticipation of demand created by the implementation of the CAAA's oxygenated gasoline program in 1992 has acted as a deterrent to possible capacity additions. Despite the transition in the industry away from fixed profit contracts, the Company has consistently achieved profitability on its sales of MTBE. One of the Company's principal raw materials used in the production of MTBE, methanol, which the Company purchases at market prices, has experienced considerable price fluctuations over the past several years. The addition of significant new methanol production capacity in 1995 and early 1996 has resulted in a decline in the price of methanol from the historically high levels reached in the winter of 1994. The Company believes that this current imbalance between supply and demand will continue over the next several years, and that the price of methanol will remain relatively stable at historically low levels, which is expected to have a positive impact on the profitability of the Company's MTBE operations.

     The markets and pricing for the Company's n-butylene and specialty isobutylene products historically have been less cyclical than those for butadiene and MTBE. These products are generally more specialized in nature, typically account for a smaller proportion of the end-use product's overall cost than commodity products, and are produced by a fewer number of producers. The Company sells certain n-butylenes and specialty isobutylenes under contracts which link their selling prices to the prices of products (principally gasoline and butanes) for which prices fluctuate in a manner that correlates closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes. In addition, the Company sells certain of these products under contracts which link selling prices directly to raw material costs. The Company has increased its focus on maximizing sales of these products. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45% of the Company's revenues were derived from products which were sold on a fixed profit basis or for which selling prices were linked directly or indirectly to raw material costs. Historically, the percentage of the Company's revenues represented by such contracts has been relatively stable. However, there can be no assurance that such contracts will remain in effect beyond their current terms or, if extended, that the same provisions would continue to apply. See "Business -- Contracts." The pricing of the Company's other products, including MTBE, is typically based on prevailing market prices.

     Other revenues include Clarkston's trading revenues from third parties, utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products. The Company's utility revenues have been primarily a function of natural gas costs since demand has been relatively stable. The Company's terminalling revenues are primarily a function of the volume of services provided. Sales of chemical by-products are primarily a function of plant production levels. Clarkston, which was owned by certain of the same shareholders as TOC, historically engaged in the purchase of isobutane, one of the Company's principal raw materials, primarily on behalf of the Company, and also on behalf of certain third parties. As part of the Transactions, the Company has assumed from Clarkston a contract between Clarkston and a certain supplier for the purchase of isobutane. Clarkston's historical revenues derived from third parties have been included in other revenues, and the raw material costs relating to such revenues have been included in cost of goods sold. Historically, trading costs have substantially offset Clarkston's third party trading revenues. Historical transactions between the Company and Clarkston have been eliminated.

     The Company believes its relationships with its largest customers are good. Certain of its largest customers account for a significant percentage of the Company's sales of particular products. As a result, the loss of significant volumes or a significant customer could affect revenues from year to year. Historically the Company has successfully replaced lost volumes or customers with new customers or open market sales.

REVENUES

     The Company's revenues are primarily a function of the volume of products sold by the Company and the prices for such products. The following tables set forth the Company's: (i) historical revenues and the percentages of historical revenues by product; (ii) volume of products sold; and (iii) average selling prices for such products, exclusive of tolling fees, in each case for the years ended May 31, 1994 and 1995, the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996.

REVENUES

                                                                                      TWELVE MONTHS           ONE MONTH
                                                                                          ENDED                 ENDED
                                                   YEAR ENDED MAY 31,                    MAY 31,               JUNE 30,
                                       ------------------------------------------  --------------------  --------------------
                                               1994                  1995                  1996                  1996
                                       --------------------  --------------------  --------------------  --------------------
                                                                       (DOLLARS IN MILLIONS)
Butadiene............................  $    68.7         19% $   106.2         22% $   112.6         25% $    10.2         25%
MTBE.................................      175.2         50      199.1         42      187.4         41       21.0         50
n-Butylenes..........................       28.1          8       42.7          9       48.2         11        3.2          8
Specialty Isobutylenes...............       59.9         17       75.5         16       74.5         16        5.5         13
Other(1).............................       20.5          6       51.2         11       32.9          7        1.5          4
                                       ---------        ---  ---------        ---  ---------        ---  ---------        ---
    Total............................  $   352.4        100% $   474.7        100% $   455.6        100% $    41.4        100%
                                       =========        ===  =========        ===  =========        ===  =========        ===

------------

(1) Includes Clarkston's trading revenues from third parties, utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products to third parties.

SALES VOLUMES

                                                                 TWELVE MONTHS       ONE MONTH
                                            YEAR ENDED               ENDED             ENDED
                                             MAY 31,                MAY 31,           JUNE 30,
                                       --------------------      -------------       ----------
                                         1994       1995             1996               1996
                                       ---------  ---------      -------------       ----------
                                               (MILLIONS OF POUNDS, EXCEPT WHERE NOTED)
Butadiene............................      484.4      580.8          622.6               64.6
MTBE(1)..............................      194.8      211.1          219.8               26.6
n-Butylenes..........................      150.8      245.9          284.6               17.1
Specialty Isobutylenes...............      312.2      398.0          368.2               23.0

------------

(1) Volumes in millions of gallons.

AVERAGE SELLING PRICES

                                                                 TWELVE MONTHS       ONE MONTH
                                            YEAR ENDED               ENDED             ENDED
                                             MAY 31,                MAY 31,           JUNE 30,
                                       --------------------      -------------       ----------
                                         1994       1995             1996               1996
                                       ---------  ---------      -------------       ----------
                                               (DOLLARS PER POUND, EXCEPT WHERE NOTED)
Butadiene............................  $    0.16  $    0.21          $0.20             $ 0.18
MTBE(1)..............................       0.90       0.94           0.85               0.80
n-Butylenes(2).......................       0.19       0.17           0.17               0.19
Specialty Isobutylenes(2)............       0.19       0.19           0.20               0.24

------------

(1) Prices in dollars per gallon.
(2) Weighted average of the products under these categories.

RAW MATERIALS

     The Company's principal purchased raw materials are crude butadiene, methanol and isobutane. The Company purchases approximately 95% of its crude butadiene requirements at prices which are adjusted based on the Company's selling price of butadiene as well as the cost of natural gas used to produce butadiene, thereby providing the Company with a fixed profit on such sales. Methanol and isobutane are purchased at prices linked to prevailing market prices. The following table sets forth the Company's average raw material prices for crude butadiene, methanol and isobutane for the years ended May 31, 1994 and 1995, the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996.

                                                              TWELVE MONTHS        ONE MONTH
                                            YEAR ENDED            ENDED              ENDED
                                             MAY 31,             MAY 31,           JUNE 30,
                                       --------------------   --------------    ---------------
                                         1994       1995           1996              1996
                                       ---------  ---------   --------------    ---------------
                                               (DOLLARS PER GALLON, EXCEPT WHERE NOTED)
Crude Butadiene(1)...................  $    0.09  $    0.15       $ 0.14             $0.12
Methanol.............................       0.44       0.80         0.40              0.41
Isobutane............................       0.39       0.41         0.43              0.46

------------

(1) Prices in dollars per pound.

RESULTS OF OPERATIONS

     The following table sets forth an overview of the Company's results of operations .

                                                                                      TWELVE MONTHS           ONE MONTH
                                                                                          ENDED                 ENDED
                                                   YEAR ENDED MAY 31,                    MAY 31,               JUNE 30,
                                       ------------------------------------------  --------------------  --------------------
                                               1994                  1995                  1996                  1996
                                       --------------------  --------------------  --------------------  --------------------
                                                                       (DOLLARS IN MILLIONS)
Revenues.............................  $   352.4        100% $   474.7        100% $   455.6        100% $    41.4        100%
Cost of goods sold(1)................      268.8         76      396.3         83      379.5         84       36.0         87
Depreciation and amortization........       13.6          4       14.3          3       15.0          3        1.3          3
                                       ---------        ---  ---------        ---  ---------        ---  ---------        ---
Gross profit.........................       70.0         20       64.1         13       61.1         13        4.1         10
Selling, general and administrative
  expenses(1)........................       16.7          5       16.6          3       19.1          4        1.7          4
                                       ---------        ---  ---------        ---  ---------        ---  ---------        ---
Income from operations...............  $    53.3         15% $    47.5         10% $    42.0          9%       2.4          6%
                                       =========        ===  =========        ===  =========        ===  =========        ===

------------

(1) Employee profit sharing and bonuses were historically included in cost of goods sold and selling, general and administrative expenses in the following amounts:

                                                              TWELVE MONTHS        ONE MONTH
                                            YEAR ENDED            ENDED              ENDED
                                             MAY 31,             MAY 31,           JUNE 30,
                                       --------------------   --------------    ---------------
                                         1994       1995           1996              1996
                                       ---------  ---------   --------------    ---------------
                                                            (IN MILLIONS)
Cost of goods sold...................  $    13.4  $    12.5       $ 12.0            -$-
Selling, general and administrative
  expenses...........................       10.2        8.4         11.5               1.0
                                       ---------  ---------   --------------    ---------------
    Total............................  $    23.6  $    20.9         23.5             $ 1.0
                                       =========  =========   ==============    ===============

ONE MONTH ENDED JUNE 30, 1996 COMPARED TO ONE MONTH ENDED JUNE 30, 1995

  REVENUES

     The Company's revenues increased by approximately 14%, or $5.2 million, to $41.4 million for the one month ended June 30, 1996 from $36.2 million for the one month ended June 30, 1995. This increase was attributable to increased volumes for butadiene and MTBE. Volumes for n-butylenes and specialty isobutylenes were down compared to the prior period. Prices for butadiene were up slightly and MTBE prices were down. Other product prices remained constant with the prior period.

  GROSS PROFIT

     Gross profit decreased by approximately 26%, or $1.5 million, to $4.1 million for the one month ended June 30, 1996 from $5.6 million for the one month ended June 30, 1995. Gross margin during this period decreased slightly to 9.9% from 15.4%. The decline in gross profit was primarily attributable to the decreased sales price of MTBE.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 27%, or $0.9 million, to $2.4 million for the one month ended June 30, 1996 from $3.3 million for the one month ended June 30, 1995. Operating margin during this period declined to 5.9% from 9.2%. This decrease in income from operations and operating margin was primarily due to the same factors contributing to the decrease in gross profit and gross margin described above.

TWELVE MONTHS ENDED MAY 31, 1996 COMPARED TO YEAR ENDED MAY 31, 1995

  REVENUES

     The Company's revenues decreased by approximately 4%, or $19.1 million, to $455.6 million for the twelve months ended May 31, 1996 from $474.7 million for the year ended May 31, 1995. This decrease was primarily attributable to decreased selling prices for butadiene, MTBE and n-butylenes, as well as decreased sales volumes for specialty isobutylenes and a decrease in other revenues, partially offset by increased selling prices of specialty isobutylenes as well as increased sales volumes of butadiene, MTBE and n-butylenes. The Company's revenues by product for the year ended May 31, 1995 and the twelve-month period ended May 31, 1996 were as follows:

                                                                                  TWELEVE
                                                        INCREASE (DECREASE)       MONTHS
                                        YEAR ENDED          IN REVENUES            ENDED
                                          MAY 31,        DUE TO CHANGES IN        MAY 31,
                                        -----------    ---------------------    -----------
                                           1995        PRICE          VOLUME       1996
                                        -----------    ------         ------    -----------
                                  (IN MILLIONS)
Butadiene............................     $ 106.2      $ (1.2)        $ 7.6       $ 112.6
MTBE.................................       199.1       (19.9)          8.2         187.4
n-Butylenes..........................        42.7        (1.2)          6.7          48.2
Specialty Isobutylenes...............        75.5         4.7          (5.7 )        74.5
Other(1).............................        51.2                                    32.9
                                        -----------                             -----------
    Total............................     $ 474.7                                 $ 455.6
                                        ===========                             ===========

------------

(1) The component mix of other revenues does not make it meaningful to show increases or decreases due to price or volume.

     Butadiene revenues increased by approximately 6%, or $6.4 million, to $112.6 million for the twelve months ended May 31, 1996 from $106.2 million for the year ended May 31, 1995. This increase was primarily attributable to an increase in sales volumes of approximately 7%, or 41.8 million pounds, as a result of increased contractual volumes sold at then current prices to a major customer as the Company gained a larger share of this customer's business and as this customer increased its requirements. In addition, sales prices decreased slightly due to customers drawing down inventory thereby decreasing overall product demand.

     MTBE revenues decreased by approximately 6%, or $11.7 million, to $187.4 million for the twelve months ended May 31, 1996 from $199.1 million for the year ended May 31, 1995. This decrease was primarily attributable to a decrease in selling prices due to the expiration of significant sales contracts in which pricing was based on a fixed profit above cost, in accordance with industry trends. In addition, sales volumes increased by approximately 4%, or 8.7 million gallons, due to the full year implementation of mandated oxygenate requirements.

     n-Butylenes revenues increased by approximately 13%, or $5.5 million, to $48.2 million for the twelve months ended May 31, 1996 from $42.7 million for the year ended May 31, 1995. This increase was attributable to increased sales volumes of approximately 16%, or 38.7 million pounds, as the Company expanded its customer base and increased its contractual volumes to a significant existing customer. A decrease in average selling prices resulted from the Company matching competitors' pricing for certain products, which partially offset the increase in sales volumes.

     Specialty isobutylenes revenues decreased by approximately 1%, or $1.0 million, to $74.5 million for the twelve months ended May 31, 1996 from $75.5 million for the year ended May 31, 1995. This decrease was the result of a major specialty isobutylene customer increasing purchases of a low price specialty isobutylene product from a competing supplier offering an alternate, lower purity product during this period. The Company offset a portion of these lower volumes by sales of higher priced specialty isobutylene products to other customers at prices which were lower than prevailing contract prices.

     Other revenues decreased by approximately 36%, or $18.3 million, to $32.9 million for the twelve months ended May 31, 1996, from $51.2 million for the year ended May 31, 1995. This decrease was primarily due to a $17.5 million decrease in sales from Clarkston to third parties due to reduced n-butane and isobutane trading activity.

  GROSS PROFIT

     Gross profit decreased by approximately 5%, or $3 million, to $61.1 million for the twelve months ended May 31, 1996 from $64.1 million for the year ended May 31, 1995. Gross margin during this period decreased slightly to 13.4% from 13.5%. The decline in gross profit was primarily attributable to a one-time 10% salary increase for employees included in cost of goods sold, and to an additional $3 million increase in cost of goods sold resulting from a scheduled maintenance shutdown on one of the Company's dehydrogenation units and the write-off of capitalized dehydrogenation catalyst costs, which resulted from an unscheduled shutdown. In addition, depreciation and amortization increased slightly related to new capital investments. These cost increases were partially offset by a decrease in raw material methanol costs and a decrease in costs associated with Clarkston's third party trading activities during this period. Additionally, gross profit and gross margin were adversely affected by a $17.6 million decrease in product revenues as a result of overall price decreases. However, this decrease was offset by a $16.8 million increase in product sales revenues resulting from an overall increase in sales volumes.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 12%, or $5.5 million, to $42.0 million for the twelve months ended May 31, 1996 from $47.5 million for the year ended May 31, 1995. Operating margin during this period declined to 9.2% from 10.0%. This decrease in income from operations and operating margin was primarily due to the same factors contributing to the declines in gross profit and gross margin described above, as well as a $1.3 million increase in selling, general and administrative expenses primarily attributable to legal and other expenses related to the repurchase of the Company's stock. See "-- Liquidity and Capital Resources."

YEAR ENDED MAY 31, 1995 COMPARED TO YEAR ENDED MAY 31, 1994

  REVENUES

     The Company's revenues increased by 35%, or $122.3 million, to $474.7 million for the year ended May 31, 1995 from $352.4 million for the year ended May 31, 1994. This increase was primarily attributable to increased sales prices and volumes for butadiene and MTBE, to increased sales volumes for n-butylenes and specialty isobutylenes, and to an increase in other revenues. The Company's revenues by product for the fiscal years 1994 and 1995 were as follows:

                                                          INCREASE (DECREASE)
                                        YEAR ENDED            IN REVENUES            YEAR ENDED
                                         MAY 31,           DUE TO CHANGES IN          MAY 31,
                                        ----------       ----------------------      ----------
                                           1994          PRICE          VOLUME          1995
                                        ----------       ------         -------      ----------
                                                             (IN MILLIONS)
Butadiene............................     $ 68.7         $23.8           $13.7         $106.2
MTBE.................................      175.2           9.6            14.3          199.1
n-Butylenes..........................       28.1          (3.2 )          17.8           42.7
Specialty Isobutylenes...............       59.9          (0.9 )          16.5           75.5
Other(1).............................       20.5                                         51.2
                                        ----------                                   ----------
    Total............................     $352.4                                       $474.7
                                        ==========                                   ==========

------------

(1) The component mix of other revenues does not make it meaningful to show increases or decreases due to price or volume.

     Butadiene revenues increased by 55%, or $37.5 million, to $106.2 million for the year ended May 31, 1995 from $68.7 million for the year ended May 31, 1994. This increase was primarily attributable to an increase in selling prices due to higher U.S. demand relative to supply. U.S. demand for butadiene increased primarily as a result of rubber end-users substituting synthetic rubber for higher priced natural rubber. Supply of butadiene decreased in fiscal 1995 as imports of butadiene and crude butadiene declined due to reduced foreign ethylene production and higher ocean freight costs. Butadiene sales volumes also increased by approximately 20%, or 96.4 million pounds, as a result of an increase in sales under contract to two major customers, one of which expanded its production capacity.

     MTBE revenues increased by 14%, or $23.9 million, to $199.1 million for the year ended May 31, 1995 from $175.2 million for the year ended May 31, 1994. This increase was primarily attributable to an increase in sales volumes of 8%, or 16.3 million gallons. This volume increase was the result of MTBE users building inventories in anticipation of greater demand for MTBE due to further implementation of the CAAA in early 1995. In addition, MTBE selling prices increased as a result of higher methanol raw material prices. Methanol prices on the U.S. Gulf Coast increased from $0.40 per gallon in June 1994 to $1.45 per gallon in December 1994, before falling to $0.75 per gallon in May 1995.

     n-Butylenes revenues increased by 52%, or $14.6 million, to $42.7 million for the year ended May 31, 1995 from $28.1 million for the year ended May 31, 1994. This increase was primarily the result of increased sales volumes of butene-1 to new customers and increased sales volumes of butene-2 in response to periodic customer demand. Overall n-butylenes sales volumes increased by 63%, or
95.1 million pounds, during this period. This increase was partially offset by a decline in n-butylenes average selling prices as a result of butene-1 price reductions by the Company in response to market competition.

     Specialty isobutylenes revenues increased by 26%, or $15.6 million, to $75.5 million for the year ended May 31, 1995 from $59.9 million for the year ended May 31, 1994. This increase was due to an increase in specialty isobutylenes sales volumes of 27%, or 85.8 million pounds. This volume increase was the result of the Company actively seeking alternate uses for its isobutylene as a result of the lower margin realized for MTBE in this period due to higher methanol prices. This led to higher sales volumes for diisobutylene and high purity isobutylene attributable to increased sales to a major customer, as well as increased sales volumes of isobutylene concentrate during the first half of the fiscal year as the Company gained a greater share of a major customer's business.

     Other revenues increased by 149%, or $30.7 million, to $51.2 million for the year ended May 31, 1995 from $20.5 million for the year ended May 31, 1994. This increase was primarily due to an increase of $28.9 million in revenues from Clarkston's third party trading activities, partially offset by a decrease in utility revenues.

  GROSS PROFIT

     Gross profit decreased by 8%, or $5.9 million, to $64.1 million for the year ended May 31, 1995 from $70.0 million for the year ended May 31, 1994. Gross margin during this period declined to 13.5% from 19.9%. The decline in gross profit and gross margin was primarily attributable to a significant increase in the price of methanol, a primary raw material used to produce MTBE, partially offset by increased sales volumes of specialty isobutylenes produced from isobutylene, which would otherwise have been used to produce lower margin MTBE. The average price of methanol increased to $0.80 per gallon for the year ended May 31, 1995 from $0.44 per gallon for the prior period. In addition, crude butadiene prices increased to $0.15 per pound from $0.09 per pound in the prior period directly attributable to the increase in the Company's selling price of butadiene. Costs associated with Clarkston's third party trading activities increased, offsetting increases in revenues.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 11%, or $5.8 million, to $47.5 million for the year ended May 31, 1995 from $53.3 million for the year ended May 31, 1994. Operating margin during this period declined to 10.0% from 15.1%. The decrease in income from operations and operating margin was attributable to the same factors contributing to the decline in gross profit and gross margin. Selling, general and administrative expenses were generally unchanged from the prior period.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

ONE MONTH ENDED JUNE 30, 1996 COMPARED TO ONE MONTH ENDED JUNE 30, 1995

     Net cash provided by operating activities was $13.9 million for the one month ended June 30, 1996 compared to $1.9 million for the one month ended June 30, 1995. This increase of $12.0 million was primarily attributable to increases in changes in working capital, partially offset by a decrease in net income. Net cash used in investing activities was $1.3 million for the one month ended June 30, 1996 compared to net cash provided by investing activities of $5.9 million for the one month ended June 30, 1995. This change of $7.2 million was due to an increase in capital expenditures and a decrease in proceeds from sales of investment securities. Net cash used in financing activities was $9.4 million for the one month ended June 30, 1996 compared to $4.5 million for the one month ended June 30, 1995. This increase of $4.9 million was primarily due to a decrease in bank overdrafts partially offset by an increase in borrowings under revolving credit lines, a decrease in payments of notes payable and a decrease in dividends paid.

TWELVE MONTHS ENDED MAY 31, 1996 COMPARED TO YEAR ENDED MAY 31, 1995

     Net cash provided by operating activities was $44.5 million for the twelve months ended May 31, 1996 compared to $50.3 million for the year ended May 31, 1995. This decrease of $5.8 million was primarily attributable to a decrease in net income adjusted for non-cash items and a decrease in changes in working capital. Net cash provided by investing activities was $8.2 million for the twelve months ended May 31, 1996 compared to net cash used in investing activities of $25.9 million for the year ended May 31, 1995. This change of $34.1 million was due to decreases in capital expenditures, an increase in proceeds from the sales of investment securities and a decrease in purchases of investment securities. Net cash used in financing activities was $69.0 million for the twelve months ended May 31, 1996 compared to $23.3 million for the year ended May 31, 1995. This increase of $45.7 million was primarily due to the purchase by the Company of common stock for a total consideration of $95.4 million in August 1995 and an increase in dividends and distributions paid, partially offset by the sale by the Company of common stock to certain officers of the Company for $22.6 million and decreased repayments under revolving credit lines.

YEAR ENDED MAY 31, 1995 COMPARED TO YEAR ENDED MAY 31, 1994

     Net cash provided by operating activities was $50.3 million for the year ended May 31, 1995 compared to $30.2 million for the year ended May 31, 1994. This increase of $20.1 million was primarily attributable to increases in changes in working capital and an increase in losses realized on the disposal of assets and investment securities, partially offset by a decrease in net income. Net cash used in investing activities was $25.9 million for the year ended May 31, 1995 compared to $5.3 million for the year ended May 31, 1994. This increase of $20.6 million was primarily attributable to a reduction in proceeds from the sale of investment securities and a decrease in purchases of investment securities, partially offset by a decrease in capital expenditures. Net cash used in financing activities was $23.3 million for the year ended May 31, 1995 compared to $17.6 million for the year ended May 31, 1994. This increase of $5.7 million was primarily due to decreased borrowings under revolving credit lines and also to increased repayments of notes payable, partially offset by decreased repayments under revolving credit lines and decreased dividends paid.

LIQUIDITY

     The Company's liquidity needs will arise primarily from debt service on the indebtedness incurred in connection with the Acquisition. After the consummation of the Transactions, the Company had outstanding approximately $315.0 million of indebtedness, primarily consisting of $175.0 million principal amount of the Notes and $140.0 million in Term Loans. See "Risk Factors -- Substantial Leverage."

DEBT SERVICE

     Principal and interest payments under the Bank Credit Agreement and interest payments on the Notes will represent significant liquidity requirements for the Company. With respect to the $140.0 million borrowed under the Term Loans, the Company will be required to make scheduled principal payments of approximately $13.0 million in fiscal 1997. The Term Loans bear interest at floating rates based upon the interest rate option elected by the Company. See "Description of the Bank Credit Agreement." As a result of the indebtedness incurred in connection with the Acquisition, the Company's interest expense will be higher and will have a greater proportionate impact on net income in comparison to pre-Transactions periods.

CASH BONUS PLAN

     In connection with the Acquisition, TPC established a $35.0 million Cash Bonus Plan for certain employees of the Company as of Closing and certain employees of its independent contractors as of Closing. Within 45 days after Closing, 10% of this amount was paid to eligible participants and the remaining payments will be made in sixteen quarterly installments. The Company will be expected to make scheduled payments of approximately $10.4 million in fiscal 1997, $8.9 million in fiscal 1998, $8.6 million in fiscal 1999, $8.2 million in fiscal 2000 and $2.0 million in fiscal 2001. See "Management -- Cash Bonus Plan."

FUTURE FINANCING AND CASH FLOWS

     The Company believes that cash flow from operations and the availability of borrowings under the Revolving Credit Facility will provide adequate funds for ongoing operations, planned capital expenditures and debt service during the term of such Revolving Credit Facility. The Company believes that it will be able to refinance the Bank Credit Agreement prior to its termination, although there can be no assurance that it will be able to do so. The Company's ability to borrow is limited by the terms of the Bank Credit Agreement and the Indenture. See "Risk Factors -- Restrictive Financing Covenants," "Description of the Bank Credit Agreement" and "Description of the Notes."

CAPITAL EXPENDITURES

     The Company's historical capital expenditures since 1993 have in substantial part resulted from implementing its strategic plan of improving operating efficiency, and complying with environmental and safety standards. The Company's capital expenditures were $12.5 million, $8.7 million and $5.5 million for the years ended May 31, 1994 and 1995 and the twelve-month period ended May 31, 1996, respectively, of which $1.0 million, $2.2 million and $2.1 million, respectively, related to environmental compliance. Capital expenditures are expected to be $12.5 million for the fiscal year ended June 30, 1997. See "Business -- Environmental Regulation."

     Capital expenditures for fiscal 1997 will relate principally to improving operating efficiencies and environmental expenditures.

     The Company expenses approximately $20 million annually for plant maintenance and expects to incur cash expenditures of a similar amount in fiscal 1997 for such purposes. These maintenance costs are not treated as capital expenditures.

     The Company's operations are subject to federal, state, and local laws and regulations administered by the EPA, the U.S. Coast Guard, the Army Corps of Engineers, the Texas Natural Resource Conservation Commission ("TNRCC"), the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliance with all such laws and regulations. While management does not expect that compliance with existing environmental laws will have a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

     The Company routinely incurs expenses associated with managing hazardous substances and pollution in its ongoing operations. The amounts of these operating expenses were approximately $3.1 million, $3.1 million and $2.8 million for the years ended May 31, 1994 and 1995 and the twelve-month period ended May 31, 1996, respectively.

     Capital expenditures for fiscal 1997 are expected to relate principally to improving operating efficiencies and environmental expenditures (including the installation of an environmentally superior waste-heat boiler in one of the Company's dehydrogenation units).

OTHER

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Standard"). The Standard requires, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 1996, the Company evaluated the carrying value of its investments in land in light of the possible sale of these assets in the foreseeable future and considering the criteria in the Standard, determined that an impairment write-down was necessary. Prior to 1996, the Company did not consider the decline in the fair value of those assets, which was below the Company's cost, to be a permanent decline. During the twelve months ended May 31, 1996 the Company adopted the Standard and as a result recorded a provision of $12,592,112, with an associated tax benefit of $4,660,000, to write down certain properties to estimated fair market value.

RECENTLY ISSUED PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123, which is effective for fiscal years beginning after December 31, 1995, encourages but does not require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company has not yet determined if it will adopt this new fair value-based method of accounting for its stock-based incentive plans or elect the disclosure provisions of SFAS No. 123.

                                    BUSINESS

GENERAL

     The Company is the largest producer of butadiene and butene-1, and the second largest producer of MTBE, in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber;
(ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings. For the twelve months ended May 31, 1996, butadiene represented 25% of the Company's total revenues, MTBE represented 41%, n-butylenes 11%, specialty isobutylenes 16% and other revenues the remaining 7%. On a pro forma basis after giving effect to the Transactions, the Company's revenues for the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $454.2 million and $41.2 million, respectively, and EBITDA (as defined) for the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $74.2 million and $4.3 million, respectively.

     The Company seeks to reduce its exposure to the cyclical nature of the petrochemical industry through long-term, fixed profit contracts and to increase its profitability by maximizing its production flexibility and increasing sales of high margin n-butylenes and specialty isobutylenes. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45% of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. The Company believes that the combination of its fixed profit contracts, competitive cost position and specialty product sales provides stability to its cash flows and helps to offset the effects of cyclical downturns.

     Butadiene is the most widely used feedstock for synthetic rubber products and is also used in the manufacture of engineered plastics, nylon fibers and other products. The Company sells butadiene to a stable customer base , including The Goodyear Tire & Rubber Company, The Dow Chemical Company, American Synthetic Rubber Inc. and Bridgestone/Firestone, Inc. As the largest producer of butadiene in North America, the Company believes that many of its customers place significant value on its ability to provide a reliable domestic supply of butadiene and as a result have entered into long-term sales contracts with the Company, which, in aggregate, accounted for 92% and 88% of its butadiene sales in the twelve months ended May 31, 1996, and the one month ended June 30, 1996, respectively.

     The Company extracts butadiene from crude butadiene, which is generated from the production of ethylene and is comprised of a number of valuable components, including butadiene, isobutylene, n-butylenes, isobutane and n-butane. Many U.S. ethylene producers rely on third parties such as the Company to process their crude butadiene streams, as the crude butadiene volumes they produce are not sufficient to justify the construction of on-site butadiene recovery facilities. The Company estimates that producers accounting for 65% of U.S. and Canadian ethylene production capacity do not internally process crude butadiene by-product streams. The Company is the largest non-integrated crude butadiene processor in North America and as a result of its strategic importance to ethylene producers, the Company has been able to secure long-term supply contracts covering the majority of its crude butadiene requirements. Such contracts provide for a fixed profit based on the Company's selling prices for butadiene, and account for the relatively stable profitability of the Company's butadiene operations. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, fixed profit supply contracts for crude butadiene accounted for approximately 92% and 72%, respectively, of the Company's butadiene sales volume.

     MTBE is a blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of gasoline, and has been one of the fastest growing petrochemicals, in terms of volume, over the past fifteen years. Today, MTBE is the preferred oxygenate for, and a major component of, RFG and is used in over 25% of the U.S. gasoline pool. MTBE is produced by reacting methanol and isobutylene, and the Company's ability to produce isobutylene by three alternative methods enables it to produce MTBE by the most economical processes available to the Company. In addition, the Company has the ability to add incremental capacity to capitalize on expected future growth, at a significantly lower cost than the cost of adding new capacity. The Company believes that this incremental capacity gives it a competitive advantage over other producers who would have to incur greater cost to increase capacity. The Company sells MTBE to oil refiners and gasoline producers, including Mobil Oil Corporation, Lyondell Petrochemical Company and CITGO Petroleum Corporation on both a contract and spot basis at prices linked to prevailing market prices.

     The Company is the leading producer of high margin n-butylenes and specialty isobutylenes in North America. In recent years, the Company has increased its sales of these products by increasing its market share in polyolefin applications and the development of new end-use applications. The Company's principal customers for n-butylenes include Union Carbide Corporation, The Dow Chemical Company, NOVA Chemicals Ltd., Shell Chemical Company and Lyondell Petrochemical Company. The Company's principal customers for specialty isobutylenes include Bayer Inc., Mobil Chemical Company Inc., Rhone-Poulenc Inc., The Lubrizol Corporation and Schenectady International, Inc. Historically, the profitability of the Company's n-butylenes sales has been relatively stable as the majority of the sales of these products are made under contracts which link their selling prices to the prices of products (principally gasoline and butanes) whose prices fluctuate closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. One of the Company's intermediate feedstocks, isobutylene, is used in the manufacture of MTBE and specialty isobutylenes. As part of its production strategy, the Company uses its manufactured isobutylene first to maximize the production of high margin specialty isobutylenes, second, to satisfy its contractual MTBE requirements, and finally, to produce MTBE for sale in the spot market. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 18% and 11%, respectively, of the Company's isobutylene was used in the production of specialty isobutylenes with the remainder being used for MTBE production. In addition, the Company maintains the production flexibility to upgrade n-butylenes contained in crude butadiene streams to either isobutylene or butene-1 using its patented SKIP process. This flexibility allows the Company to meet its customers' needs through the most economical process, to produce additional products and to capitalize on favorable market conditions.

     The Company's manufacturing facility, located approximately one mile from the Houston Ship Channel, provides convenient access to other Gulf Coast petrochemical producers and is connected to several of its customers and raw materials suppliers through an extensive pipeline network. In addition, the Company's facility is serviced by rail, tank truck and barge.

     The Company was founded in 1968, at which time the Company was principally engaged in the installation of crude butadiene processing facilities. In 1984, the Company acquired from Tenneco, Inc. the assets (principally comprised of the Houston facility) of Petro-TexChemical Corporation ("Petro-Tex"), the prior owner of the Company's manufacturing facility.

COMPANY STRATEGY

     The Company believes that it has become the industry leader in the production of the majority of its products by capitalizing on its production flexibility, its ability to add significant incremental capacity across its product lines, the marketing experience of its management team, its competitive cost position and its customer focus. The Company's strategy is to strengthen its established presence in its selected markets by focusing on the following factors:

     REDUCE EXPOSURE TO CYCLICAL END-MARKETS -- The markets in which the Company competes are cyclical. The Company intends to mitigate the effects of this cyclicality while benefiting from potential upturns in industry profitability by optimizing the proportion of its sales made under contracts allowing for a fixed profit or at prices linked directly or indirectly to raw material prices. In the twelve months ended

May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45%, respectively, of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. In addition, the Company intends to increase its sales of less cyclical n-butylene and specialty isobutylene products. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     CAPITALIZE ON PRODUCTION FLEXIBILITY -- The Company has the ability to produce a number of its intermediate and finished products (I.E. crude butadiene, isobutylene and butene-1) by a variety of processes. The Company intends to capitalize on this ability by shifting production to the most economical process and production level based upon market conditions, thus ensuring a reliable source of supply for its customers.

     UTILIZE INCREMENTAL CAPACITY -- The Company can increase its capacity to produce butadiene, isobutylene and MTBE at significantly lower cost than that of new construction. While the Company currently has no plans to increase its production capacity, it continuously evaluates these strategic options in light of prevailing market conditions. In addition, the Company believes that its ability to add low-cost incremental capacity acts as a deterrent to other producers and new entrants considering capacity expansions.

     The Company's ability to add incremental butadiene capacity and its relationships with several North American ethylene producers are expected to enable it to capture the benefit of increased U.S. crude butadiene supply. In addition, announced butadiene capacity expansions by other U.S. producers are minimal. The Company believes that growth in global demand for butadiene will be consistent with gross domestic product growth based on increased tire production and potential substitution of synthetic rubber for natural rubber.

     RESPOND TO FAVORABLE INDUSTRY DYNAMICS -- The Company's production flexibility and its ability to add low-cost capacity are crucial to its capitalizing on the attractive demand/supply outlook for a number of its products.

      o BUTADIENE. The U.S. supply of crude butadiene is increasing in line with domestic ethylene production, although it is currently insufficient to meet U.S. demand. Industry operating rates are expected to remain at current high levels as the increase in domestic crude butadiene production is expected to replace imports since U.S. producers have limited alternative uses for their crude butadiene by-product streams.

      o MTBE. While the Company expects U.S. demand for MTBE to grow less quickly than it has over the past fifteen years, it believes that future growth in foreign demand may be considerable. In addition, recently announced U.S. MTBE capacity additions are minimal.

      o BUTENE-1. Demand for butene-1 is closely linked to polyethylene production growth. The Company expects global production of polyethylene to increase at higher than historical rates in the next four years. In addition, the Company expects demand for butene-1 used in other applications (I.E. use in butylene oxide, a gasoline additive) to be strong.

     SUSTAIN CUSTOMER FOCUS -- The Company believes that producing quality products and providing quality service with dependable supply are key factors in its ability to compete in the market place for its products. Management believes that its focus on customer service has resulted in strong customer relationships and a high degree of customer loyalty. This is evidenced by the fact that approximately 60% of the Company's current customers have purchased products from the Company for more than ten years.

     The following table summarizes the Company's products.

                         REVENUES          REVENUES
                        FOR TWELVE         FOR ONE
                       MONTHS ENDED      MONTH ENDED            INTERMEDIATE
    COMPANY PRODUCT    MAY 31, 1996     JUNE 30, 1996        CHEMICAL PRODUCTS            PRINCIPAL APPLICATIONS
------------------------------------    --------------   ---------------------------------------------------------------
                                (IN MILLIONS)
BUTADIENE                 $ 112.6             10.2       Styrene-Butadiene Rubber      Tires, gaskets, pipes and hoses
                                                         Styrene-Butadiene Latex       Paints, adhesives and paper coatings
                                                         Acrylonitrile Butadiene       High-performance plastics
                                                             Styrene
                                                         Polybutadiene Rubber          Tires
                                                         Hexamethylenediamine          Nylon

MTBE                      $ 187.4             21.0                                     Reduces automotive emissions and
                                                                                         improves engine performance

N-BUTYLENES               $  48.2              3.2

  Butene-1                                               High Density and Linear       Trash bags, film wrap, pipe and
                                                           Low Density Polyethylene   plastic containers
                                                         Butylene Oxide                Detergent packages used in new
                                                                                         gasoline formulations to improve
                                                                                         engine performance

  Butene-2                                               SEC-Butyl and other           Used in the production of coatings,
                                                           Alcohols                      adhesives and plasticizers

SPECIALTY
  ISOBUTYLENES            $  74.5              5.5

  Isobutylene
     Concentrate                                         Butyl Rubber                  High-performance synthetic rubbers
                                                                                         used in tires
                                                         Polybutenes                   Lubricant additives

  High Purity
     Isobutylene                                         Butyl Rubber                  High-performance synthetic rubbers
                                                                                         used in tires
                                                         Alkylphenols                  Resins and antioxidants
                                                         Agricultural Intermediates   Herbicides and insecticides
                                                         Hydrocarbon Resins            Sealants, paints, coatings and rubber
                                                                                         chemicals
                                                         Sulfurized Isobutylene        Synthetic lubricant oils

  Diisobutylene                                          Alkylphenols                  Phenolic resins, tackifier and ink
                                                                                         resins, surfactants
                                                         Rubber Chemicals              Specialty additives
                                                         Dispersants                   Lubricant oil additives
                                                         Polycarboxylate Polymers      Water treatment, detergent and
                                                                                         mineral processing chemicals

INDUSTRY OVERVIEW

     BUTADIENE. Butadiene is an important raw material used in the production of a number of products, including styrene-butadiene rubber ("SBR"), polybutadiene rubber, styrene-butadiene ("SB") latex, acrylonitrile butadiene styrene ("ABS") and hexamethylenediamine ("HMDA"). These products are utilized in the manufacture of tires and other rubber products, engineered plastics, nylon fibers and other uses.

     Demand for butadiene depends to a large extent on trends in the housing and automotive sectors, principally the replacement tire market. The tire replacement market has historically been less cyclical than the market for original equipment tires and accounts for approximately 75% of all U.S. car and commercial vehicle tire production. The Company expects continued growth in butadiene end-use demand over the next several years consistent with global gross domestic product growth. The Company believes that U.S. tire production could increase as a result of higher volumes of domestic automobile production due to foreign "transplant" production.
                      1995 NORTH AMERICAN BUTADIENE DEMAND
                        [Pie chart depicting data below]

                         SB Latex                 11.8%
                         ABS                       4.5%
                         Nylon Intermediates      12.2%
                         Polychloroprene           3.4%
                         Nitrile Rubber            2.9%
                         Polybutadiene            25.1%
                         SBR                      30.5%
                         Other                     9.6%

                       TOTAL DEMAND = 4.78 BILLION POUNDS

     The most important butadiene derivative is SBR, which is primarily used in the manufacture of tires, gaskets and hoses. Since 1990, the demand for SBR has increased at a compound annual growth rate of approximately 3%. Although SBR markets are mature, the Company expects that demand for higher performance tires and truck tires may contribute to growth in demand for SBR at higher than historical levels.

     Polybutadiene rubber provides higher abrasion resistance than other rubbers which makes it preferential for high performance tires, plastics applications and other heavy duty uses. Other types of synthetic rubber produced from butadiene include polychloroprene rubber, used in wire and cable applications, and nitrile rubber, which, due to its high tensile strength and abrasion resistance, is used in specialty applications, such as hoses, tubes and belts.

     Butadiene derivatives which are not used to produce synthetic rubber primarily consist of HMDA, SB latex and ABS. Historically, demand for these products has generally reflected global gross domestic product growth. HMDA is an intermediate in the production of nylon fiber. SB latex demand is driven by its use in paints, adhesives and paper coatings. ABS resins are used in the production of high-performance plastics with a wide range of applications in the automotive, appliance and electronics industries.

     Butadiene producers are currently operating at historically high rates and the Company believes that no new capacity is expected to come on-line in the U.S. in the next five years. Management believes that the Company's existing capacity and low-cost expansion alternatives act as an effective deterrent to the construction of new facilities by others in the United States.

     The major source of supply for butadiene is extraction from crude butadiene, a by-product of ethylene production. In the U.S., volumes of crude butadiene from ethylene facilities are inadequate to meet domestic demand. The U.S. imports a large portion of its requirements of butadiene and crude butadiene, especially from Western Europe, where most ethylene facilities use feedstocks which result in the production of proportionately more crude butadiene than in the U.S. Historically, the price of butadiene has been determined by supply, which is influenced by the amount of ethylene produced and the availability of crude butadiene, and butadiene demand, which is determined by demand for end-use products, such as tires, engineered plastics and nylon fibers.

            U.S. BUTADIENE PRICES(1) AND OPERATING RATES, 1985-1995

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                             Butadiene
                           Contract Price,    Operating
                           U.S. Gulf Coast       Rate
                           ---------------    ----------
                       1985      29.4           62.7%
                       1986      15.8           68.2%
                       1987      23.3           79.2%
                       1988      22.3           86.2%
                       1989      20.5           84.9%
                       1990      26.7           82.1%
                       1991      15.5           73.6%
                       1992      16.6           80.2%
                       1993      16.7           78.9%
                       1994      18.4           84.2%
                       1995      24.0           89.4%

------------

(1) Refers to butadiene spot market prices. Butadiene is typically sold at a discount to such prices.

     MTBE. MTBE has been one of the fastest growing petrochemicals, in terms of volume, during the past fifteen years, with global production rising from approximately 15,000 barrels per day in 1980 to approximately 382,000 barrels per day in 1995. MTBE's dramatic growth has been a result of two significant factors. First, MTBE has a high octane rating, which makes it a valuable gasoline blendstock for adding octane to gasoline. Second, MTBE contains a high percentage weight (approximately 18%) of oxygen. Its high oxygen level, which results in improved combustion and reduces the level of carbon monoxide and ozone-depleting emissions from automobile engines, contributes to MTBE's use as a blending agent in oxygenated and reformulated gasolines. These properties and its large scale global production capacity have made it the preferred oxygenate and a major component of RFG in the U.S.

     The use of lead additives in gasoline declined dramatically during the 1980s as a result of environmental legislation. Following such legislation, octane needs increased, which increased world MTBE use considerably. The passage of the CAAA in 1990 in the U.S. has caused another round of MTBE production capacity additions and blending use increases during the past four years.

     The two programs mandated by the CAAA which have the most significant effect on the MTBE market are the oxygenated gasoline and the RFG programs. The oxygenated gasoline program was initiated in 1992, with the goal of reducing winter carbon monoxide emissions. With the implementation of the RFG program in 1995, the use of RFG was required in the nine major urban areas with the most severe ozone pollution. High RFG prices and public health concerns, particularly in cold weather climates, kept MTBE use below the levels that had been anticipated in the industry at the time of the passage of the CAAA. Despite the problems with the implementation of the CAAA, the Company expects continued growth in the use of MTBE, although at slower rates than in the 1980s as the regulations requiring "cleaner" gasoline have, in large measure, gone into effect in the U.S. The Company anticipates that higher rates of growth in MTBE use will continue to prevail in certain regions of the U.S. and internationally, due to consumer preference or where RFG use is now optional but may be required by state or local governments. For example, California has mandated greater usage of oxygenates in a gasoline reformulated for use in that state, and the use of lead in gasoline continues to decline in certain European, South American and Far Eastern countries. The Company also expects new capacity expansions to be minimal over the next several years due to current industry overcapacity as a result of large increases in U.S. production capacity in the early 1990s in anticipation of the implementation of the CAAA programs.

     MTBE pricing is primarily determined by the price of RFG due to its value as an octane enhancer and as an oxygenate. The price difference between regular unleaded and higher octane, premium unleaded gasoline provides a valuation for octane from which the value of MTBE as an octane enhancer can be derived. At various times, depending on the supply and demand for MTBE, MTBE pricing enjoys a premium over this octane value, reflecting its value as an oxygenate. As indicated by the following table, MTBE pricing is relatively volatile. The MTBE market has experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in oversupply and declining prices and margins. Historically, MTBE was sold in the U.S. under sales contracts which allowed suppliers to recover raw material costs and earn a fixed profit. Sales prices under these contracts were higher than the then prevailing spot prices. Prices decreased substantially from 1985 to 1986 based on low gasoline prices. As gasoline prices recovered in 1988 and 1989, MTBE prices followed. Prices increased substantially prior to and during the Persian Gulf war beginning in late 1990, although prices fell back sharply from 1991 to 1993 as supply outpaced demand. MTBE prices increased in 1994 due to high methanol prices (that were passed on to users) until methanol prices decreased significantly in the first quarter of 1995. More recently, MTBE prices have rebounded from their 1995 lows as a result of much higher demands from the RFG program.

   U.S. MTBE PRICES AND OPERATING RATES RELATIVE TO UNLEADED GASOLINE PRICES,
                                   1985-1995

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                     MTBE
                                    Unleaded        Global
                      MTBE Spot     Regular        Operating
                     Price, USGC    Gasoline         Rate
                     -----------    --------       ---------
           1985         101            80.0           77.0%
           1986         65             43.7           82.0%
           1987         69             51.3           78.0%
           1988         82             49.5           79.0%
           1989         86             58.1           78.0%
           1990         113            73.6           75.0%
           1991         92             66.1           73.0%
           1992         89             59.0           75.0%
           1993         71             51.5           72.0%
           1994         81             50.0           67.0%
           1995         83             55.1           71.0%

     There are a number of competing oxygenate products to MTBE, including ethanol, ethyl TERTIARY-butyl ether (ETBE) and TERTIARY-amyl methyl ether
(TAME). However, management believes that MTBE will continue to be the U.S. gasoline industry's oxygenate of choice due to a number of factors, including price, available capacity, chemical properties and the EPA's CAAA rules regarding minimum oxygen content in fuels.

     BUTENE-1. Butene-1 is used as a comonomer in the production of high density polyethylene ("HDPE") and linear low density polyethylene ("LLDPE"). Both HDPE and LLDPE are raw materials for the production of trash bags, film wrap, pipe and plastic containers. Comonomers are added to polyethylene to improve characteristics such as tear and crack resistance. The Company expects global HDPE and LLDPE demand to increase at an annual compound growth rate of 6% and 14%, between 1994 and 1999, respectively. In the U.S., butene-1 is facing increased competition from other comonomers such as hexene-1 which, although more expensive than butene-1, improves certain properties of polyethylene resins. The Company believes that butene-1 demand for use in polyethylene will continue to grow in line with demand for polyethylene. Historically, pricing of butene-1 has been determined by demand based on its use as a polyethylene comonomer, and its competitive position with other comonomers such as hexene-1.

     Butene-1 is also used to produce butylene oxide, a key component of detergent additive packages used in many gasoline formulations. The Company believes that this use represents one of the fastest growing end-uses for butene-1.

     BUTENE-2. Butene-2 is recovered as part of the crude butadiene stream that remains after extraction of butadiene, isobutylene and butene-1. The Company sells purified butene-2 primarily for use in the production of coatings and plasticizers. Due to the high quality of the butene-2 produced by the Company, it has historically received a higher than market price.

     ISOBUTYLENE CONCENTRATE. Isobutylene concentrate is similar to high purity isobutylene in composition, although its purity is 88% isobutylene compared to 99.9% in high purity isobutylene. The Company markets isobutylene concentrate for use in the growing lubricant additives business as well as for use in the production of butyl rubber. The Company is the sole U.S. producer of isobutylene concentrate.

     HIGH PURITY ISOBUTYLENE. High purity isobutylene is used in the production of butyl rubber, which is used to produce tires and in specialty chemical applications such as in the production of resins, antioxidants, paints and coatings, synthetic lubricant oils and rubber chemicals. The Company is currently the largest domestic merchant supplier of high purity isobutylene to the chemical market and competes with ARCO Chemical Company and Exxon Chemical Company.

     DIISOBUTYLENE. Diisobutylene is used primarily as an intermediate in the manufacturing of alkylphenols for the surfactant and phenolic resins markets. Other uses include the production of tackifier and ink resins, dispersants for lubricant oil additives, and rubber and processing chemicals. The Company is the sole U.S. producer of diisobutylene.

PRODUCTION PROCESS

     The Company's production operations are based on a number of key factors:

      (i) UPGRADING BY-PRODUCT STREAMS: The Company has contracted to purchase certain volumes of crude butadiene from its suppliers. This volume determines the Company's ability to produce butadiene and n-butylenes and also provides some isobutylene (typically 10% of total isobutylene production) for the production of MTBE and specialty isobutylenes.

      (ii) MAXIMIZING USE OF ISOBUTYLENE: Under normal operating conditions, the Company maximizes isobutylene production from its dehydrogenation units. The isobutylene processed is first processed into specialty isobutylenes to satisfy customer demand, secondly used to produce MTBE to satisfy contractual demand and thirdly, used to produce MTBE for sale in the spot market.

     (iii) INCREMENTAL PRODUCTION CAPABILITY: The Company has the ability to augment its isobutylene and butene-1 production by the processing of butene-2 in its SKIP unit, depending on the relative profitability from additional isobutylene production (for use in either MTBE or specialty isobutylenes) or butene-1 sales. In addition, "on purpose" crude butadiene can be produced from butene-2 using the OXO-D process, as well as from n-butane using dehydrogenation.

     able source of supply for its customers.

BUTADIENE PRODUCTION PROCESS

     The Company has the largest butadiene production and finishing facilities in North America and has an annual production capacity of 840 million pounds of butadiene, representing approximately 18% of U.S. and Canadian production capacity. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold and toll-processed 623 million pounds and 65 million pounds, respectively, of butadiene.

[CHART DESCRIBING BUTADIENE PRODUCTION PROCESS, CARRYING N-BUTYLENES AND N-BUTANE THROUGH THE OXODEHYDROGENATION PROCESS AND THROUGH THE DEHYDROGENATION PROCESS, RESPECTIVELY, TO PRODUCE CRUDE BUTADIENE WHICH IS THEN CARRIED THROUGH THE EXTRACTION PROCESS TO PRODUCE BUTADIENE.]

     The Company obtains crude butadiene from three different sources: (i) purchasing crude butadiene from suppliers; (ii) Oxo-dehydrogenation of n-butylenes using the Company's patented OXO-D process; and (iii) dehydrogenation of n-butane.

     The Company primarily produces butadiene from purchased crude butadiene, which is generally the lowest cost method of production. Such crude butadiene is a by-product of ethylene production.

     "On-purpose" crude butadiene production involves the synthesis of crude butadiene from n-butane and n-butylenes using the Company's OXO-D process and the Houdry dehydrogenation process. The OXO-D process was developed by the Company using a proprietary catalyst. The OXO-D unit has an annual capacity to produce up to 400 million pounds of crude butadiene, which can be processed to extract butadiene. The Company's dehydrogenation units can produce n-butylenes (instead of isobutylenes under normal configuration) using the Houdry process, by switching feedstock from isobutane to n-butane. Such n-butylenes can be used to produce crude butadiene using the OXO-D process. As this method of production is relatively expensive and reduces the volume of isobutylene available for MTBE production, it is used only when butadiene pricing makes it economically attractive.

     The OXO-D unit and its dehydrogenation capabilities give the Company the only on-purpose butadiene production capability in the U.S. and reinforce the Company's image with its customers as a reliable source of butadiene under a wide variety of market conditions.

     The Company's manufacturing flexibility is advantageous for two reasons. First, the Company is not dependent on any particular feedstock to produce butadiene and it can therefore provide a reliable source of supply under a variety of market conditions for its customers. Secondly, it permits the Company to increase butadiene production in favorable market conditions, subject to the capacity limitations of the Company's finishing facilities.

     The Company believes that it is currently the only butadiene producer in North America with the ability to add significant incremental capacity with minimal capital expenditures. The Company believes that this acts as a deterrent to new entrants and other producers considering capacity expansions and will enable the Company to process increased volumes of crude butadiene from new ethylene facilities which are currently being built in North America.

     The Company also toll processes crude butadiene under contract on behalf of third parties for a fee which allows the Company to recover its energy production costs plus a fixed dollar amount. Typically, the Company delivers finished butadiene to the customer and purchases the other butylenes contained in the stream, which can be upgraded to higher value uses, such as specialty isobutylenes, butadiene and n-butylenes.

MTBE PRODUCTION PROCESS

     The Company owns two MTBE units with a combined capacity to produce 25,000 barrels per day, which represents approximately 9% of North American production capacity. The Company sold an average of 14,335 barrels per day and 21,115 barrels per day, respectively, in the twelve months ended May 31, 1996 and the one month ended June 30, 1996.

[CHART DESCRIBING MTBE PRODUCTION PROCESS, SHOWING RAFFINATE-1, ISOBUTANE AND N-BUTYLENES RUNNING THROUGH THE EXTRACTION, DEHYDROGENATION AND SKIP PROCESS, RESPECTIVELY, LEADING TO ISOBUTYLENE LEADING TO MTBE, WHILE METHANOL LEADS SEPARATELY TO MTBE.]

------------

(1) Raffinate-1 is produced after butadiene has been extracted from purchased crude butadiene.

     MTBE is produced by reacting isobutylene and methanol. The Company produces isobutylene, the principal raw material for MTBE, using any one of three processes: (i) extraction from raffinate-1, which is produced after butadiene has been extracted from crude butadiene; (ii) dehydrogenation of purchased isobutane; and (iii) production from n-butylenes (predominantly butene-2) using the Company's patented SKIP process. The other primary raw material, methanol, is purchased from third parties in the spot market and under contract and is transported to the Company's facility by barge.

     Isobutylene is removed from the raffinate-1 stream by processing raffinate-1 through the Company's MTBE unit. The MTBE reaction is highly selective and efficiently removes isobutylene from the stream. The stream remaining is called raffinate-2.

     The Company has three dehydrogenation units, two of which have been completely refurbished and are fully operational. Using these two units, the Company has the ability to produce a total of 18,000 barrels per day of isobutylene. The Company estimates that the third dehydrogenation unit, with an additional capacity of 8,000 barrels per day, could be refurbished at a cost of approximately $100 million, substantially less than the cost of a new dehydrogenation unit. This refurbishment would increase the Company's capacity to produce isobutylene for use either in MTBE or specialty isobutylenes by approximately one third. The Company currently does not have any plans to undertake this refurbishment, although this could change depending on market conditions. The Company has fully paid-up rights to the technology used in its dehydrogenation units and no royalty or other licensing payments are required. Isobutane is purchased under long-term contract and supplemented with spot purchases.

     The Company currently has sufficient additional MTBE capacity to enable it to take advantage of future expected growth. The Company believes that this additional capacity gives it a competitive advantage over other producers which would have to incur greater cost to increase capacity.

     The Company's SKIP unit upgrades butene-2 to either butene-1 or isobutylene depending on requirements. Isobutylene production is normally operated so that a portion of the isobutylene produced by dehydrogenation is used in the production of isobutylene concentrate and diisobutylene and the remainder is used to produce MTBE. In addition, a small amount of MTBE production is used in the production of high purity isobutylene. The configuration of the plant provides the flexibility to vary the relative quantities of MTBE and isobutylene products produced.

N-BUTYLENE PRODUCTION PROCESS

     The Company has the largest butene-1 processing capacity in North America and has an annual production capacity of 275 million pounds of butene-1, representing approximately 40% of North American production capacity. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold 229 million pounds and 17 million pounds, respectively, of butene-1, and in the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold 55 million pounds and .2 million pounds, respectively, of butene-2.

[CHART DESCRIBING N-BUTYLENE PRODUCTION PROCESS, SHOWING RAFFINATE-1 LEADING TO THE PRODUCTION OF RAFFINATE-2, FOLLOWED BY FRACTIONATION PROCESSES PRODUCING BUTANES, BUTENE-2 AND BUTENE-1 AS WELL AS N-BUTYLENES RUNNING THROUGH THE SKIP PROCESS DIRECTLY TO PRODUCE BUTENE-1. SEPARATELY N-BUTYLENES EMPLOY THE SKIP PROCESS TO PRODUCE ISOBUTYLENE.]

------------

(1) Raffinate-1 is produced after butadiene has been extracted from purchased crude butadiene.

     The Company has the ability to produce butene-1 using two different processes: (i) fractionation from raffinate-2, which is produced after isobutylene has been extracted from raffinate-1; and (ii) production from n-butylenes (predominantly butene-2) using the Company's patented SKIP process.

     After the removal of butene-1, the remaining n-butylenes stream (containing principally butene-2 and n-butane) is either: (i) further purified to butene-2 which the Company sells intermittently based on customer demand; (ii) used as a feedstock in the Company's SKIP process to produce butene-1 or isobutylene; or
(iii) used as a feedstock in the OXO-D process to produce crude butadiene. The remaining product stream, containing principally n-butane, is sold to third parties as a chemical by-product.

SPECIALTY ISOBUTYLENE PRODUCTION PROCESSES

[CHART DESCRIBING SPECIAL ISOBUTYLENE PRODUCTION PROCESSES, SHOWING METHANOL BEING PROCESSED INTO MTBE WHICH IS BACK-CRACKED TO PRODUCE HIGH-PURITY ISOBUTYLENE. SEPARATELY, ISOBUTYLENE IS FRACTIONATIONED AND DIMERIZATIONED TO PRODUCE ISOBUTYLENE CONCENTRATE AND DIISOBUTYLENE, RESPECTIVELY.]

     The Company takes advantage of its isobutylene production and extraction capabilities to produce high purity isobutylene, isobutylene concentrate and diisobutylene. The Company is currently the only U.S. producer of isobutylene concentrate and diisobutylene and it is the largest of three U.S. producers of high purity isobutylene.

     High purity isobutylene is manufactured by "back-cracking" a small portion of the MTBE product stream into its components, isobutylene and methanol. The isobutylene produced by this method is of extremely high purity and the methanol is recycled and used in subsequent MTBE production. The Company has an annual capacity to convert MTBE into 100 million pounds of high purity isobutylene, and in the twelve months ended May 31, 1996, it sold 74 million pounds.

     The Company uses its patented dimerization process to produce diisobutylene and has an annual production capacity of 50 million pounds. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold 38 million pounds and 3.0 million pounds, respectively, of diisobutylene principally on a contractual basis.

     Some of the isobutylene produced by the Company is sold as concentrate. The Company has an annual production capacity of 380 million pounds of isobutylene concentrate and, in the twelve months ended May 31, 1996 and the one month ended June 30, 1996, it sold 256 million pounds and 15 million pounds, respectively, of isobutylene concentrate. The Company has been successful in working with customers to demonstrate the viability of concentrate as an alternative to high purity isobutylene or lower purity raffinate-1 feedstock. The Company sells isobutylene concentrate under contracts at prices linked to the cost of isobutane feedstock and including energy costs and other components of isobutylene concentrate, plus a fixed profit, as well as on the spot market. While produced in smaller volumes than the Company's more commodity-type products, specialty isobutylenes have historically had high margins due to the niche sales markets for their end-use products.

OTHER OPERATIONS

     The Company operates a large scale cogeneration power plant that supplies electricity and process steam to the facility's chemical processing operations. Excess capacity of this power plant, as well as steam and boiler feed water are currently sold to neighboring facilities under contracts at a price equal to the cost of fuel plus a fixed profit. In addition, the Company generates revenues from its terminals in Baytown, Texas and Lake Charles, Louisiana and from chemical by-product sales to third parties.

CONTRACTS

     The Company enters into three general types of contracts in connection with its production processes: feedstock supply contracts, product sales contracts and, to a lesser extent, toll manufacturing agreements.

The majority of these contracts have terms of two to three years and provide for successive one-year renewals unless either party objects to such renewal in a timely manner. There can be no assurance that these agreements will remain in effect beyond their current terms or, if extended, that the same provisions would continue to apply.

     FEEDSTOCK SUPPLY. The Company typically purchases its principal feedstock, crude butadiene, under contracts which require suppliers to deliver a percentage (varying from 50% to 100%) of their total crude butadiene production. The price of crude butadiene to the Company is typically based on the price of its principal components: butadiene, n-butylenes, isobutylene and n-butane. The price for the butadiene component of crude butadiene is generally set at the Company's average selling price for butadiene less a fixed dollar amount, which includes a variable component for energy costs. The prices for the n-butylene and isobutylene components of crude butadiene are linked to spot gasoline prices and the n-butane and isobutane components are linked to spot n-butane prices.

     The Company typically purchases methanol under contracts which require the supplier to deliver minimum volumes of methanol. Methanol is generally purchased at a discount to the prevailing market price, subject to specified minimum and maximum price ranges.
     The majority of the Company's isobutane is purchased under contract from EPC Venture, Inc. which provides 450,000 barrels per month. This supplier also provides storage and pipeline transportation. Isobutane is purchased at the prevailing average market price for each month.

     PRODUCT SALES. The Company's sales contracts typically require customers to purchase minimum volumes expressed either in absolute terms or as a percentage of the customer's product needs. Pricing for butadiene is generally set at a small discount to the recognized U.S. Gulf Coast contract market price, while MTBE pricing is typically based on the average U.S. Gulf Coast spot market price. Butene-1 is sold under contracts at prices based on formulae which links the butene-1 selling price to the price of gasoline. Butene-1 is also sold on the spot market at prevailing prices. Butene-2 is sold at negotiated market prices. Pricing for isobutylene concentrate is generally linked to the cost of its principal raw material, isobutane, and fuel plus a transportation fee and other components, which are linked to relevant average spot market prices. Pricing for high purity isobutylene and diisobutylene is typically based on market prices.

     TOLL MANUFACTURING AGREEMENTS. The Company toll processes crude butadiene under contracts on behalf of third parties, including The Dow Chemical Company, The Goodyear Tire & Rubber Company and Phillips 66 Company. Typically, the Company returns butadiene to the customer and purchases the other butylenes and butanes contained in the crude butadiene stream. The toll process fees allow the Company to recover its energy production costs plus a fixed dollar amount. In addition, the Company returns purified butene-1 to certain of its crude butadiene suppliers under similar arrangements.

     OTHER. The Company also provides storage and terminalling services under contract to certain of its customers at its Baytown and Lake Charles facilities.

COMPETITION

     The petrochemical businesses in which the Company operates are highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of the Company's business, and the entrance of new competitors into the industry may reduce the Company's ability to capture improving profit margins in circumstances where overcapacity in the industry is diminishing. Further, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may expand such role significantly in the future. Any of these developments would have a negative impact on the Company's financial position, results of operations and cash flows.

     Given the nature of the markets in which it competes, the Company believes it has two primary competitive advantages over its competitors. First, the Company's position as the most significant merchant crude butadiene processor in the U.S. has allowed it to secure supply arrangements for crude butadiene, which provide for a fixed profit based on the Company's selling prices for the finished product. The Company believes that this partially limits its exposure to fluctuations in raw materials prices. Secondly, the Company's flexible production processes enable it to take advantage of increases in demand for its products at a lower cost than its competitors, thereby enabling the Company to produce additional products on an economically opportunistic basis, and to meet its customers' needs through the most economic processes.

     The Company's primary competitors in the sales of butadiene in the U.S. are Exxon Chemical Company, Shell Chemical Company, Lyondell Petrochemical Company and the Huntsman Group. With respect to MTBE, the Company competes primarily with ARCO Chemical Company, Exxon Chemical Company, Valero Energy Corporation, Texaco Inc. and Enron Corp. For sales of butene-1 the Company competes primarily with Exxon Chemical Company, Chevron Chemical Company, Amoco Chemical Company, Shell Chemical Company and Huls AG. For high purity isobutylene, the Company competes in the U.S. with ARCO Chemical Company and Exxon Chemical Company. Although the Company is the only North American producer of isobutylene concentrate and diisobutylene, diisobutylene is also imported from Japan and Europe.

SALES AND MARKETING

     The majority of the Company's sales are made pursuant to long-term sales contracts with initial terms ranging from one to five years. The Company enjoys long-standing relationships with its customers and approximately 85% of its total sales over each of the last three years were made to the same customers. The Company believes that its ability to maintain long-term customer contracts has been facilitated by the extensive market knowledge and experience in the petrochemical industry of its sales executives as well as the Company's emphasis on customer relationships. The Company's strategy is to continue to increase sales to existing customers and to attract new customers by providing reliability of supply, competitive prices and superior customer service.

CUSTOMERS

     The Company's products are generally sold to major refining, chemical and end-user corporations primarily located in the United States and Canada. The Company believes that its butadiene customers place significant value on its ability to provide a reliable domestic supply of butadiene due to its raw material purchase contracts and its ability to produce butadiene through two alternative methods. As a result, some of the largest and most established users of butadiene in the industry have contracted to purchase butadiene from the Company. Typically, the Company's butadiene sales contracts require these customers to purchase a percentage of their total requirements from the Company subject to a minimum volume. Pricing is based on prevailing market prices.

     The Company's principal butadiene customers include American Synthetic Rubber Inc., The Dow Chemical Company, The Goodyear Tire & Rubber Company, Enichem Elastomers Inc., E.I. du Pont de Nemours and Company and Bridgestone/Firestone, Inc. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, The Goodyear Tire & Rubber Company accounted for approximately 16.1% and 14.1%, respectively, of the Company's total revenues.

     The Company's principal MTBE customers include Lyondell Petrochemical Company, CITGO Petroleum Corporation and Mobil Oil Corporation.

     The Company's principal butene-1 customers include Union Carbide Corporation, Shell Chemical Company, Lyondell Petrochemical Company, NOVA Chemicals Ltd. and The Dow Chemical Company. The Company's principal butene-2 customers include Shell Chemical Company.

     The Company's principal specialty isobutylene customers include Bayer Inc., The Lubrizol Corporation, Schenectady International, Inc., Rhone-Poulenc Inc. and Mobil Chemical Company Inc.

PATENTS AND LICENSES

     The Company presently owns, controls or holds rights to approximately 21 patents. The Company believes that its patents, particularly its patents relating to the SKIP, OXO-D and diisobutylene production processes, are important to its business and provide the Company with certain competitive advantages. Accordingly, the Company actively protects existing production process technologies.

     The Company has available for license certain of its patented technologies, including the SKIP and OXO-D processes, to third parties. In addition, the Company licenses certain technologies, including the process by which it extracts butadiene from crude butadiene, from third parties.

ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state, and local laws and regulations administered by the EPA, the U.S. Coast Guard, the Army Corps of Engineers, the TNRCC, the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliance with all such laws and regulations. While management does not expect that compliance with existing environmental laws will have a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

     Under federal and state environmental laws, companies may be liable for remediation of contamination at on-site and off-site waste management and disposal areas. Management believes that the Company is not likely to be required to incur remediation costs related to its management, transportation and disposal of solid and hazardous materials and wastes, or to its pipeline operations. If the Company were to be required to incur such costs, however, management believes that such costs would not have a material adverse effect on the Company's results of operations. In addition, under the terms of the 1984 purchase agreement, the prior owner of the Houston facility, Petro-Tex, has indemnified the Company for liability arising from off-site disposal of any materials prior to June 1984. Notwithstanding the terms of the indemnity, in July 1994 Petro-Tex filed a claim for indemnity against the Company for any costs that may be attributable to Petro-Tex for the cleanup of the Malone Service Company ("Malone") site in Texas City, Texas. Petro-Tex and many other companies along the Gulf Coast allegedly sent wastes to the Malone site for disposal in the 1970s and possibly the early 1980s. Malone has been subject to several state enforcement actions regarding its waste disposal practices. It is not known whether the site will require remediation or at what cost. The Company believes that it has meritorious defenses to Petro-Tex's claim and intends to contest the claim vigorously. Although no on-site contamination has been identified as requiring remediation, management believes that certain areas of the Houston facility were historically used for waste disposal. Based on limited, currently available information about these waste disposal areas and their contents, the Company believes that, if such remediation becomes necessary, any remediation costs would not have a material adverse effect on the Company's financial condition or results of operations. The Petro-Tex indemnity does not extend to these on-site waste disposal areas or their contents.

     The day-to-day operations of the Company are subject to extensive regulation under the Resource Conservation and Recovery Act, the Federal Clean Water Act, the CAAA and similar requirements of state law. In particular, under the CAAA, the EPA and TNRCC have promulgated, or are required to promulgate, numerous regulations which affect or will affect the operations of the Company. The most significant of these are the so-called Hazardous Organics National Emission Standard for Hazardous Air Pollutants or HON Rule, the requirements of Title V of the CAAA and rules relating to the controls of oxides of nitrogen, which are known as the Nitrogen Oxides Reasonably Available Control Technology rules ("NOx RACT Rules").

     The HON Rule requires additional controls on emissions of certain listed hazardous air pollutants ("HAPs"). Butadiene, methanol, dimethyl formamide and MTBE, which are manufactured, used and/or processed by the Company, have been identified as HAPs for purposes of regulation under the CAAA. Areas of concern in the Company's operations for HAPs emissions include equipment leaks, process vents, product storage, transfer operations and emissions from wastewater streams. The Company has examined each of these areas and believes that it will be able to achieve substantial compliance with the HON Rule after incorporating additional monitoring and record-keeping systems into its operations at a cost that management believes will not be material.

     The NOx RACT Rules require compliance by May 1999. The Company has examined the rules and believes that the main expenditure required to achieve compliance will involve purchase and installation of monitoring equipment for NOx emissions, which can be either continuous emission monitors, predictive emission monitors or other approved monitoring methods. Based on its preliminary study, management estimates that the cost to comply with the NOx RACT Rules will be $2 million over the next three years.

     The Company's Houston facility is located in Harris County, Texas, which has been designated as a non-attainment area for ozone under the CAAA. Accordingly, the State of Texas has developed a State Implementation Plan ("SIP") which requires reductions in emissions of ozone precursors, including volatile organic compounds and carbon monoxide in Harris County. Under the SIP, new controls must be in operation by November 15, 1996. To comply with these new requirements, the Company is installing controls at an estimated total capital cost of $7.2 million. The Company spent $ million on this project by June 30, 1996, and estimates that it will spend the remaining $3.6 million by November 1996. The Company anticipates that, at some time in the future, the State of Texas may promulgate rules which will require the Company to modify existing controls or to install additional controls for fugitive air emissions. The Company estimates that, if these rules are promulgated, it will incur costs of between $1 million and $2 million in order to modify or install such controls over a five- or six-year period.

     Title III of the CAAA requires prevention of accidental releases of certain listed extremely hazardous substances. The EPA's rules implementing portions of Title III, which were signed by the EPA Administrator on May 24, 1996, will require the Company to conduct a hazards assessment and develop a risk management plan by May 1999 for each extremely hazardous substance that the facility manufactures, uses, generates or processes.

     The regulations under Title V of the CAAA, which will require a facility-wide inventory of emissions sources at the Houston facility and a single operating permit for the facility's air emissions, have not been promulgated. Based on a preliminary review of the draft requirements, however, the Company believes that it will have to undertake substantial efforts to conduct an emissions source inventory. It may also be required to upgrade its on-going monitoring program once it has received its operating permit; however, the Company does not expect any costs associated therewith to be significant. It is also possible that the Company may be required to make modifications to some of its equipment in order to comply with the terms of the facility-wide permit.

     The Company has an active program to manage asbestos-containing material at its Houston facility in accordance with federal and state environmental, health and safety regulations. The Company does not believe that these materials pose a hazard to the health of its employees. There is no requirement to remove these materials, provided they are properly managed. As the plant is reconfigured or additions are made, asbestos-containing materials are removed or encapsulated by a certified contractor. The costs of this program are included in the Company's operating budget at approximately $500,000 per year for the next five years.

     The wastewater treatment system for the Houston facility is 75% owned by the Company and 25% owned by Bayer Corporation ("Bayer"), the owner of an adjacent facility. Bayer operates the treatment system, but the federal and state discharge permits are held jointly by the Company and Bayer. The Company believes that the system has sufficient capacity for the Company's projected needs. The Company has budgeted to expend approximately $750,000 by 1998 to upgrade the sludge-handling equipment of the wastewater treatment system. Under the joint wastewater treatment agreement, Bayer will pay the remaining cost of the upgrade, which is expected to be approximately $250,000. The Company has budgeted approximately $120,000 for fiscal 1997 for maintenance work on the wastewater treatment facility.

     In February 1996, the EPA issued an order to the Company and Bayer requiring the companies to resolve the exceedances of their discharge permit limits for copper and total suspended solids that had occurred since 1992. The Company believes that these issues have been resolved by raising the limits in the new discharge permit and by other corrective actions. No penalties were assessed.

     To meet rules expected to be promulgated concerning stormwater runoff, the Company has budgeted to spend approximately $500,000 by 2000 for additional stormwater control and collection. The Company has also budgeted $600,000 through fiscal 1999 to purchase noise barriers for certain equipment.

     The terminals in Baytown and Lake Charles are in substantial compliance with applicable environmental laws and regulations, and management believes that no significant expenditures will be required at these facilities to allow them to continue to comply with such laws and regulations.

     MTBE and butadiene are the subject of continuing health effects studies. Some recent studies have suggested that MTBE may cause cancer or other adverse health effects, and the EPA considers MTBE to be a possible human carcinogen. However, in February 1996, a study by the Health Effects Institute, commissioned by the EPA and the Centers for Disease Control and Prevention, reported that adding oxygenates, including MTBE, to gasoline reduces emissions of carbon monoxide and benzene and is unlikely to increase substantially the health risks associated with fuel used in motor vehicles. Nevertheless, EPA, California and other states reportedly are expected to adopt limits for MTBE levels in drinking water possibly as early as late 1996. The EPA has also determined that butadiene is a probable human carcinogen. Based on an agreement between industry and labor organizations, the Occupational Safety and Health Administration proposed on March 8, 1996 to lower the employee permissible exposure limit ("PEL") over an 8-hour time-weighted average for butadiene from 1000 parts per million ("ppm") to 1 ppm. The Company has conducted employee exposure monitoring and believes that it already meets the proposed PEL at most of its operations. For some operations, the Company anticipates that affected employees will need to use respirators and that additional emissions controls may be necessary. The Company has budgeted $600,000 for fiscal 1997 to control butadiene emissions in its laboratory. The Company does not expect that the current health concerns regarding MTBE or butadiene will have a material adverse effect on the Company's financial condition or results of operations, although no assurances can be given that future studies will not result in more stringent regulation of MTBE and butadiene.

EMPLOYEES

     As of June 30, 1996, the Company had approximately 350 full-time employees, all of whom were salaried employees. In addition, the Company contracts with a third party to provide approximately 155 contract employees to perform routine maintenance on and around its Houston facility. The Company believes its relationship with its employees is satisfactory.

SAFETY RECORD

     The Company maintains one of the best workman's compensation records in Texas, equivalent to most clerical operations. Over the last six years, the Company has experienced only three lost time injuries. The Company believes this record is accomplished through extensive classroom and on-the-job training as well as the efforts of its highly trained, 67-member volunteer emergency response team.

PROPERTIES

     The Company's plant is located on a 257-acre tract approximately one mile from the Houston Ship Channel and near one of the chemical industry's largest domestic processing facilities. Approximately 230 acres is owned by the Company, and 25% of the remaining 27 acres is owned by Bayer. The Company leases from the Port of Houston two ship docks which accommodate barge and ocean-going vessels, and has the facilities to be served by rail and by truck. In addition, the facility is connected by pipeline to customers and suppliers of raw materials, directly and through other major pipelines in the immediate area as well as in Texas City, and with salt dome storage facilities of other companies located at both Mont Belvieu and Pierce Junction, Texas. The Company's facility also has a laboratory for sampling and testing. The Company owns and operates a storage and terminal facility at Baytown, Texas, leases a storage and terminal facility in Lake Charles, Louisiana and leases tank storage capacity in Bayonne, New Jersey. In addition, the Company owns its headquarters building and an adjacent building on the Katy Freeway in Houston, Texas. The Company believes that is has adequate facilities for the conduct of its current and planned operations.

LEGAL PROCEEDINGS

     In addition to the matters disclosed under "-- Environmental Regulation," the Company is a party to various claims and litigation arising in the ordinary course of its business. Management recognizes the uncertainties of litigation and the possibility that one or more adverse rulings could materially impact operating results. However, although no assurances can be given, management believes that other than as disclosed, based on the nature of and its understanding of the facts and circumstances which give rise to such claims and litigation, and after considering appropriate reserves that have been established, that the ultimate resolution of such issues, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company, TPC Holding and Holdings. Each director is elected for a one year term or until such person's successor is duly elected and qualified.

                                                                                                YEARS OF
                                                                                            SERVICE WITH THE
                                                                                                 COMPANY
NAME                                    AGE                    POSITION                    OR ITS PREDECESSORS
-------------------------------------   ---   ------------------------------------------   -------------------
Gordon A. Cain.......................   83    Director                                              13
James J. Collis......................   33    Director                                         --
William R. Huff......................   46    Director                                         --
William A. McMinn....................   65    Director and Chairman                                  9
Susan O. Rheney......................   36    Director                                              --
John T. Shelton......................   65    Director                                              13
B. W. Waycaster......................   57    Director, President and Chief                          4
                                              Executive Officer
Claude E. Manning....................   50    Chief Financial Officer                               24
Ronald W. Woliver....................   56    Vice President, Marketing                             28
Stephen R. Wright....................   48    Vice President and General Counsel                    --
Bill R. McNeese......................   61    Vice President, Operations                             9

     Mr. Cain is President of Beta Consulting, Inc. ("Beta Consulting"), a consulting and investment company. From August 1982 until his retirement in December 31, 1992, he was Chairman of the Board of Sterling. Mr. Cain is currently the Chairman of the Board of Sterling Chemicals, Inc. and has been on the Board of Directors of Arcadian Corporation since May 1989 and Atlantic Coast Airlines, Inc. since November 1991. Mr. Cain also serves as a director of Agennix, Incorporated, a biotechnology company, and Martinaire, Inc., an air freight company. Prior to organizing Sterling, Mr. Cain was involved in the purchase of a variety of businesses and provided consulting services to these and other companies. Mr. Cain was also Chairman of the Board of UltraAir, Inc. from 1991 to 1994, Chairman of the Board of Cain Chemical Inc. from its organization in March 1987 until its acquisition by Occidental Petroleum Corporation in May 1988 and the Chairman of the Board of Vista Chemical Company from 1984 until 1986.

     Mr. Collis has been a Vice President of Chase Capital Partners since April 1996. From May 1995 to April 1996, he was a Vice President, and from mid 1991 to May 1995 he was an associate, in the Merchant Banking Group of the Chase Manhattan Bank, N.A.

     Mr. Huff is President of the General Manager of WRH Partners, L.L.C., the General Partner of The Huff Alternative Income Fund, L.P. He also has been President of one of the general managers of W.R. Huff Asset Management Co., L.L.C., an investment management firm, since 1984. Mr. Huff is also a director of Arcadian Corporation, a fertilizer manufacturer.

     Mr. McMinn was Corporate Vice President and Manager of the Industrial Chemical Group of FMC Corporation, a manufacturer of machinery and chemical products, from 1973 through 1985. He became President and Chief Executive Officer of Cain Chemical Inc., a producer of petrochemicals, in 1987 and served in that capacity until its acquisition by Occidental Petroleum in May 1988. He became Chairman of the Board of Directors of Arcadian Corporation in August 1990. He has been a director of PM Holdings Corporation and its principal operating subsidiary, Purina Mills, Inc., a leading manufacturer of animal nutrition products, since October 1993.

     Ms. Rheney has been a principal of Sterling since February 1992. She worked as an independent financial consultant from December 1990 to January 1992. Prior to that time, from June 1987 to November 1990, she was an associate at Sterling. Ms. Rheney is also a director of Mail-Well, Inc.

     Mr. Shelton has been Vice Chairman of the Board, Executive Vice President and Chief Operations Officer of the Company since 1983. Prior thereto, Mr. Shelton held various positions in the chemicals industry including Vice President -- Manufacturing of Oxirane Corporation and
Manager -- Manufacturing/Engineering of Atlantic Richfield Company.

     Mr. Waycaster has been President and Chief Executive Officer of the Company since 1992. Prior thereto, Mr. Waycaster spent 27 years with The Dow Chemical Company and was serving as Vice President of the Hydro-Carbon and Resources division when he left to join the Company.

     Mr. Manning has been Chief Financial Officer of the Company since 1991. In 1972, he joined Petro-Tex Chemical Corporation (which was the prior owner of the Company's Houston facility), where he served as Vice President -- Finance, and Director of Finance and Accounting.

     Mr. Woliver has been Vice President -- Marketing of the Company since 1976. He joined Petro-Tex Chemical Corporation in 1968 and has held various marketing positions in the United States and in Brussels.

     Mr. Wright joined the Company in August 1996 as Vice President and General Counsel. From January 1996 until he joined the Company, Mr. Wright was engaged in the private practice of law, either as a sole practitioner or of counsel to Andrews & Kurth, L.L.P. For over five years prior thereto, Mr. Wright was the Vice President and General Counsel or the Senior Vice President and General Counsel of Destec, Inc.

     Mr. McNeese has been Vice President -- Operations of the Company since 1992. He joined the Company in 1986 and has held positions in manufacturing, production and utilities. From 1984 to 1986, Mr. McNeese served as General Manager -- Operations of Engineering for Paktank Corporation. Prior thereto, Mr. McNeese held various positions in a number of Atlantic Richfield Company businesses. Mr. McNeese has over 30 years of experience in the chemicals industry.

THE BOARD AND CERTAIN BOARD COMMITTEES

     Prior to the consummation of the Transactions, the Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 1996. Each director attended all such meetings.

     Following the consummation of the Acquisition, the Company's Board established the following committees:

      o The Executive Committee, which will possess all the powers and authority of the Company's Board with respect to the management and direction of the business and affairs of the Company, except as limited by law. The Executive Committee is composed of Messrs. McMinn (Chair), Shelton and Waycaster.

      o The Audit Committee, which will recommend independent public accountants to the Company's Board, review the annual audit reports of the Company and review the fees paid to the Company's independent public accountants. The Audit Committee will report its findings and recommendations to the Board for ratification. The Audit Committee is composed of Mr. Collis (Chair) and Ms. Rheney.

      o The Compensation Committee, which will be charged with the responsibility for supervising the Company's executive compensation policies, administering the employee incentive plans, reviewing officers' salaries, approving significant changes in executive employee benefits and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee is composed of Messrs. Cain (Chair), McMinn and Shelton.

      o The Finance Committee which will research, evaluate and recommend corporate growth opportunities and review and make recommendations regarding debt and equity financing. The Finance Committee is composed of Ms. Rheney (Chair) and Messrs. Huff, Cain and Waycaster.

COMPENSATION OF DIRECTORS

     Directors of Holdings and the Company who are not employees of the Company will receive an annual retainer of $15,000 and a fee of $500 for each meeting of the Board or any committee thereof that they attend. Directors who are also employees of the Company will not receive Director compensation. No compensation will be paid to any directors of TPC Holding for attendance at TPC Holding's board meetings.

EXECUTIVE COMPENSATION

     The following table sets forth the total value of compensation received by the Chief Executive Officer and the five most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of May 31, 1996 (the "Named Executive Officers") for services rendered in all capacities to the Company for the twelve months ended May 31, 1996 and the years ended May 31, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION             YEAR(1)     SALARY      BONUS(2)
-------------------------------------   --------  ----------  ------------
David C. Swalm, Chief Corporate
  Officer and Chairman...............     1996    $  480,000  $  5,210,440
                                          1995       480,000     5,652,400
                                          1994       480,000     6,355,700
B. W. Waycaster, President and Chief
  Executive Officer..................     1996    $  300,000  $  2,899,100
                                          1995       300,000       565,300
                                          1994       300,000       636,500
John T. Shelton, Executive Vice
  President..........................     1996    $  180,000  $  1,012,300
                                          1995       180,000     1,084,900
                                          1994       180,000     1,216,700
Ronald W. Woliver, Vice President,
  Marketing..........................     1996    $  180,000  $  1,012,300
                                          1995       180,000     1,084,900
                                          1994       180,000     1,216,700
Claude E. Manning, Chief Financial
  Officer............................     1996    $  132,000  $     72,966
                                          1995       121,000       100,811
                                          1994       116,000       103,683
Bill R. McNeese, Vice President,
  Operations.........................     1996    $  132,000  $     72,293
                                          1995       121,000       100,133
                                          1994       116,000       103,346

------------

(1) None of the executive officers has received perquisites, the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive officer except Mr. Swalm, who received approximately $54,000 in 1995.

(2) Includes 401(k) contributions in 1996, 1995 and 1994 of $21,035, $24,618 and
    $20,309, respectively, for Mr. Manning and $21,149, $24,440 and $19,972,
    respectively, for Mr. McNeese.

EMPLOYMENT AND OTHER AGREEMENTS

     In 1992, Mr. Waycaster entered into an employment agreement with TOC and TPC which provides for an annual base salary of $300,000 and a minimum annual cash bonus of $300,000. The agreement expires on April 1, 1997. In the event of Mr. Waycaster's retirement, death or disability, salary payments will continue for the term of the agreement. In the event of the involuntary termination of his employment, Mr. Waycaster would receive amounts prescribed in the agreement. In addition, Mr. Waycaster has entered into a non-competition agreement with TOC and TPC covering the three-year period following the last date he receives compensation from the Company.

     In connection with his employment, Mr. Waycaster also received a grant of options to purchase up to 50,000 shares of TPC common stock at a purchase price of $40 per share. The options were cancelled in connection with the Transactions.

     In 1994, TPC entered into agreements with each of Messrs. Swalm, Shelton and Woliver which provide a benefit in the event of death while an employee of TPC. Provided the individual is survived by his wife, the death benefit continues monthly for the shorter of the life of the wife (or in the case of Mr. Woliver, so long as he also has minor children) or 60 months, and is $25,000 per month with respect to Mr. Swalm, $10,000 per month with respect to Mr. Shelton and $10,000 per month with respect to Mr. Woliver. Each agreement terminates on termination of employment for any reason other than death or disability of the individual.

EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the Transactions, Finance Co. established an Employee Stock Ownership Plan (the "ESOP"), covering substantially all full-time employees, including executive officers, of the Company who satisfy the requirements described below. The ESOP, which invests primarily in shares of Common Stock, borrowed $10.0 million from Finance Co. pursuant to a loan (the "Company ESOP Loan") to purchase 100,000 shares of Common Stock at the Closing. Finance Co. funded the Company ESOP Loan from the ESOP Term Loan. The Company ESOP Loan matures on June 30, 2001, and bears interest at interest rates based on the Alternative Base Rate (as defined) or the LIBOR Rate (as defined). The outstanding principal of the Company ESOP Loan is payable in twenty equal quarterly installments of $500,000 during the period beginning September 30, 1996 and ending June 30, 2001. The shares of Common Stock purchased by the ESOP were pledged (the "ESOP Pledge") as security for the Company ESOP Loan, and such shares will be released and allocated to ESOP participants' accounts as the Company ESOP Loan is discharged. The Company may make contributions to the ESOP as determined by the Board of Directors in an amount anticipated to be equal to a certain percentage of the total annual earnings of all ESOP participants (the "Discretionary Contributions"). The Company intends to make Discretionary Contributions in amounts sufficient to enable the ESOP to discharge its indebtedness under the Company ESOP Loan; however, the Company has no legal obligation to make Discretionary Contributions. Shares released under the ESOP Pledge are allocated to each participant based on such participant's base compensation relative to total base compensation for all ESOP participants. Until the Company ESOP Loan is paid in full, Discretionary Contributions will be used to pay the outstanding principal and interest on the Company ESOP Loan. For employees whose employment commenced prior to October 1, 1996 and who have attained the age of 21 years, participation begins as of the later to occur of the Closing Date or the date of commencement of the participant's employment. A participant's ESOP account vests at the rate of 20% per year. Distributions from the ESOP are made in cash or Common Stock upon a participant's retirement, death, disability or termination of employment. In the event of retirement, death or disability, the entire balance of a participant's ESOP account will become distributable without regard to the ordinary vesting schedule. In the event of termination of employment for any other reason, the vested portion of a participant's ESOP account will become distributable and the remaining portion, if any, will be forfeited. If Common Stock is distributed to a participant, the participant may, within two 60-day periods, require the Company to purchase all or a portion of such Common Stock at the fair market value of the Common Stock as determined under the ESOP (the "Put Options"). The first 60-day period commences on the date the participant receives a distribution of Common Stock and the second 60-day period commences a year from such date. If a participant fails to exercise either of the two Put Options, the participant may transfer the shares of Common Stock only upon receipt of a bona fide third party offer and only after first offering the shares to the ESOP and then to the Company. Employees of the Company own approximately 20% of the outstanding Common Stock through the ESOP after the Acquisition.

PROFIT SHARING PLAN

     Prior to the date of the Acquisition, TPC maintained a Profit Sharing Plan (the "Profit Sharing Plan") covering substantially all of its employees, including executive officers. The Profit Sharing Plan is designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Each participant has the option to defer taxation of a portion of such participant's earnings by directing TPC to contribute a percentage of such earnings to the Profit Sharing Plan. A participant may direct a minimum of 1% and a maximum of 10% of eligible earnings to the Profit Sharing Plan, subject to certain limitations set forth in the Internal Revenue Code. TPC currently makes a matching contribution monthly equal to 25% of the amount of compensation deferred by each participant in such month, up to 6% of the participant's base compensation for such month. TPC may also make a discretionary contribution to the Profit Sharing Plan. Participants' Profit Sharing Plan accounts become distributable at retirement, upon disability, death or termination of employment, or under certain circumstances, upon attainment of age 59. Participants are fully vested at all times in all amounts deferred by them to the Profit Sharing Plan, and they become vested in the Company's matching and discretionary contributions under a five-year graded vesting schedule.

     The Company is continuing the Profit Sharing Plan in substantially the same form as TPC maintained such plan prior to the Acquisition, provided that the discretionary contribution will be made only if certain levels of earnings before interest, taxes, depreciation and amortization are satisfied by the Company in accordance with the Nonqualified Profit Sharing Incentive Plan (as described below).

CASH BONUS PLAN

     Prior to the date of the Acquisition, TPC established the Cash Bonus Plan covering substantially all employees of TPC (or certain affiliates of TPC) and covering the employees of certain third-party contractors who have contributed to the success of TPC (or certain affiliates thereof). Upon the occurrence of a Change of Control (as defined below), an employee participant as of July 2, 1996 will be distributed a portion of $3,200,000 within forty-five days of the date of the Change of Control and will be distributed a portion of $1,800,000 plus interest in each of sixteen quarterly installments following the date of the Change of Control so long as the employee is an employee of TPC (or certain successors or affiliates of TPC) on the corresponding quarterly installment date. Upon the occurrence of a Change of Control, an eligible employee of a third-party contractor who is providing services to TPC (or certain successors or affiliates thereof) on July 2, 1996 will be distributed a portion of $300,000 within forty-five days of the date of the Change of Control, and will be distributed a portion of $168,750 plus interest in each of sixteen quarterly installments following the date of the Change of Control so long as the employee of the third-party contractor is providing services to TPC on the corresponding quarterly installment date. Each participant's allocable share of the bonus payments to be made under the Cash Bonus Plan is based on a formula which considers a participant's compensation and length of service with TPC. If a participant retires, dies, becomes disabled, or whose employment is terminated without cause after July 2, 1996, such participant's beneficiary or representative will continue to receive a portion of the bonus payments through the sixteenth installment payment even though such participant is no longer employed by TPC or the third-party contractor which is providing services to TPC. Under the Cash Bonus Plan, a "Change of Control" is deemed to occur when the outstanding stock of TOC is acquired, or more than 50% of the shares of TPC's common stock is sold, in a cash tender offer, exchange offer, merger, third-party private purchase or other means of acquisition, or when substantially all of the assets of TPC are sold to an unrelated third party. The Transactions effect a Change of Control and distributions from the Cash Bonus Plan have commenced.

STOCK OPTION PLAN

     Holdings established a stock option plan (the "Option Plan") immediately prior to the consummation of the Transactions. The Option Plan will be administered by a committee (the "Committee") of the Board of Directors of Holdings. Option grants under the Option Plan will be permitted to be made to directors and key employees of Holdings and its subsidiaries, including the Company, selected by the Committee. The Committee may grant "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code and also will be permitted to grant "nonstatutory options," which are not intended to conform to Section 422 of the Internal Revenue Code. The Option Plan will provide for the discretionary grant of options to purchase shares of Common Stock. The exercise price of incentive stock options shall not be less than the fair market value of a share of Common Stock on the date of grant, and the exercise price of nonstatutory options shall not be less than 85% of the fair market value of a share of Common Stock on the date of grant. The Committee will be permitted to provide that the options will vest immediately or in increments. No option will be transferable by a grantee other than upon death. On the termination of employment or disability of any grantee, any unvested options will either expire or continue to be exercisable as determined by the Committee, in its sole discretion. The Option Plan will terminate no later than 10 years after its adoption; however, any options outstanding upon termination of the Option Plan will remain in effect until exercised or terminated pursuant to the terms of the agreement under which they were granted. A participant in the Option Plan may, upon receiving approval from the Committee, relinquish all or a portion of such participant's options for an amount in cash equal to the difference between the fair market value of the Common Stock corresponding to the options being relinquished on the day of relinquishment, less the total option price for such corresponding shares.

NONQUALIFIED PROFIT SHARING INCENTIVE PLAN

     The Company is in the process of establishing two separate Nonqualified Profit Sharing Incentive Plans, both of which will be administered by the Committee. Amounts paid to employees in cash under the Nonqualified Profit Sharing Incentive Plans will constitute taxable income in the year received and will be based on the Company's financial performance each fiscal quarter. One of the Nonqualified Profit Sharing Incentive Plans is only for officers of the Company who are selected by the Committee (the "Officers' Plan"). If earnings before interest, taxes, depreciation, amortization and profit sharing ("EBITDAPS") exceed certain prescribed levels, the officers participating in the Officers' Plan will receive distributions in cash from the Company equal to a certain percentage of EBITDAPS as determined by the Committee on the basis of the officer's level of authority. Under the other Nonqualified Profit Sharing Incentive Plan which is for all employees not participating in the Officers' Plan, if EBITDAPS exceeds certain prescribed levels, a percentage of EBITDAPS will be used: first, to satisfy any required contributions to the ESOP; second, to satisfy any required matching contributions to the Profit Sharing Plan; third, to contribute annually to the Profit Sharing Plan for the benefit of its participants up to the maximum amount allowable under the Internal Revenue Code for qualification and deduction purposes; and fourth, to distribute any remaining excess in cash to employees based on the number of base hours they worked for the Company in the fiscal quarter and their base compensation for such period. The Nonqualified Profit Sharing Incentive Plans will not be qualified under Section 401(a) of the Internal Revenue Code.

                             COMMON STOCK PLACEMENT

     In connection with the Acquisition, Holdings offered an aggregate of 437,782 shares of Common Stock to the ESOP, certain directors and officers of Holdings and the Company, certain employees of the Company and the Investor Group, including Sterling. See "Related Transactions" and "Beneficial Ownership of Holdings' Common Stock." The Common Stock was sold pursuant to separate subscription agreements between Holdings and the various purchasers. The Common Stock Placement formed an integral part of the Acquisition and, in addition to providing funds to be used to finance a portion of the Acquisition, is intended to provide equity incentives to the Company's directors, officers, managers and employees. Prior to the Common Stock Placement, there had been no public market for the Common Stock, and no public market is likely to develop. The offering price for the Common Stock was determined by Holdings based on considerations relating to the financing of the Acquisition. See "The Transactions."

     Purchasers of the Common Stock in the Common Stock Placement entered into stockholders' agreements pursuant to which they have certain rights to participate in private sales of Common Stock by other purchasers in the Common Stock Placement and are subject to certain restrictions on transfer, including certain rights of first refusal. Holdings and certain purchasers in the Common Stock Placement entered into a registration rights agreement pursuant to which such purchasers have certain demand and piggy-back registration rights with respect to their Common Stock.

                              RELATED TRANSACTIONS

     TPC historically engaged in certain raw material purchase transactions with Clarkston, which prior to the consummation of the Transactions was owned by several of the same individuals (including Mr. Swalm) who were stockholders of TOC and/or TPC. In the twelve months ended May 31, 1996, the Company made purchases of raw materials from Clarkston of approximately $113.4 million. As part of the Transactions, the Company assumed from Clarkston a contract between Clarkston and a certain supplier for the purchase of isobutane. In connection with the Transactions, Clarkston was dissolved.

     As indicated under "The Transactions," the 80% of the outstanding capital stock owned by TOC of The Texas Falls Corporation was sold to Mr. Swalm. Messrs. Swalm, Shelton, Woliver and Waycaster collectively own the remaining 20% of the outstanding capital stock of The Texas Falls Corporation.

     Sterling entered into an agreement with Holdings and TPC Holding pursuant to which Sterlingprovided consulting and advisory services with respect to the organization of Holdings, TPC Holding and Finance Co., the structuring of the Transactions, employee benefit and compensation arrangements and other matters. The agreement also provides that Holdings and TPC Holding, jointly and severally, indemnify Sterling against liabilities relating to its services. At the Closing, the Company paid Sterling a one-time transaction fee of approximately $4.0 million for these services, and reimbursed Sterling for its expenses. In addition, each of Holdings, TPC Holding and the Company has agreed that if it or any of its subsidiaries determines within two years of the date of the agreement to dispose of or acquire any assets or business, to offer its securities for sale or to raise any debt or equity, either Holdings, TPC Holding, the Company or the relevant subsidiary will retain Sterling as a consultant with respect to the transaction, provided that Sterling's fees are on terms no less favorable to Holdings, TPC Holding, the Company or the relevant subsidiary than would be available from unaffiliated third parties.

     Holdings, TPC Holding and Finance Co. were organized by Sterling for the purpose of effecting the Acquisition. Ms. Susan Rheney, a principal of Sterling, and Mr. Gordon A. Cain, are directors of Holdings, TPC Holding and the Company. See "Management." Mr. Cain and Ms. Rheney purchased 76,150 and 5,000 shares of Common Stock, respectively, in connection with the Transactions at a price of $100 per share, the same price at which all shares were sold in the Common Stock Placement referred to above.

     As a matter of policy, the agreement between the Company and Sterling is, and all future transactions between the Company and its respective directors, officers and affiliates will be, on terms no less favorable to the Company than those available from unaffiliated third parties.

     See "-- Employment and Other Agreements" for a description of Mr. Waycaster's employment agreement.

                 BENEFICIAL OWNERSHIP OF HOLDINGS' COMMON STOCK

     The following table sets forth as of August 1, 1996, the number and percentage of the outstanding shares of Common Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of such stock,
(b) each director of the Company, (c) each of the Named Executive Officers of the Company, and (d) all directors and executive officers of the Company as a group.

                                           AMOUNT AND NATURE           % OF
                                        OF BENEFICIAL OWNERSHIP    OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER        OF COMMON STOCK        COMMON STOCK
-------------------------------------   -----------------------    ------------
Gordon A. Cain.......................            76,150                14.4%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
James J. Collis(1)...................         --                      --
  380 Madison Avenue
  New York, New York 10017
William R. Huff(2)...................         --                      --
  67 Park Place
  Morristown, New Jersey 07960
Claude E. Manning....................             4,000                 0.8%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
William A. McMinn....................            10,000                 1.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
Bill R. McNeese......................             2,000                 0.4%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
Susan O. Rheney......................             5,000                 0.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
John T. Shelton......................            10,000                 1.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
B. W. Waycaster......................            40,000                 7.6%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
Ronald W. Woliver....................            10,000                 1.9%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
All directors and Named Executive
  Officers as a group (10 persons)...           157,150                29.8%
Texas Petrochemicals Corporation
  Employee Stock Ownership Plan(3)...           100,000                18.9%
Capital Southwest Corporation........            30,000                 5.7%
  12900 Preston Road, Suite 700
  Dallas, Texas 75230
Chase Venture Capital Associates,
  L.P................................            60,000                11.4%
  380 Madison Avenue
  New York, New York 10017
The Huff Alternative Income Fund,
  L.P................................            57,778                10.9%
  67 Park Place
  Morristown, New Jersey 07960

------------

(1) Excludes 60,000 shares of Common Stock owned of record and beneficially by Chase Venture Capital Associates L.P. ("CVCA"). Mr. Collis is Vice
    President of Chase Capital Partners, the general partner of CVCA. Mr. Collis disclaims beneficial ownership of shares of Common Stock owned by CVCA.

(2) Excludes indirect beneficial ownership of 57,778 shares of Common Stock held by The Huff Alternative Income Fund, L.P. (the "Fund") and reflected elsewhere in the table. Mr. Huff is President and sole director of the general manager of WRH Partners, L.L.C., the general partner of the Fund.

(3) The trustee of the ESOP (the "ESOP Trustee") will vote all shares of Common Stock held by the ESOP pursuant to the direction of the Board of Directors or by a committee to be designated by the Board of Directors, except that participants are entitled to direct the ESOP Trustee to vote the shares of Common Stock allocated to their accounts with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or such similar transaction as may be prescribed in regulations under the Internal Revenue Code. No shares of Common Stock held by the ESOP have yet been allocated to participant's accounts.

     As explained under "The Transactions," subject to distribution of TPC shares from the Subsequent Escrow, all the capital stock of the Company is owned by TPC Holding.

                    DESCRIPTION OF THE BANK CREDIT AGREEMENT

GENERAL

     Finance Co. and TPC entered into the Bank Credit Agreement with a syndicate of lenders (the "Lenders"), and Texas Commerce Bank National Association, as Agent for such Lenders (the "Agent") and effected the initial borrowings described below on the Closing Date. The following description summarizes certain provisions which the Company currently expects will be included in the Bank Credit Agreement. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Bank Credit Agreement. All capitalized terms in this "Description of the Bank Credit Agreement" section not defined in this Prospectus have the meanings assigned thereto in the Bank Credit Agreement.

     The Bank Credit Agreement provides for secured facilities consisting of (i) a six and one-half year revolving credit facility providing for up to $40.0 million in revolving loans, a specified portion of which was used for letters of credit (the "Revolving Credit Facility") and (ii) a term loan facility providing for $140.0 million in term loans consisting of (x) a six and one-half year term loan of $85.0 million (the "Tranche A Term Loan"), (y) an eight-year term loan of $45.0 million (the "Tranche B Term Loan," and, together with the Tranche A Term Loan, the "Senior Term Loans") and (z) a five-year term loan of $10.0 million (the "ESOP Term Loan," and, together with the Senior Term Loans, the "Term Loans").

     The Revolving Credit Facility permits, at the option of the Company, the issuance of letters of credit in principal amounts to be determined thereunder. Loans and letters of credit under the Revolving Credit Facility are subject to a borrowing base consisting of 85% of Eligible Accounts and 65% of Eligible Inventory (collectively, the "Borrowing Base"), provided that at no time shall more than 50% of the Borrowing Base be comprised of 65% of Eligible Inventory. At the Closing, Finance Co. borrowed the entire amount of the Senior Term Loans and $0.5 million under the Revolving Credit Facility and lent the proceeds of such borrowings to TPC Holding to finance a portion of the purchase price of the Acquisition and pay a portion of the fees and expenses related to the Transactions. At the Closing, Finance Co. also borrowed the full amount of the ESOP Term Loan and lent such amount to the ESOP. The ESOP used those funds to purchase Common Stock at the Closing.

AMORTIZATION; PREPAYMENTS

     The Bank Credit Agreement required the principal amount of the Senior Term Loans to be reduced in twelve quarterly principal installments of $2.75 million beginning on September 30, 1996, four quarterly principal installments of $3.25 million beginning on September 30, 1999, four quarterly principal installments of $4.0 million beginning on September 30, 2000, four quarterly principal installments of $4.75 million beginning on September 30, 2001, four quarterly principal installments of $6.0 million beginning on September 30, 2002, and four quarterly principal installments of $6.25 million beginning on September 30, 2003. The ESOP Term Loan will be amortized in 20 equal quarterly installment amounts of $0.5 million during its five-year term.

     The Senior Term Loans are subject to mandatory prepayment prior to September 30 of each fiscal year (commencing in fiscal 1997) in which more than $75.0 million is outstanding on the Senior Term Loans on or before June 30 of any year, of an amount equal to 75% of the difference between EBITDA (as defined) for the prior fiscal year and the sum of certain capital expenditures, taxes, dividends, interest expense, and principal payments made on the Senior Term Loans during such prior year, and certain distributions made to TPC Holding for certain expenses (such difference being the "Excess Cash Flow"), and prior to September 30 of each year after the Senior Term Loans are reduced to $75.0 million or less, a payment in the amount of 50% of the Excess Cash Flow generated during the prior fiscal year. All mandatory prepayments are required to be applied pro rata to each Senior Term Loan based on the outstanding principal amount of the Senior Terms Loans and pro rata to future scheduled principal installments. In addition, the Senior Term Loans are further subject to mandatory prepayment in the amount of any cash proceeds received by the Company from an offering of its Capital Stock.

     The Senior Term Loans may be prepaid on notice at any time without premium or penalty in a minimum amount of $1.0 million. All optional prepayments of the Term Loans will be applied pro rata to each Senior Term Loan based on the outstanding principal amount of the Senior Term Loans unless, at the Company's option, lenders of the Tranche B Term Loan decline to accept such prepayment, in which case the amount of prepayment declined shall be applied pro rata to the Tranche A Term Loan and will be applied pro rata to future scheduled principal installments.

     The amount available under the Revolving Credit Facility is payable in full on its maturity date. Additionally, if the aggregate amount of borrowings outstanding under the Revolving Credit Facility, plus the undrawn face amount of letters of credit plus unreimbursed drawings on letters of credit, exceeds the Borrowing Base, an immediate prepayment in an amount to eliminate such excess will be payable.

     Prepayments of Eurodollar borrowings on any day other than the last day of an interest period will be required to be accompanied by a payment to the Lenders of all costs, expenses or losses, if any, incurred as a result of such prepayment.

SECURITY; GUARANTEES

     Borrowings under the Revolving Credit Facility and the Term Loans are guaranteed by Holdings and TPC Holding. The obligations of the Company under the Revolving Credit Facility and the Term Loans and the obligations under the guarantees are secured by a first priority lien on the capital stock of TPC Holding and the Company and on substantially all of the assets of the Company.

INTEREST RATES; LETTER OF CREDIT FEES

     The Term Loans and the Revolving Credit Facility bear interest (i) through December 31, 1996, at a rate per annum, at the Company's option, of either the Alternate Base Rate (which is the greater of (a) the Prime Rate or (b) the Federal Funds Effective Rate plus 1/2 of 1%) plus 1% or the LIBOR Rate plus 2% and (ii) after December 31, 1996, at a rate per annum, at the Company's option, within the range of either (A) the Alternate Base Rate to the Alternate Base Rate plus 1.5% or (B) the LIBOR Rate plus .625% to the LIBOR Rate plus 2.5%, in each case based upon the ratio of Total Debt (as defined) to EBITDA for the most recent four-quarter period.

     Under the Revolving Credit Facility, fees will be charged for letters of credit as follows: (i) a fronting fee of 1/8% per annum on the undrawn face amount of the letters of credit plus (ii) the greater of (x) for each letter of credit outstanding (A) prior to the Financial Statement Delivery Date for the fiscal quarter ending December 31, 1996, 2% per annum of the undrawn face amount of such letter of credit, and (B) during any Margin Period commencing after the Financial Statement Delivery Date for any fiscal quarter ending after December 31, 1996, the applicable margin for LIBOR Rate Loans, and (y) $500.

FEES, EXPENSES AND COSTS; REVOLVING CREDIT FACILITIES

     The terms of the Bank Credit Agreement require the Company to pay the following fees in connection with the maintenance of borrowings under the Revolving Credit Facility: (i) commitment fees to be paid to the Lenders in amounts equal to (A) through the Financial Statement Delivery Date for the fiscal quarter ending December 31, 1996, 1/2% per annum, and (B) thereafter, 1/2% per annum, if the Company's ratio of Total Debt to EBITDA for the most recent four-quarter period is greater than or equal to 3.0 to 1.0, and 3/8% if the Company's ratio of Total Debt to EBITDA for the most recent four-quarter period is less than 3.0 to 1.0, in each case with respect to the unused commitment under the Revolving Credit Facility payable quarterly in arrears until such time as it is terminated; and (ii) administration fees payable annually to the Agent. In addition, the Company paid various underwriting and arrangement fees and closing costs on the Closing Date in connection with the origination and syndication of the Term Loans and the Revolving Credit Facility.

     The Company also is required to reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in the preparation, documentation, syndication and administration of the Bank Credit Agreement and to reimburse the Lenders for all reasonable costs and expenses incurred in connection with the enforcement of their rights in connection with a default or the enforcement of the Bank Credit Agreement. The Company agreed to indemnify the Agent and the Lenders and their respective officers, directors, shareholders, employees, agents and attorneys against certain costs, expenses (including fees and disbursements of counsel) and liabilities arising out of or relating to the Bank Credit Agreement, the Stock Purchase Agreement and the transactions contemplated thereby. Furthermore, the Lenders are entitled to be reimbursed for increases in reserve requirements, changes in law and circumstances, possible future illegality of interest options, taxes (other than on gross receipts or income), possible inability to determine market rate, capital adequacy, and consequential costs.

COVENANTS

     The Bank Credit Agreement contains substantial restrictive covenants limiting the ability of the Company to, among other things: (i) incur contractual contingent obligations; (ii) pay subordinated debt or amend subordinated debt documents without the prior consent of the Lenders; (iii) create or allow to exist liens or other encumbrances; (iv) transfer assets outside the Company except for sales and other transfers of inventory or surplus, immaterial or obsolete assets in the ordinary course of business of the Company; (v) enter into mergers, consolidations and asset dispositions of all or substantially all of its properties; (vi) make investments; (vii) extend credit to any entity; (viii) sell, transfer or otherwise dispose of any class of stock or the voting rights of any subsidiary of TPC; (ix) enter into transactions with related parties other than in the ordinary course of business on an arm's-length basis on terms no less favorable to the Company than those available from third parties; (x) amend certain agreements, without the prior consent of the Majority Lenders; (xi) make any material change in the nature of the business conducted by the Company; (xii) pay cash dividends or redeem shares of capital stock;
(xiii) make capital expenditures; and (xiv) pay dividends or repurchase stock.

     In addition, the Bank Credit Agreement contains covenants that, among other things and with certain exceptions, require the Company to: (i) maintain the existence, qualification and good standing of the Company; (ii) comply in all material respects with all material applicable laws; (iii) maintain material rights, franchise agreements, business contracts, patents, trademarks, licenses and Material Contracts; (iv) deliver certain financial and other information;
(v) maintain specified insurance; and (vi) notify the Lenders of any default under the Loan Documents and of certain other material events.

     Under the Bank Credit Agreement, the Company is required to satisfy the following financial covenants: (1) a ratio of (a) EBITDA minus cash taxes for the prior four quarter period to (b) the sum of scheduled principal payments on the Term Loans for such period, cash interest expense for such period, the lesser of Scheduled Capital Expenditures for such period and actual capital expenditures for such period, actual Employee Bonuses paid during such period and certain distributions to Holdings of at least (i) 1.05 to 1.00 through June 30, 1999 and (ii) 1.15 to 1.00 thereafter; (2) a ratio of (a) Total Debt to (b) EBITDA for the prior four quarter period of no greater than (a) 4.50 to 1.00 through June 30, 1997, (b) 4.00 to 1.00 from July 1, 1997 to June 30, 1998, (c)
3.75 to 1.00 from July 1, 1998 through June 30, 1999, (d) 3.50 to 1.00 from July 1, 1999 through June 30, 2001, and (e) 3.00 to 1.00 thereafter; (3) a minimum Net Worth of $65,000,000.00 plus 75% of cumulative positive net income from the closing date and 100% of the proceeds of any equity offering; and (4) a minimum ratio of Current Assets to Current Liabilities of 1.25 to 1.00.

EVENTS OF DEFAULT

     Events of Default under the Bank Credit Agreement include, subject to applicable notice, grace and cure periods, the following: (i) a default in the payment when due of any principal, interest or fees under the Bank Credit Agreement; (ii) a default by the Company under any debt instruments in excess of $5.0 million, or the occurrence of any event or condition that enables the holder of such debt to accelerate the maturity thereof; (iii) any material breach of any representation, warranty or statement in, or failure to perform any duty or covenant under the Bank Credit Agreement or any of the other Loan Documents; (iv) commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings by or against Holdings, TPC Holding, TPC or any subsidiary thereof; (v) the Term Loans and the Revolving Credit Facility cease to be secured by substantially all of the assets of the Company; (vi) material defaults related to employee benefits plans subject to Title I or IV of the Employee Retirement Income Security Act of 1974, as amended; (vii) any uninsured judgment or order in excess of $2.0 million remaining undischarged or unstayed for longer than certain periods; (viii) a default by the Company in the payment when due of principal of, interest or premium, if any, on the Notes, or the failure to observe, perform or comply with any agreement beyond any grace period with respect thereto that enables the holder of such debt to accelerate the maturity thereof or the Company becoming obligated to redeem, repurchase, or repay all or any portion of any principal, interest or premium on the Notes prior to its scheduled payment; (ix) a default by Holdings in the payment when due of principal of, interest or premium, if any, on the Discount Notes, or the failure to observe, perform or comply with any agreement beyond any grace period with respect thereto that enables the holder of such debt to accelerate the maturity thereof; and (x) the occurrence of any change of control.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes are to be issued under an Indenture, as amended, dated as of July 1, 1996 (the "Indenture"), between the Company and Fleet National Bank, as Trustee (the "Trustee").

     The following is a summary of certain provisions of the Indenture and the Notes, a copy of the form of which Indenture and the form of Notes is filed as an exhibit to the Registration Statement. Upon the effectiveness of the Exchange Offer Registration Statement, the Indenture became subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture and the Notes (i) is a description of such provisions after giving effect to the consummation of the Transactions, and (ii) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. As used in this "Description of the Notes" section, the term "Company" means Texas Petrochemicals Corporation.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York or the State of Connecticut (which initially shall be the offices of the Trustee, at Shawmut Trust Company of New York, c/o First Chicago Trust Co. of N.Y., 14 Wall Street, 8th Floor / Window #2, New York, New York 10005 or at 777 Main Street, Hartford, Connecticut 06115, respectively), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. See "-- Book-Entry, Delivery and Form." No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Notes are unsecured senior subordinated obligations of the Company, limited to $175 million aggregate principal amount, and will mature on July 1, 2006. The Notes will bear interest at the rate per annum shown on the cover page hereof from July 1, 1996, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the December 15 or June 15 immediately preceding the interest payment date on January 1 and July 1 of each year, commencing January 1, 1997. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to July 1, 2001. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

                                        REDEMPTION
               PERIOD                     PRICE
               ------                   ----------
2001.................................     105.562%
2002.................................     103.708
2003.................................     101.854
2004 and thereafter..................     100.000

     In addition, at any time and from time to time prior to July 1, 1999, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $113.75 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

     The indebtedness evidenced by the Notes represents senior subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any) and interest on the Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company under the Bank Credit Agreement. The Notes are also effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the assets securing such indebtedness.

     As of June 30, 1996, after giving pro forma effect to the Transactions as if they had occurred on such date, the Company's Senior Indebtedness would have been approximately $140.0 million, all of which is Secured Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Subsidiaries."

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to secured indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause
(i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness of the Company is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

     The Notes sold will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Notes that were (i) originally issued to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) who are not qualified institutional buyers ("QIBs") or (ii) issued as described below under "Certificated Notes" will be issued in definitive, certificated form. Upon the transfer of a Note in definitive, certificated form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive, certificated form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear substantially the legend referred to under "Transfer Restrictions" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (for purposes of this clause (i), the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of Holdings, TPC Holding or the Company with or into another Person or the merger of another Person with or into Holdings, TPC Holding or the Company, or the sale of all or substantially all the assets of Holdings, TPC Holding or the Company to another Person (in each case other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Holdings, TPC Holding or the Company, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings, TPC Holding or the Company, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation or a parent corporation that owns all of the capital stock of such corporation that represent immediately after such transaction, at least 35% of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

     Within 30 days following any Change of Control, the Company shall mail a notice to the Trustee and to each Holder stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The use of the terms "all or substantially all" and "substantially as an entirety" in Indenture provisions such as clause (iii) of the definition of "Change in Control" and under "-- Merger and Consolidation" has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, or a disposition of such assets "substantially as an entirety," which uncertainty should be considered by prospective investors in the Notes.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company, TPC Holding or Holdings would decide to do so in the future. Subject to the limitations discussed below, the Company, TPC Holding or Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's, TPC Holding's or Holdings' capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction. The Indenture will not contain any covenants that restrict the ability of Holdings or TPC Holding to incur Indebtedness.

     If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control offer. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price when due will give the Trustee and the holders of the Notes the rights described under "-- Events of Default."

     The existence of a holder's right to require the Company to offer to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The Bank Credit Agreement, under certain circumstances, prohibits the Company from purchasing any Notes prior to June 30, 2004, and also provides that the occurrence of certain change of control events with respect to the Company, TPC Holding and Holdings constitutes a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     LIMITATION ON INDEBTEDNESS. (a) The Company shall not Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.0 if such Indebtedness is Incurred from the Issue Date through June 30, 1999, and 2.25 to 1.0 if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to the Term Loan Provisions of the Bank Credit Agreement or any indenture or term loan provisions of any other credit or loan agreement in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (1) and then outstanding, does not exceed (A) $140.0 million LESS (B) the aggregate amount of all principal repayments of any such Indebtedness made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Indebtedness); (2) Indebtedness Incurred pursuant to the Revolving Credit Provisions of the Bank Credit Agreement or any other revolving credit facility in a principal amount which, when taken together with all letters of credit and the principal amount of all other Indebtedness Incurred pursuant to this clause
(2) and then outstanding does not exceed the greater of $40.0 million and the sum of (A) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 85% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries; (3) Indebtedness owed to and held by a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly

Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (4) the Notes or any Indebtedness, the proceeds of which are used to Refinance the Notes in full; (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant); (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause (6) or pursuant to the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below; (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture; (8) Indebtedness of the Company consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture; (9) Capital Lease Obligations in an aggregate principal amount not exceeding $5 million at any one time outstanding; and (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a)) does not exceed $10 million at any one time outstanding.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall constitute Refinancing Indebtedness and shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the covenant entitled "-- Limitation on Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

          (a) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

          (b) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause
     (a) of the covenant described under "-- Limitation on Indebtedness;"

          (c) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (a) or (b) of this paragraph);

          (d) Indebtedness of any Restricted Subsidiary consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture;

          (e) Preferred Stock which is not Disqualified Stock; PROVIDED, HOWEVER, that such Restricted Subsidiary shall not pay cash dividends on such Preferred Stock; and

          (f) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (b) or (c) of this paragraph or this clause (f); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (b), such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

     LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes, and after giving effect to, the proposed Restricted Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); PROVIDED, HOWEVER, that if the Notes achieve an Investment Grade Rating during any fiscal quarter, the percentage for such fiscal quarter (and for any other fiscal quarter where, on the first day of such fiscal quarter, the Notes shall have an Investment Grade Rating) will be 100% of Consolidated Net Income during such fiscal quarter; PROVIDED FURTHER, HOWEVER, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the Notes must have an Investment Grade Rating at the time such Restricted Payment is declared or, if not declared, made; (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees); (C) the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or a trust established by Holdings or any of its Subsidiaries for the benefit of their employees; PROVIDED, HOWEVER, that with respect to any such Net Cash Proceeds received from such an employee stock ownership plan or trust through the Incurrence of Indebtedness in connection with such issue or sale of Capital Stock, which Indebtedness also constitutes Indebtedness of the Company, such aggregate Net Cash Proceeds shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to such Indebtedness;
(D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), whether pursuant to the terms of such Indebtedness or pursuant to an agreement with a creditor to engage in an equity for debt exchange; (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such

Unrestricted Subsidiary; and (F) to the extent not covered in clauses (A) through (E) above, the aggregate net cash proceeds received after the date of the Indenture by the Company as capital contributions (other than from any of its Restricted Subsidiaries) plus $5 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (A) Disqualified Stock, (B) Capital Stock issued or sold to a Subsidiary of the Company or (C) Capital Stock issued or sold to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees to the extent that such employee stock ownership plan or trust has Incurred Indebtedness to finance the purchase of such Capital Stock, which Indebtedness also constitutes Indebtedness of the Company); PROVIDED, HOWEVER, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) a payment by the Company to TPC Holding, Holdings or the ESOP, or directly by the Company, to be used to repurchase, redeem, acquire or retire for value any Capital Stock of Holdings pursuant to any stockholders' agreement, management equity subscription plan or agreement, stock option plan or agreement, or other employee plan or agreement or employee benefit plan in effect as of the Issue Date or such similar employee plan or agreement or employee benefit plan as may be adopted by the Company from time to time; PROVIDED, HOWEVER, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $2,000,000 in any fiscal year; PROVIDED FURTHER, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments; (v) a payment by the Company to Holdings, TPC Holding or the ESOP to be used to repurchase Capital Stock of Holdings pursuant to the requirements of the ESOP in an aggregate amount in any fiscal year not to exceed the minimum amount required to be paid in cash under the ESOP as in effect on the Issue Date; PROVIDED, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments; (vi) a payment by the Company to TPC Holding or Holdings pursuant to the Tax Sharing Agreement; PROVIDED, HOWEVER, that the amount of any such payment shall not exceed the sum of (A) the amount of taxes which the Company would have been liable for on a stand-alone basis plus (B) the amount of any state net worth tax applicable to Holdings and TPC Holding; PROVIDED FURTHER, HOWEVER, such amount shall be excluded in the calculation of Restricted Payments; and (vii) a payment by the Company to TPC Holding or Holdings to pay their operating and administrative expenses, including, without limitation, directors' fees, legal and audit expenses, SEC compliance expenses and corporate franchise and other taxes, in an amount not to exceed the greater of $1,000,000 per fiscal year and 0.125% of the consolidated net sales of the Company for the preceding fiscal year; PROVIDED, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) to make any loans or advances to the Company or (c) to transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the lease or the property leased thereunder or in purchase money financings; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) encumbrances or restrictions imposed by operation of applicable law; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition, and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) FIRST, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary or such Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets; PROVIDED, HOWEVER, that the Company shall be required to commit such Net Available Cash to the acquisition of Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (the "Receipt Date") and shall be required to consummate the acquisition of such Additional Assets within 18 months from the Receipt Date; (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer pursuant to paragraph (b) below to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to
(x) the acquisition by the Company or any Wholly Owned Subsidiary or such Restricted Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $2.5 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments. Notwithstanding anything contained in this "-- Certain Covenants" section to the contrary, the Company shall not sell, convey, pledge, hypothecate or otherwise transfer the Houston Facility substantially as an entirety in one transaction or a series of related transactions to any Person, including, but not limited to, any Subsidiary, except for (i) pledges or security interests granted in connection with securing Indebtedness borrowed under the Bank Credit Agreement, and (ii) transactions that comply with the "-- Merger and Consolidation" covenant described below.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction on arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no material personal financial stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $5 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company or its Restricted Subsidiary, as the case may be.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of

Directors or the board of directors of the relevant Restricted Subsidiary, (iii) the grant of stock options or similar rights to employees and directors pursuant to plans approved by the Board of Directors or the board of directors of the relevant Restricted Subsidiary, (iv) loans or advances to officers, directors or employees in the ordinary course of business, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business,
(viii) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries or fees to be paid to Sterling or any Affiliate of Sterling, in each case pursuant to a written agreement in existence on the date of the Indenture and (ix) any Tax Sharing Agreement; PROVIDED, HOWEVER, that the aggregate amount payable by the Company pursuant thereto shall not exceed the sum of (A) the amount of taxes which the Company would have been liable for on a stand-alone basis plus (B) the amount of any state net worth tax applicable to Holdings and TPC Holding.

     LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary; PROVIDED, HOWEVER, that in connection with any such sale or disposition of Capital Stock the Company or any such Restricted Subsidiary complies with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

     MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, its assets substantially as an entirety to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction minus any costs incurred in connection with such transaction; and (v) the Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor company, only in the case of a conveyance, transfer or lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

     SEC REPORTS. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide within 15 days to the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; PROVIDED, HOWEVER, that if Holdings shall have become a Guarantor with respect to all obligations relating to the Notes (or the Exchange Notes), the reports, information and other documents required to be filed and provided as described hereunder may, at the Company's option, be filed by and be those of Holdings rather than the Company; PROVIDED FURTHER, HOWEVER, that in the event Holdings conducts, directly or indirectly, any business or holds, directly or indirectly, any significant assets other than the capital stock of TPC Holding or the Company at the time of filing and providing any such report, information or other document containing financial statements of Holdings, Holdings shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Company.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," -- "Limitation on Sales of Assets and Subsidiary Stock," " -- Limitation on Affiliate Transactions," "Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," or "-- SEC Reports," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Holdings, TPC Holding, the Company or any Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"). However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than the bankruptcy provisions relating to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions relating to the Company occurs and is continuing, the principal of and interest on all the Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.

     Without the consent of each holder of an outstanding Note affected thereby, no amendment may (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

     Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Company at its option at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company at its option at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation") (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and
(iv) of the first paragraph under, "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     Fleet National Bank is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. Such bank may also act as a depository of funds for or makes loans to, and performs other services for, the Company or its affiliates in the ordinary course of business in the future. The corporate trust office of the Trustee is located at 777 Main Street, Hartford, Connecticut 06115.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The Trustee may resign at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

     If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. The Indenture also contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition of the Excluded Assets, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means the Bank Credit Agreement, dated as of the date of the Indenture, among the Company, as successor to Finance Co., Texas Commerce Bank National Association, as agent, and the lenders party thereto, as such agreement, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the Indenture), substituted, refinanced, restructured, replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing). Subsequent to the date of the Indenture, there may be multiple Bank Credit Agreements and the term "Bank Credit Agreement" shall mean all such Bank Credit Agreements.

     "Bank Indebtedness" means any and all amounts payable by the Company under or in respect of the Bank Credit Agreement, as amended, refinanced or replaced from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of the Company or (except for the purposes of the covenant described under " -- Certain Covenants -- Change of Control") any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted

Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period, and (5) in calculating EBITDA and Consolidated Interest Expense for any period prior to the Issue Date for the purposes of calculating the Consolidated Coverage Ratio, without duplicating adjustments made pursuant to clauses (1) through (4) above, EBITDA and Consolidated Interest Expense for such period shall be calculated giving effect to the pro forma adjustments set forth under "Pro Forma Combined Financial Information" above and to a one-time employee compensation expense incurred in connection with the Transactions. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases and one-third of the rental expense attributable to operating leases, (ii) amortization of debt discount and debt issuance cost,
(iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary, and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(iii)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depository" means The Depository Trust Company, its nominees and their respective successors.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $15 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control."

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense, and (d) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (d) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Employee Offering" means any registration of shares of Common Stock by Holdings for sale to certain employees of Holdings and its Subsidiaries following the Acquisition.

     "ESOP" means the Company's Employee Stock Ownership Plan.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" means (i) .4547 acres at 145343 Memorial Drive, Houston, Texas; (ii) 30.007 acres located at Highway 6 and Briarforest, Houston, Harris County, Texas; (iii) 8.8962 acres located on Richmond and West Hollow Drive, Houston, Harris County, Texas; (iv) 2.9613 acres located at 8705-8707 Katy Freeway, Houston, Harris County, Texas; (v) a 4.14560 acre tract of land located at Highway 288 and South MacGregor Drive, Houston, Harris County, Texas; (vi) lots 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20, Block 133 located at 206 North
Kaufman, Ennis, Texas; and (vii) one airplane.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Houston Facility" means the Company's plant located at 8600 Park Place Boulevard, Houston, Texas 77017, together with all land owned or leased by the Company adjacent or in proximity thereto, all improvements or additions to such plant or land, including docks, pipelines and facilities for traincar and truck service, all equipment, catalysts and other items used in the production, processing, purification, finishing, extraction, hydrogenation, dehydrogenation, dimerization, oxo-dehydrogenation, back-cracking, skeletal isomerization or fractionation of chemical products, feedstocks or intermediaries.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; PROVIDED, HOWEVER, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. "Investment" shall not include payments by the Company to the ESOP (i) for the purpose of servicing Indebtedness of the ESOP, (ii) for the purpose of paying administrative expenses of the ESOP, and (iii) on behalf of employees of the Company or its Subsidiaries that do not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of the Company and its Subsidiaries who are eligible to participate in the ESOP. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; PROVIDED FURTHER, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Investment Grade Rating" means a rating of BBB - or higher by S&P and Baa3 or higher by Moody's or the equivalent of such rating by S&P and Moody's or by any other Rating Agency selected as provided in the definition of Rating Agency.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Moody's" means Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a wholly-owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Holders" means (i) each Person who owns Capital Stock of Holdings on the date of issuance of (a) the Notes or (b) the Common Stock in connection with the Employee Offering, (ii) any Person who on the date of issuance of the Notes is or was before such date an officer, director, stockholder, employee or consultant of Sterling, (iii) the ESOP, (iv) any savings or investment plan sponsored by the Company or Holdings, (v) with respect to any Person covered by the preceding clauses (i) through (iv) (A) in the case of an entity, any Affiliate of such Person, and (B) in the case of an individual, any spouse, parent, sibling, child or grandchild (in each case, whether such relationship arises from birth, adoption or through marriage), or
(vi) any trust, limited liability company, corporation, limited or general partnership or other entity, a majority of interest of the beneficiaries, stockholders, partners or owners (direct or beneficial) of which are Persons of the type referred to in the preceding clauses (i) through (v).

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of Holdings, TPC Holding or the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (x) a Public Equity Offeringhas been consummated and (y) at least 15% of the total issued and outstanding common stock of Holdings, TPC Holding or the Company, as applicable, has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Rating Agency" means S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody's or both, as the case may be.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount

(or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company on the Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Provisions" means the provisions in the Bank Credit Agreement pursuant to which the lenders have committed to make available to the Company a revolving credit facility in a maximum principal amount of $40 million.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "S&P" means Standard & Poor's Ratings Group.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Stock Purchase Agreement" means the stock purchase agreement dated as of May 14, 1996, by and among TPC Holding, Holdings, certain shareholders of TOC, and certain shareholders of the Company.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, limited liability company, limited or general partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Tax Sharing Agreement" means any tax sharing agreement between the Company, TPC Holding and Holdings or any other person with which the Company is required to, or is permitted to, file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

     "Term Loan Provisions" means the provisions in the Bank Credit Agreement pursuant to which the lenders have committed to make available to the Company $140 million of credit facilities in the form of amortizing term loans.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a general summary of the principal federal income tax matters of general application relating to the Exchange Offer and the holding and disposing of the Original Notes and the Exchange Notes and reflects the opinion provided by Bracewell & Patterson, L.L.P. ("Counsel"), counsel to the Company, as to these matters. There can be no assurance that the Internal Revenue Service will take a similar view as to any of the tax consequences described below. The discussion is based on current provisions of the Internal Revenue Code, existing Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion does not purport to describe all aspects of federal income taxation that may be relevant to a holder in light of its particular tax status and its other income, deductions and credits and does not discuss any state, local or foreign tax matters. Moreover, certain holders (including insurance companies, tax-exempt organizations and foreign persons) may be subject to special rules not discussed below. The discussion is limited to investors who hold the Original Notes, and will hold any Exchange Notes acquired pursuant to the Exchange Offer, as capital assets (generally, property held for investment).
     DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH HOLDER OF ORIGINAL NOTES IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE EXCHANGE OF ITS ORIGINAL NOTES FOR EXCHANGE NOTES, AND THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE EFFECT OF POSSIBLE CHANGES IN THE TAX LAWS.

EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES

     Under Treasury Regulations, a "significant modification" of a debt instrument is deemed to constitute a sale or exchange therefor for federal income tax purposes, resulting (in appropriate circumstances) in gain or loss to the holder of the modified debt instrument, cancellation of indebtedness to the issuer of the modified debt instrument, and various changes under the original issue discount rules.

     Although there is no precedent directly on point or closely analogous, because the economic rights of the holder of Original Notes VIS-A-VIS the Company will not be modified as a result of an exchange of such notes for Exchange Notes, such exchange should not be a significant modification for these purposes and the Exchange Notes will be treated as a continuation of the corresponding Original Notes. The Company will take this position and intends to report the transaction in this manner for federal income tax purposes. Even if the exchange of Exchange Notes for Original Notes is not treated as a continuation of the Original Notes, the exchange will constitute a recapitalization of the Company within the meaning of section 368(a)(1)(E) of the Internal Revenue Code, which would be a tax-free transaction of the holders of Original Notes, except to the extent the principal amount of securities received exceeds the principal amount of securities surrendered therefor. Thus, the holder of an Original Notes will not recognize gain or loss upon the exchange of such security for Exchange Notes; the holder's basis in the Exchange Notes will be the same as its basis in the Original Notes, and the holder's holding period for the Exchange Notes for federal income tax purposes will include any holding period for the Original Notes.

     If the exchange of Exchange Notes for Original Notes were not viewed as a continuation of the Original Notes, then notwithstanding that the Original Notes were issued without original issue discount, if the issue price of the Exchange Notes is less than that of the Original Notes, the Exchange Notes would be viewed as possessing original issue discount. However, the holder would also have amortizable bond premium (see " -- AMORTIZABLE BOND PREMIUM" below) with respect to the Exchange Notes to the extent the holder's tax basis in the Exchange Notes exceeds the issue price for such notes. It is likely that any original issue discount income attributable to the Exchange Notes and any amortizable bond premium on such notes would offset one another, leaving the holder with substantially the same taxable interest income for each period under the Exchange Notes as it would have had under the Original Coupon Notes.

     The remaining summary of federal income tax consequences of owning and disposing of the Exchange Notes also applied to holders of Original Notes who do not accept the Exchange Offer.

THE NOTES

     STATED INTEREST. A holder of a Note is required to report as ordinary income the stated interest earned on the Note in accordance with such holder's method of tax accounting.

     AMORTIZABLE BOND PREMIUM. If a holder purchases a Note after issuance and its tax basis in the Note as of the date of purchase exceeds the greater of the principal amount or the amount payable on a call date prior to maturity, the holder may be entitled to elect to treat such excess as bond premium which is amortizable over the term of the Note in accordance with a constant yield to maturity method that takes into account the compounding of interest. An election to amortize bond premium applies to all debt obligations acquired by the taxpayer in the taxable year of the election and all subsequent years, unless revoked with the consent of the Internal Revenue Service ("IRS"). If amortizable bond premium for a holder is determined by reference to a call price, and if the
Note is not subsequently redeemed on the call date, then, for purposes of determining future amounts of amortizable bond premium, the Note will be considered to be reissued on such date for an amount equal to the nonexercised call price. The amount of amortizable bond premium with respect to a Note generally will be treated as a reduction in the holder's interest income on the Note. The holder's tax basis in the Note will be reduced by any bond premium it is allowed to amortize. Purchasers of Notes should consult their tax advisors concerning the existence of amortizable bond premium and the effect of the associated election.

     DISPOSITION. In general, upon the sale, redemption or other disposition of a Note, the holder will recognize (i) ordinary interest income to the extent of any interest that has accrued while the holder held the Note but has not yet been taken into income by the holder and (ii) gain or loss equal to the difference between the amount realized from such disposition (exclusive of any amounts treated as ordinary interest income under clause (i)) and the holder's tax basis in the Note. Except as provided under " -- MARKET DISCOUNT" below, the gain or loss described in clause (ii) of the preceding sentence will be capital gain or loss and will be long-term if the Note was held for more than one year.

     MARKET DISCOUNT. If a holder purchases a Note after issuance, there will be market discount equal to the excess, if any, of the principal amount of the Note over the holder's tax basis in the Note at the time of acquisition, unless such excess qualified for a de minimis exception. Under the market discount rules, any gain recognized by a holder upon the sale or other disposition of a Note with market discount will be taxable as ordinary interest income to the extent of the portion of the market discount that accrued on a straight-line basis (or, at the election of the holder, on a constant yield to maturity basis) while the holder held the Note. Market discount income may be recognized on a gift of a Note as if the Note had been sold for its fair market value. A holder of a Note with market discount may be required to defer deductions for a portion of such holder's interest expense on any indebtedness incurred or maintained to purchase or carry the Note.

     As an alternative to the foregoing, a holder of a Note with market discount may elect under certain circumstances to accrue such market discount income currently (in which case its tax basis in the Note will be increased by such accrued market discount income and the deduction-deferral rule described in the preceding paragraph will not apply to the Note). Any such election applies to all obligations acquired by the holder in the taxable year of the election and all subsequent years, unless revoked with the consent of the IRS.

     BACKUP WITHHOLDING. Under certain circumstances, the failure of a holder of Notes to provide sufficient information to establish that such holder is exempt from the backup withholding provisions of the Internal Revenue Code will subject such holder to backup withholding at a rate of 31% of interest paid with respect to the Notes and on the proceeds of a sale or redemption of the Notes. In general, backup withholding applies if a holder fails to furnish a correct taxpayer identification number, fails to report dividends and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to withholding. An individual taxpayer's identification number is such person's Social Security number.

                                 LEGAL MATTERS

     The validity of the Notes will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Certain members of Bracewell & Patterson, L.L.P. own less than 0.5% of the outstanding Common Stock of Holdings.

                                    EXPERTS

     The combined financial statements of TOC, its subsidiaries and Clarkston as of May 31, 1995 and as of June 30, 1996, for the years ended May 31, 1994 and 1995, the twelve months ended May 31, 1996 and the one month ended June 30, 1996 and the financial statements of Finance Co. as of June 30, 1996 included in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent public accountants, as stated in their reports included herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                        PAGE
                                        ----
TPC Finance Corp.
     Report of Independent
      Accountants....................    F-2
     Balance Sheet as of June 30,
      1996...........................    F-3
Texas Olefins Company, subsidiaries
and affiliate
     Report of Independent
      Accountants....................    F-4
     Combined Balance Sheets as of
      June 30, 1996 and as of May 31,
      1995...........................    F-5
     Combined Statements of
      Operations for the one month
      ended June 30, 1996 and 1995
      (1995 unaudited), for the
      twelve months ended May 31,
      1996, and for the years ended
       May 31, 1995 and 1994.........    F-6
     Combined Statements of
      Stockholders' Equity for the
      one month ended June 30, 1996,
      for the twelve months ended May
      31, 1996, and for the years
      ended May 31, 1995 and 1994....    F-7
     Combined Statements of Cash
      Flows for the one month ended
      June 30, 1996 and 1995 (1995
      unaudited), for the twelve
      months ended May 31, 1996, and
      for the years ended
       May 31, 1995 and 1994.........    F-8
     Notes to Combined Financial
      Statements.....................    F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
TPC Finance Corp.:

     We have audited the accompanying balance sheet of TPC Finance Corp. ("Finance Co.") as of June 30, 1996. This balance sheet is the responsibility of Finance Co.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Finance Co. as of June 30, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 16, 1996

                               TPC FINANCE CORP.
                                 BALANCE SHEET
                                 JUNE 30, 1996

               ASSETS
Cash .........................................................            $1,000
                                                                          ------
          Total ..............................................            $1,000
                                                                          ======

        STOCKHOLDER'S EQUITY
Common stock $0.01 par value; 1,000 shares authorized; 1,000
  shares issued and outstanding ..............................            $   10
Additional paid-in capital ...................................               990
                                                                          ------
          Total ..............................................            $1,000
                                                                          ======

NOTE: TPC Finance Corp. ("Finance Co.") was incorporated in Texas on May 2,
      1996. On May 14, 1996, Finance Co.'s parent, TPC Holding Corp. ("TPC Holding") entered into an agreement to purchase the outstanding capital stock of Texas Olefins Company ("TOC") and the outstanding capital stock (not already owned by TOC) of Texas Petrochemicals Corporation and its subsidiaries. Effective July 1, 1996, the acquisition closed for total consideration of approximately $377 million. In connection with the acquisition, Finance Co. incurred indebtedness of approximately $315 million and loaned the combined net proceeds to TPC Holding. Finance Co. was then merged with and into Texas Petrochemicals Corporation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Texas Olefins Company:

     We have audited the accompanying combined balance sheet of Texas Olefins Company, subsidiaries and affiliate as of June 30, 1996 and May 31, 1995, and the related combined statements of operations, stockholders' equity, and cash flows for the one month period ended June 30, 1996, the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects the combined financial position of Texas Olefins Company, subsidiaries and affiliate as of June 30, 1996 and May 31, 1995, and the combined results of their operations and their cash flows for the one month period ended June 30, 1996, the twelve month period May 31, 1996 and for the years ended May 31, 1995 and 1994, in conformity with generally accepted accounting principles.

     As further described in Note 2 to the combined financial statements, effective July 1, 1996 the Company was acquired for approximately $377 million in a series of transactions.

     As discussed in Note 1 to the combined financial statements, effective June 1, 1993 and June 1, 1994, the Company changed its method of accounting for income taxes and its method of accounting for investment securities, respectively.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 16, 1996

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
                             COMBINED BALANCE SHEET

                                          JUNE 30,          MAY 31,
                                            1996             1995
                                       ---------------  ---------------
               ASSETS
Current assets:
     Cash and cash equivalents.......  $     4,780,401  $    17,829,432
     Investment securities...........        6,794,395       21,125,602
     Accounts receivable:
          Trade......................       35,278,643       40,097,811
          Due from broker............        --               4,497,600
     Inventories (Note 4)............       11,933,478       17,232,101
     Prepaid expenses................        9,665,174        8,245,440
     Other current assets............        2,087,740        2,225,000
                                       ---------------  ---------------
               Total current
                  assets.............       70,539,831      111,252,986
Property, plant and equipment, net
  (Note 5)...........................       81,814,284       90,071,528
Investments in land held for sale in
  1996 (Note 6)......................        6,180,907       18,773,019
Investment in and advances to limited
  partnership (Note 7)...............        2,824,251        3,216,608
Other assets, net of accumulated
  amortization of $1,410,701 and
  $1,178,558 at June 30, 1996 and May
  31, 1995, respectively.............        6,522,776        7,422,870
                                       ---------------  ---------------
               Total assets..........  $   167,882,049  $   230,737,011
                                       ===============  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable -- trade.......  $    40,130,860  $    35,957,817
     Notes payable to stockholders
       and former stockholder (Note
       9)............................        --                 697,445
     Accrued expenses (Note 10)......        4,382,657        6,795,234
     Dividends payable...............          677,000        --
                                       ---------------  ---------------
               Total current
                  liabilities........       45,190,517       43,450,496
                                       ---------------  ---------------
Revolving line of credit (Note 8)....       13,000,000        --
Notes payable to stockholders and
  former stockholder (Note 9)........        --                 325,045
Other liabilities....................          344,000          502,862
Deferred income taxes (Note 11)......       15,763,393       22,125,000
Minority interest in net assets of
  consolidated subsidiary............        1,107,070        1,061,410
Commitments and contingencies (Note
  12)................................
Stockholders' equity:
     Class A common stock, $1 par
       value, 500,000 shares
       authorized, 200,000 shares
       issued and outstanding........          200,000          200,000
     Class B common stock, $1 par
       value, nonvoting, 10,000,000
       shares authorized, 3,800,000
       and 5,021,200 shares
       outstanding at June 30, 1996
       and May 31, 1995,
       respectively..................        3,800,000        5,021,200
     Common stock (Affiliate) $1 par
       value, 1,000,000 shares
       authorized and issued,
       1,000,000 shares outstanding
       at
       May 31, 1995..................        --               1,000,000
     Retained earnings...............       89,864,328      161,169,582
     Unrealized loss on investment
       securities, net of taxes......       (1,387,259)      (3,650,584)
     Treasury stock at cost, 7,200
       shares at May 31, 1995........        --                (468,000)
                                       ---------------  ---------------
               Total stockholders'
                  equity.............       92,477,069      163,272,198
                                       ---------------  ---------------
                     Total
                       liabilities
                       and
                       stockholders'
                       equity........  $   167,882,049  $   230,737,011
                                       ===============  ===============

    The accompanying notes are an integral part of the financial statements.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
                        COMBINED STATEMENT OF OPERATIONS


                                         ONE MONTH       ONE MONTH      TWELVE MONTHS
                                           ENDED           ENDED            ENDED              YEAR ENDED MAY 31,
                                          JUNE 30,        JUNE 30,         MAY 31,      --------------------------------
                                            1996            1995            1996             1995             1994
                                       --------------  --------------  ---------------  ---------------  ---------------
                                                        (UNAUDITED)
Revenues.............................  $   41,383,797  $   36,187,002  $   455,585,097  $   474,676,801  $   352,447,026
Cost of goods sold...................      35,991,859      29,407,893      379,467,795      396,360,220      268,813,284
Depreciation and amortization........       1,277,144       1,210,082       14,981,820       14,298,015       13,571,905
                                       --------------  --------------  ---------------  ---------------  ---------------
     Gross profit....................       4,114,794       5,569,027       61,135,482       64,018,566       70,061,837
Selling, general and administrative
  expenses...........................       1,682,536       2,245,682       19,070,256       16,571,150       16,729,941
                                       --------------  --------------  ---------------  ---------------  ---------------
          Income from operations.....       2,432,258       3,323,345       42,065,226       47,447,416       53,331,896
                                       --------------  --------------  ---------------  ---------------  ---------------
Interest income (expense), net.......         (75,769)        149,314       (1,630,078)         720,118         (237,838)
Other income (expense):
     Dividend income.................              --          28,961          252,211          361,625          487,402
     Charitable contributions........         (51,520)             --         (655,536)        (656,509)      (5,115,991)
     Gain (loss) on disposal of
       assets and investment
       securities, net...............        (279,686)        297,577       (3,098,725)       1,112,092        3,385,362
     Impairment of investment in
       land..........................              --              --      (12,592,112)              --               --
     Other, net......................         (37,130)       (261,209)         167,145          283,475          452,592
                                       --------------  --------------  ---------------  ---------------  ---------------
                                             (368,336)         65,329      (15,927,017)       1,100,683         (790,635)
                                       --------------  --------------  ---------------  ---------------  ---------------
          Income before income taxes
             and minority interest...       1,988,153       3,537,988       24,508,131       49,268,217       52,303,423
Provision for income taxes (Note
  10)................................         761,000       1,263,543        7,902,549       16,880,010       18,396,363
Minority interest in net loss of
  consolidated subsidiary............           8,774           7,325          143,037          128,630            5,051
                                       --------------  --------------  ---------------  ---------------  ---------------
          Net income.................  $    1,235,927  $    2,281,770  $    16,748,619  $    32,516,837  $    33,912,111
                                       ==============  ==============  ===============  ===============  ===============
Pro Forma net income to reflect
  income taxes for Affiliate (Note
  11)................................  $    1,235,927  $    2,177,910  $    15,097,813  $    30,447,872  $    32,755,480
                                       ==============  ==============  ===============  ===============  ===============

    The accompanying notes are an integral part of the financial statements.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                        UNREALIZED
                                       CLASS A     CLASS B    AFFILIATE                  LOSS ON
                                        COMMON     COMMON      COMMON      RETAINED     INVESTMENT    TREASURY
                                        STOCK       STOCK       STOCK      EARNINGS     SECURITIES     STOCK         TOTAL
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1993................  $200,000   $5,042,800  $1,000,000  $123,780,734               $(1,872,000) $128,151,534
Net income...........................                                      33,912,111                              33,912,111
Dividends............................                                     (21,404,500)                            (21,404,500)
Purchase of 60,000 shares of treasury
  stock..............................                                                                  (250,743)     (250,743)
Cancellation of 14,400 shares of
  Class B common stock...............               (14,400)                 (921,600)                  936,000
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1994................  200,000    5,028,400   1,000,000   135,366,745                (1,186,743)  140,408,402
Net income...........................                                      32,516,837                              32,516,837
Dividends............................                                      (6,253,200)                             (6,253,200)
Sale of 60,000 shares of treasury
  stock..............................                                                                   250,743       250,743
Cancellation of 7,200 shares of Class
  B common stock.....................                (7,200)                 (460,800)                  468,000
Unrealized loss on investment
  securities, net of taxes...........                                                   $(3,650,584)               (3,650,584)
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1995................  200,000    5,021,200   1,000,000   161,169,582   (3,650,584)    (468,000)  163,272,198
Net income...........................                                      16,748,619                              16,748,619
Redemption of 25,000 shares of Class
  A common stock and 1,565,670 shares
  of Class B common stock............                                                                (95,440,200)
(95,440,200)
Sale of 376,670 shares of treasury
  stock..............................                                                                22,600,200    22,600,200
Dividends............................                                     (16,526,000)                            (16,526,000)
Change in unrealized loss on
  investment securities, net of
  taxes..............................                                                    3,007,034                  3,007,034
Cancellation of 1,214,000 shares of
  Class B Common Stock...............             (1,214,000)             (71,626,000)               72,840,000
Cancellation of 7,200 shares of Class
  B common stock.....................                (7,200)                 (460,800)                  468,000
Redemption and cancellation of
  1,000,000 shares of Affiliate
  common stock.......................                         (1,000,000)                                          (1,000,000)
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1996................  200,000    3,800,000      --        89,305,401     (643,550)      --        92,661,851
Net income...........................                                       1,235,927                               1,235,927
Net change in unrealized loss on
  investment securities, net of
  taxes..............................                                                     (743,709)                  (743,709)
Liquidating dividend to affiliate
  shareholders.......................                                        (677,000)                               (677,000)
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance June 30, 1996................  $200,000   $3,800,000  $  --       $89,864,328   $(1,387,259) $   --       $92,477,069
                                       ========   =========   =========   ===========   ==========   ==========   ===========

    The accompanying notes are an integral part of the financial statements.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
                        COMBINED STATEMENT OF CASH FLOWS

                                         ONE MONTH     ONE MONTH    TWELVE MONTHS
                                           ENDED         ENDED          ENDED           YEAR ENDED MAY 31,
                                         JUNE 30,       JUNE 30,       MAY 31,     ----------------------------
                                           1996           1995          1996           1995           1994
                                       -------------  ------------  -------------  -------------  -------------
                                                      (UNAUDITED)
Cash flows from operating activities:
    Net income.......................  $   1,235,927  $  2,281,770  $  16,748,619  $  32,516,837  $  33,912,111
    Adjustments to reconcile net
      income to net cash provided by
      operating activities:
      Depreciation and amortization
         of fixed assets.............      1,259,287     1,192,225     14,767,534     14,071,933     13,307,619
      Amortization of other assets...         17,857        17,857        214,286        226,082        264,286
      (Gain) loss on disposal of
         assets and investment
         securities, net.............        279,686      (297,577)     3,098,725     (1,112,092)    (3,385,362)
      Impairment of investment in
         land........................       --             --          12,592,112       --             --
      Earnings from limited
         partnership.................        190,000       (35,000)       202,357       (260,000)      (576,687)
      Minority interest in net loss
         of consolidated
         subsidiary..................         (8,774)       (7,325)      (143,037)      (128,630)        (5,051)
      Deferred income taxes..........       (237,000)     (142,476)    (5,829,000)       818,000        272,000
      Change in:
         Accounts receivable.........      7,723,615     8,188,953      1,593,153    (18,099,625)     5,630,239
         Inventories.................      3,068,781    (6,119,679)     2,229,842     12,954,019    (20,902,013)
         Other current assets........        726,761       230,814     (3,586,208)      (822,816)    (3,669,581)
         Other assets................        697,341      (367,933)       (29,390)       (30,825)     2,927,143
         Accounts payable............       (107,025)   (6,198,691)     4,280,068      9,786,553      1,027,441
         Other liabilities...........       (152,713)       41,138         (6,149)       153,562          5,296
         Accrued expenses............       (779,778)    3,082,400     (1,632,799)       227,082      1,434,238
                                       -------------  ------------  -------------  -------------  -------------
           Net cash provided by
             operating activities....     13,913,965     1,866,476     44,500,113     50,300,080     30,241,679
                                       -------------  ------------  -------------  -------------  -------------
Cash flows from investing activities:
    Capital expenditures.............     (1,997,002)     (470,780)    (5,462,265)    (8,679,630)   (12,549,782)
    Purchase of investment securities
      available for sale.............       --             --         (19,138,418)   (33,998,414)   (35,017,639)
    Proceeds from sale of investment
      securities available for
      sale...........................        701,872     6,394,764     32,821,193     16,777,979     42,240,795
                                       -------------  ------------  -------------  -------------  -------------
         Net cash provided by (used
           in) investing
           activities................     (1,295,130)    5,923,984      8,220,510    (25,900,065)    (5,326,626)
                                       -------------  ------------  -------------  -------------  -------------
Cash flows from financing activities:
    Bank overdraft...................    (12,382,192)      --          12,382,192       --             --
    Proceeds from revolving line of
      credit.........................     17,100,000       --         100,050,001     25,000,000     88,100,000
    Payments of revolving line of
      credit.........................    (14,100,000)      --         (90,050,000)   (36,000,001)   (87,100,000)
    Proceeds from notes payable......       --             --                  --      1,000,000      1,000,000
    Payments of notes payable........       --            (716,565)    (1,022,490)    (4,697,445)    (1,487,120)
    Redemption of common stock.......       --             --         (96,440,200)            --       (518,428)
    Dividends paid...................       --          (3,763,000)   (16,526,000)    (9,082,700)   (18,575,000)
    Proceeds from sale of common
      stock..........................       --             --          22,600,200        450,744      1,000,000
                                       -------------  ------------  -------------  -------------  -------------
         Net cash used in financing
           activities................     (9,382,192)   (4,479,565)   (69,006,297)   (23,329,402)   (17,580,548)
                                       -------------  ------------  -------------  -------------  -------------
Net increase (decrease) in cash and
  cash equivalents...................      3,236,643     3,310,895    (16,285,674)     1,070,613      7,334,505
Cash and cash equivalents, at
  beginning of year..................      1,543,758    17,829,432     17,829,432     16,758,819      9,424,314
                                       -------------  ------------  -------------  -------------  -------------
Cash and cash equivalents, at end of
  year                                 $   4,780,401  $ 21,140,327  $   1,543,758  $  17,829,432  $  16,758,819
                                       =============  ============  =============  =============  =============
Supplemental disclosures of cash flow
  information:
    Cash paid during the year for:
         Interest....................  $      61,646  $    --       $   2,330,285  $     526,970  $     662,731
         Income taxes................        877,211       --          14,756,310     14,740,083     16,992,041


    The accompanying notes are an integral part of the financial statements.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
                     NOTES TO COMBINED FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Texas Olefins Company, its subsidiaries and its affiliate, Clarkston Corporation ("Affiliate") (collectively, the "Company") are principally engaged through its facility in Houston, Texas in the manufacturing and sale of various petrochemical products in North America.

     The Company is the largest producer of butadiene and butene-1, and the second largest producer of methyl tertiary-butyl ether ("MTBE"), in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. The Company purchases a significant portion of its crude butadiene requirements at prices which are adjusted based on the Company's selling price of butadiene as well as the cost of natural gas used to produce butadiene, thereby providing the Company with a fixed profit on such sales. Methanol and isobutane are purchased at prices linked to prevailing market prices.

     For the twelve months ended May 31, 1996 and for the one month ended June 30, 1996, approximately 43% and 45%, respectively, of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. The Company believes that the combination of its fixed profit contracts, competitive cost position and specialty product sales provides stability to its cash flows and helps to offset the effects of cyclical downturns.

     The significant accounting policies of the Company are described below.

     CHANGE IN FISCAL YEAR END

     In June 1996 the Company's board of directors approved a change in the Company's fiscal year end to June 30 from May 31. Accordingly, the accompanying combined financial statements include results of operations and cash flows for the one month transition period.

     PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Texas Olefins Company, its subsidiaries and Affiliate. Texas Olefins Company's subsidiaries include Texas Petrochemicals Corporation (the "Corporation"), an 80.7% majority-owned subsidiary, and its wholly-owned subsidiary, Texas Butylene Chemical Company. All significant intercompany transactions have been eliminated. For purposes of these combined financial statements, the minority interest in the investment and earnings of the Corporation has been presented as if the Corporation was a wholly-owned subsidiary of the Company. The minority interest reflected in the accompanying financial statements reflects approximately 20% of the common stock of The Texas Falls Corporation not owned by the Company.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVESTMENT SECURITIES

     Effective June 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115). Management has classified all investments as available-for-sale. Cost is determined by specific identification. Purchases and

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

sales are reflected on a trade date basis. Investment securities are carried at fair value with any unrealized gains or losses reported as a component of stockholders' equity, net of tax.

     INVENTORIES

     Inventories consist of raw materials, finished goods and chemicals used in processing and are valued at the lower of average cost or market.

     The Company may enter into product exchange agreements with suppliers whereby certain inventories are exchanged for raw materials. These exchanges are recorded at the lower of cost or market. Any resulting gains or losses from the utilization of these exchanges are reflected in cost of chemical products sold. Balances related to quantities due to or payable by the Company are included in inventory.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Turnaround costs and other maintenance and repairs are charged to expense as incurred while significant improvements are capitalized. Upon retirement or sale of an asset, the asset and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in operations.

     DEPRECIATION

     Depreciation of property, plant and equipment is computed using the straight-line method over their estimated useful lives ranging from 3 to 31 1/2 years, with the plants being depreciated over 12 years.

     OTHER ASSETS

     Other assets include certain intangible assets and catalysts which are amortized using the straight-line method over their useful lives ranging from 2 to 10 years.

     IMPAIRMENT OF ASSETS

     Prior to June 1, 1995, the Company recognized impairment of investments in land and property, plant and equipment at the time when a decline in value of an asset was determined to be permanent. Effective June 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Impairment of Long-Lived Assets and Assets to be Disposed of."

     REVENUE RECOGNITION

     The Company recognizes revenue from sales of refined products in the period of delivery.

     INCOME TAXES

     Effective June 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The adoption had no effect on financial position or net income. Under SFAS No. 109, deferred taxes are provided at the enacted tax rate on temporary differences between assets and liabilities for financial and tax reporting purposes.

     Deferred taxes are recorded to reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     The Affiliate of the Company has elected for federal tax purposes to be taxed under provisions of Subchapter S of the Internal Revenue Code. This election requires the stockholders to include the Affiliate's net earnings, losses and credits in their own income for tax purposes. Accordingly, the Affiliate generally is not liable for federal income taxes and no provision for federal income taxes is included in the accompanying financial statements. Pro Forma net income to reflect the effect on the combined company of income taxes for the Affiliate as if it were a taxable entity has been included or face the income statement. The Affiliate's articles of incorporation require its board of directors to declare a payment of a cash dividend to

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

its shareholders of no less than 110% of the maximum individual federal income tax rate under the Internal Revenue Code for each calendar year, payable within 30 days after the Affiliate files its tax return.

     MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENTLY ISSUED PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("SFAS No. 123"). SFAS No. 123, which is effective for fiscal years beginning after December 31, 1995, encourages but does not require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company has not yet determined if it will adopt this new fair value-based method of accounting for its stock-based incentive plans or elect the disclosure provisions of SFAS No. 123.

     RECLASSIFICATIONS

     Certain reclassifications have been made to previously issued financial statements to conform to the current presentation. There is no resulting impact on stockholders' equity or net income.

2.  ACQUISITION OF THE COMPANY:

     Effective July 1, 1996, the Company, including a raw material supply contract of the Affiliate, was acquired for approximately $377 million in a series of transactions. After the transactions Texas Olefins Company was merged with and into Texas Petrochemicals Corporation with Texas Petrochemicals Corporation becoming a 100% owned subsidiary of Texas Petrochemicals Holdings, Inc. In connection with the acquisition, Texas Petrochemicals Corporation incurred $175 million of Senior Subordinated Notes due 2006 and approximately $140.0 million pursuant to a bank debt agreement. In June 1996, Clarkston Corporation was dissolved and a $677,000 liquidating dividend was declared to its shareholders.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

     The following unaudited pro forma combined balance sheet assumes the acquisition of the Company occurred on June 30, 1996. The unaudited pro forma combined statements of operations assumes the acquisition occurred on June 1, 1995 for the twelve months ended May 31, 1996 and on June 1, 1996 for the one month ended June 30, 1996.

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

               ASSETS
Current assets:
     Cash and cash equivalents ...............................        $    7.6
     Investment securities ...................................          --
     Accounts receivable .....................................            35.3
     Inventories .............................................            11.9
     Other current assets ....................................            11.0
                                                                      --------
          Total current assets ...............................            65.8
                                                                      --------
Property, plant and equipment, net ...........................           260.5
Investments in land ..........................................             3.9
Investment in and advances to limited
  partnership ................................................             2.8
Other assets .................................................           207.6
                                                                      --------
          Total assets .......................................        $  540.6
                                                                      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ........................................        $   40.1
     Accrued expenses ........................................             4.2
Dividends payable ............................................             0.7
                                                                      --------
          Total current
        liabilities ..........................................            45.0
Revolving line of credit .....................................          --
Senior Term Loans ............................................           130.0
Senior Subordinated Notes ....................................           175.0
ESOP Term Loan ...............................................            10.0
Other liabilities ............................................            35.3
Deferred income taxes ........................................            79.1
Minority interest in net assets of
  consolidated subsidiary ....................................          --
Common Stock held by ESOP ....................................            10.0
     Less: Note receivable from
      ESOP ...................................................           (10.0)
Stockholders' equity .........................................            66.2
                                                                      --------
          Total liabilities and
           stockholders' equity ..............................        $  540.6
                                                                      ========

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                          ONE MONTH       TWELVE MONTHS
                                            ENDED             ENDED
                                        JUNE 30, 1996      MAY 31, 1996
                                        --------------    --------------
Revenues.............................       $ 41.2            $454.2
Cost of goods sold...................         35.4             367.3
Depreciation and amortization........          3.1              36.3
                                        --------------    --------------
     Gross profit....................          2.7              50.6
Selling, general and administrative
  expenses...........................          1.5              12.7
                                        --------------    --------------
          Income from operations.....          1.2              37.9
Interest expense, net................          2.6              31.9
Other income (expense):
     Dividend income.................       --                --
     Charitable contribution.........       --                --
     Loss on disposal of assets and
      investment securities, net.....         (0.3)             (3.1)
     Impairment of investment in
      land...........................       --                 (12.6)
     Other, net......................          0.1               0.1
                                        --------------    --------------
Loss before income taxes and minority
  interest...........................         (1.6)             (9.6)
Provision for income taxes...........       --                --
Minority interest in net loss of
  consolidated subsidiary............       --                --
          Net loss...................       $ (1.6)           $ (9.6)
                                        ==============    ==============

3.  INVESTMENT SECURITIES:

     As of June 30, 1996 the Company held $6,794,700 of equity securities with an unamortized cost of $8,996,394 and gross unrealized losses of $2,201,999. Unrealized losses of $643,550 and $1,387,259 (net of deferred tax) related to these securities is recorded as a component of stockholders' equity for the twelve months ended May 31, 1996 and the one month ended June 30, 1996, respectively. During the twelve months ended May 31, 1996 and the one month ended June 30, 1996, gross realized gains of approximately $1,897,000 and $0, respectively, and gross realized losses of approximately $4,996,000 and $280,000, respectively, were recognized on the sale of securities.

     The Company held $3,680,409 of bankers acceptance notes at May 31, 1995, with scheduled maturities of less than one year. The Company also held approximately $17,445,193 of equity securities at May 31, 1995. Unrealized losses of $3,650,584 (net of deferred tax) related to these securities is recorded as a component of stockholders' equity for the year ended May 31, 1995. During the year ended May 31, 1995, gross realized gains of approximately $1,163,000 and gross realized losses of approximately $51,000 were recognized on the sale of securities.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

     The amortized cost and estimated market values of investment securities at May 31, 1995 are as follows:

                                                           GROSS           GROSS
                                         AMORTIZED       UNREALIZED      UNREALIZED         FAIR
                                           COSTS           GAINS           LOSSES          VALUE
                                       --------------  --------------  --------------  --------------
Bankers acceptance notes.............  $    3,680,409                                  $    3,680,409
Equity securities....................      23,061,776  $      350,000  $    5,966,583      17,445,193
                                       --------------  --------------  --------------  --------------
     Total...........................  $   26,742,185  $      350,000  $    5,966,583  $   21,125,602
                                       ==============  ==============  ==============  ==============

     Included in cash and cash equivalents at May 31, 1995 and June 30, 1996 was $22,959,113 and $5,500,000 of commercial paper with scheduled maturities of less than three months. Aggregate cost approximated market value at May 31, 1995 and June 30, 1996.

4.  INVENTORIES:

     Inventories at June 30, 1996 and May 31, 1995 are summarized as follows:

                                          JUNE 30,        MAY 31,
                                            1996            1995
                                       --------------  --------------
Finished goods.......................  $    5,480,723  $    6,756,936
Raw materials........................       4,533,037       8,787,386
Chemicals and supplies...............       1,919,718       1,687,779
                                       --------------  --------------
                                       $   11,933,478  $   17,232,101
                                       ==============  ==============

5.  PROPERTY, PLANT AND EQUIPMENT:

     Following is a summary of the Company's property, plant and equipment at June 30, 1996 and May 31, 1995:

                                           JUNE 30,          MAY 31,
                                             1996             1995
                                       ----------------  ---------------
Chemical plants......................  $    173,369,404  $   161,129,527
Construction in progress.............         5,377,880       10,294,420
Land.................................         2,805,363        2,805,363
Buildings............................           325,140          325,140
Leased buildings and improvements....         2,308,260        2,273,694
Automotive equipment.................           566,441          624,579
Furniture and fixtures...............           384,623          411,611
Machinery and equipment..............         2,867,684        2,864,221
Other................................         4,554,967        4,396,870
                                       ----------------  ---------------
                                            192,559,762      185,125,425
Less allowance for depreciation,
  depletion and amortization.........      (110,745,478)     (95,053,897)
                                       ----------------  ---------------
     Total...........................  $     81,814,284  $    90,071,528
                                       ================  ===============

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

6.  INVESTMENT IN LAND HELD FOR SALE:

     Land which is held for sale at June 30, 1996 consists principally of unimproved real estate and is summarized as follows:

                                           JUNE 30,          MAY 31,
LOCATION                                     1996             1995
-------------------------------------  ----------------  ---------------
Highway 6
Houston, Texas.......................  $      1,306,800  $     6,798,538
Macgregor-Highway 288
Houston, Texas.......................           521,320        5,619,549
Richmond West Hollow
Houston, Texas.......................           975,000        2,977,145
The Falls,
New Ulm, Texas.......................         2,295,000        2,295,000
Baytown, Texas.......................         1,067,787        1,067,787
Other miscellaneous..................            15,000           15,000
                                       ----------------  ---------------
                                       $      6,180,907  $    18,773,019
                                       ================  ===============

     During the twelve months ended May 31, 1996, the Company evaluated the carrying of its investment in land in light of the possible sale of these assets in the foreseeable future and considering the criteria of SFAS No. 121, determined that an impairment write-down was necessary. As a result, the Company recorded a provision for estimated impairment of $12,592,112, with an associated tax benefit of $4,660,000, to writedown certain investments in land to estimated fair market value. Actual sales proceeds from investments in land may differ from the carrying amounts at June 30, 1996.

7.  INVESTMENT IN AND ADVANCES TO LIMITED PARTNERSHIP:

     The Company and Hollywood Marine, Inc. formed a limited partnership, Hollywood/Texas Olefins, Ltd., to operate four barges capable of transporting chemicals. Texas Olefins Company is a 50% limited partner in the limited partnership.

     The Company accounts for this investment under the equity method and records its portion of the limited partnership's net income as other income in the accompanying combined statement of operations. Summarized financial information of the partnership has not been presented because the Company's investment in and its proportionate share of the partnership's operations are not material.

8.  REVOLVING LINE OF CREDIT:

     The Corporation has a revolving line of credit agreement with a bank which permits borrowings up to $30,000,000 of which $13,000,000 was outstanding at June 30, 1996. The agreement expires September 30, 1997, bears interest at the Corporation's option of the prime rate or the Eurodollar rate plus 1% and requires a commitment fee of 0.375% on the unused portion of the line of credit. The line of credit is collateralized by the Corporation's accounts receivable and inventory. The agreement also contains various restrictive covenants which, among other things, requires the Corporation to maintain certain financial ratios and restricts the Corporation's ability to incur additional indebtedness. The above requirement to maintain certain financial ratios effectively restricts the amount of dividends that may be declared in any given year. The Company's weighted average borrowing rate under this agreement was 7.49%, 6.70% and 6.06% for the one month ended June 30, 1996, the twelve months ended May 31, 1996 and the year ended May 31, 1995, respectively. The Company's weighted average borrowing rate under various other agreements which expired in 1996 was approximately 8%.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

     On July 1, 1996, Texas Petrochemicals Corporation through the merger of TPC Finance Corp. into Texas Petrochemicals Corporation, incurred $175 million of Senior Subordinated Notes due 2006 (the "Subordinated Notes") under an indenture, pursuant to which the Subordinated Notes were issued. The Subordinated Notes bear interest at a rate per annum equal to 11 1/8% payable semiannually on July 1 and January 1. The indenture governing the Subordinated Notes contains certain restrictive covenants which include, but are not limited to, limitations on indebtedness and limitations on sales of assets and subsidiary stock.

     Additionally, on July 1, 1996, Texas Petrochemicals Corporation in connection with the merger of TPC Finance Corp. into Texas Petrochemicals Corporation, incurred $140.0 million of bank debt under a credit agreement. The debt initially bears interest at the greater of the prime rate and the federal funds effective rate plus 1/2% plus a margin of 1% payable quarterly beginning September 30, 1996. The credit agreement contains certain restrictive covenants including, but not limited to, the maintenance of certain financial ratios, and limitations on capital expenditures, indebtedness and investments.

9.  NOTES PAYABLE TO STOCKHOLDERS AND FORMER STOCKHOLDER:

     At June 30, 1996 and May 31, 1995, notes payable consisted of the following:

                                        JUNE 30,     MAY 31,
                                          1996        1995
                                       ----------  -----------
7% note payable to stockholder;
  principal payable in four equal
  annual installments through May 1,
  1996, collateralized by treasury
  stock..............................  $   --      $   468,000
5.23% note payable to a former
  stockholder for the redemption of
  common stock; principal and
  interest payable in 42 monthly
  installments of $19,120, balance
  due at maturity and collateralized
  by treasury stock..................      --          554,490
8% note payable to an officer, due
  October 1, 1995 and
  uncollateralized...................      --          --
                                       ----------  -----------
     Total...........................      --        1,022,490
Less current portion.................      --          697,445
                                       ----------  -----------
Non-current portion..................  $   --      $   325,045
                                       ==========  ===========

     During the year ended May 31, 1995, proceeds of $1,000,000 were borrowed and payments of $4,000,000 were made on an 8% note payable to an officer. There were no borrowings outstanding under the note at May 31, 1995.

10.  ACCRUED EXPENSES:

     At June 30, 1996 and May 31, 1995, accrued expenses consisted of the following:

                                         JUNE 30,      MAY 31,
                                           1996          1995
                                       ------------  ------------
Federal and state taxes..............  $    959,336  $  3,013,024
Accrued interest.....................        81,157        23,958
Property and sales taxes.............     2,369,815     2,144,497
Accrued shipping costs...............       456,351        79,468
Charitable contributions.............       --          1,264,316
Other expenses.......................       515,998       269,971
                                       ------------  ------------
                                       $  4,382,657  $  6,795,234
                                       ============  ============

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

11.  FEDERAL AND STATE INCOME TAXES:

     Significant components of the Company's deferred tax asset and liability at June 30, 1996 and May 31, 1995 are as follows:

                                          JUNE 30,          MAY 31,
                                            1996             1995
                                       ---------------  ---------------
Deferred tax asset -- current:
     Unrealized loss on investment
       securities....................  $       814,740  $     1,966,000
     Costs capitalized to
       inventory.....................        --                 259,000
                                       ---------------  ---------------
                                       $       814,740  $     2,225,000
                                       ===============  ===============
Deferred tax asset (liability) -- noncurrent:
     Investment in land..............  $     4,660,000  $     --
     Property, plant and equipment...  $   (20,423,393) $   (22,125,000)
                                       ---------------  ---------------
     Net deferred tax
       (liability) -- noncurrent.....  $   (15,763,393) $   (22,125,000)
                                       ===============  ===============

     The current deferred tax asset is included in other current assets in the accompanying balance sheet.

     The provision for federal and state income taxes is comprised of the following:

                                       ONE MONTH     ONE MONTH     TWELVE MONTHS
                                         ENDED         ENDED           ENDED         YEAR ENDED      YEAR ENDED
                                        JUNE 30,      JUNE 30,        MAY 31,         MAY 31,         MAY 31,
                                          1996          1995           1996             1995            1994
                                      ------------  ------------   -------------   --------------  --------------
Current:

     Federal........................  $    880,000  $  1,281,108    $12,149,599    $   14,314,000  $   16,173,000

     State..........................       118,000       124,911      1,581,950         1,748,010       1,951,363
                                      ------------  ------------   -------------   --------------  --------------

                                           998,000     1,406,019     13,731,549        16,062,010      18,124,363
                                      ------------  ------------   -------------   --------------  --------------

Deferred:

     Federal........................      (210,000)     (122,476)    (5,461,000)          895,000         250,000

     State..........................       (27,000)      (20,000)      (368,000)          (77,000)         22,000
                                      ------------  ------------   -------------   --------------  --------------

                                          (237,000)     (142,476)    (5,829,000)          818,000         272,000
                                      ------------  ------------   -------------   --------------  --------------

          Total provision for income
             taxes..................  $    761,000  $  1,263,543    $ 7,902,549    $   16,880,010  $   18,396,363
                                      ============  ============   =============   ==============  ==============

          Pro Forma income tax
             provision..............  $    761,000  $  1,363,958    $ 9,553,355    $   18,948,975  $   19,552,994
                                      ============  ============   =============   ==============  ==============

     The Affiliate is a Subchapter S corporation and accordingly pays no federal income tax. The Pro Forma income tax provision assumes that the income of the Affiliate was taxable to the Company based on the Company's effective tax rate.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income from continuing operations. The reasons for this difference are as follows:

                                       ONE MONTH     ONE MONTH     TWELVE MONTHS
                                         ENDED         ENDED           ENDED         YEAR ENDED      YEAR ENDED
                                        JUNE 30,      JUNE 30,        MAY 31,         MAY 31,         MAY 31,
                                          1996          1995           1996             1995            1994
                                      ------------  ------------   -------------   --------------  --------------
Statutory federal income
  tax rate..........................      35%           35%            35%              35%             35%
Computed "expected" federal income
  tax...............................  $    695,854  $  1,247,090    $ 8,577,845    $   17,437,711  $   18,306,198
Increase (decrease) in tax resulting
  from:
     Affiliate earnings not subject
       to federal income tax........       --           (100,415)    (1,650,806)       (2,068,965)     (1,156,631)
     State income taxes, net of
       federal benefit..............        59,150        68,192        789,067         1,086,157       1,282,686
     Other, net.....................        13,746        56,426        279,443           518,107        (150,654)
     Amortization...................        (7,750)       (7,750)       (93,000)          (93,000)        (93,000)
     Effect of 1% increase in
       statutory federal income tax
       rate.........................                                                                      207,764
                                      ------------  ------------   -------------   --------------  --------------
Provision for income taxes..........  $    761,000  $  1,263,543    $ 7,902,549    $   16,880,010  $   18,396,363
                                      ============  ============   =============   ==============  ==============


12.  COMMITMENTS AND CONTINGENCIES:

     LEASE COMMITMENTS

     The Corporation leases tank cars under noncancelable operating leases. Under the terms of the lease agreements, the Corporation is reimbursed by customers at a fixed rate per mile, based on the distance the tank cars travel. Reimbursements were approximately $35,000, $800,000, $650,000, and $800,000 for the one month period ended June 30, 1996, for the twelve months ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively. The Corporation is also obligated under two operating leases to Hollywood/Texas Olefins, Ltd. for the rental of four barges.

     Total rent expense was approximately $421,000, $4,800,000, $4,400,000 and $4,300,000 (net of reimbursements described above and including $160,000, $2,000,000, $2,000,000 and $2,000,000 for the rental of four barges) for the one month period ended June 30, 1996, for the twelve months ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively.

     Future minimum lease payments at June 30, 1996 are as follows:

             FISCAL YEAR
-------------------------------------
  1997...............................  $  2,934,739
  1998...............................     1,578,812
  1999...............................     1,208,707
  2000...............................       825,748
  2001...............................       282,365

     STOCK PURCHASE AGREEMENT

     The Company entered into a stock purchase agreement with a certain minority stockholder who owns 20,000 shares of the Company's outstanding Class A common stock and 80,000 shares of the Company's

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

outstanding Class B common stock. Under the terms of this agreement, in the event of the stockholder's death, the Company must redeem all shares owned by the deceased stockholder at a formula price, which is adjusted annually. At May 31, 1995, the formula price per share was approximately $58.

     The Company has entered into a death benefit agreement with an officer of the Company who owns 660,000 shares of Class B common stock of the Company. This agreement provides that in the event of the death of the officer, the Company is obligated to redeem the shares at a price of $60 per share with twenty-five percent of the purchase price payable at closing and the balance payable in five equal annual installments plus interest at the rate of eight percent per annum. This agreement replaces a previous agreement that obligated the Company to redeem the shares in the event of the death of the officer at a price of $80 per share.

     The Corporation has entered into a stock purchase agreement with certain of its minority stockholders who own 171,000 shares of the Corporation's outstanding common stock. Under the terms of this agreement, such stockholders may sell their shares to the Corporation at a formula price, which is adjusted annually. Under this agreement, the Corporation is obligated to redeem the shares in the event of the death of the stockholder at the formula price. At May 31, 1995, the formula price per share was approximately $54.

     The Corporation has also entered into a Section 303 stock purchase agreement with an officer of the Corporation who owns 85,000 shares of the Corporation's outstanding common stock. This agreement allows for the officer's estate to require the Corporation to redeem the necessary shares so as to pay estate taxes and funeral and administrative expenses upon the death of the officer. Under the terms of this agreement, the redemption price per share will be based upon the value of the shares as reflected on the federal estate tax return.

     Additionally, the Corporation entered into separate stock purchase agreements with an officer of the Corporation and his spouse who own 500,000 shares of the Corporation's outstanding common stock as part of a community estate. The agreement with the officer requires the Corporation to redeem 250,000 shares from the community estate upon the officer's death at a price of $90 per share with twenty five percent of the redemption price payable at closing and the balance payable in five annual installments plus interest at the rate of eight percent per annum. The agreement with the officer's spouse allows her to require the Corporation to redeem the 250,000 shares from the community estate not redeemed as part of the officer's agreement for a period of one year subsequent to the officer's death at the same price and payable in the same manner as set forth in the officer's agreement. Additionally, the spouse's agreement requires the Corporation to redeem 250,000 shares of the stock from the community estate in the event that she predeceases the officer at a price of $90 per share with sixty percent of the redemption price payable at closing and the balance payable in thirty-six equal monthly installments plus interest at the rate of eight percent per annum.

     All of the Affiliate's common stock is subject to a stock purchase agreement. Under the terms of the stock purchase agreement, the Affiliate is obligated to redeem all of a stockholder's shares in the event of death and has an option to redeem all of a stockholder's shares in certain other instances. The redemption price is equal to the Affiliate's adjusted book value, as defined in the agreement, divided by the number of outstanding shares. At May 31, 1995, the redemption price per share was $8.15. Of the total redemption amount, 25% is to be paid in cash with the remaining balance to be paid in 42 equal monthly installments as evidenced by an interest bearing promissory note.

     STOCK OPTION AGREEMENTS

     The Corporation has entered into stock option agreements with two of its officers which granted them the option to purchase 100,000 shares of common stock. The option purchase price for the shares is $40 per

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

share. At May 31, 1995, 30,000 shares were exercisable. During the fiscal year ended May 31, 1994, one of the officers forfeited his option to purchase 50,000 shares of common stock.

     In the event the option is exercised, the Corporation and the officers will enter into stock purchase agreements. Under the terms of the agreement, transfer of the stock is restricted and only the Corporation, at its option, may redeem the stock. However, upon death of the officer, the Corporation is obligated to redeem the officer's shares. In all instances the redemption price will be the greater of the formula price in the agreement or $40 per share. At May 31, 1995 the formula price was approximately $54 per share.

     SALARY CONTINUATION AGREEMENTS

     The Corporation has entered into salary continuation agreements with three of its officers. The agreements provide that if the officer is an employee of the Corporation upon death, an amount ranging from $10,000 to $25,000 would be payable monthly to his estate for a period of five years.

     PURCHASE COMMITMENTS

     The Company and the Affiliate have purchase commitments incident to the ordinary conduct of business. The prices of such purchase commitments are based on formulas which are determined from the prevailing market rates for such products. These commitments generally have cancellation provisions given proper notification.

     LITIGATION

     The Company is involved in various legal proceedings which arose during the normal course of business. Management of the Company is vigorously defending such matters and is of the opinion that their ultimate resolution will not have a material adverse effect on the Company. See Note 17.

     ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state and local laws and regulations administered by the U.S. Environmental Protection Agency, the U.S. Coast Guard, the Army Corps of Engineers, the Texas Natural Resource Conservation Commission, the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliances with all such laws and regulations. While management does not expect that compliance with existing environmental laws will have a material adverse effect on the Company's financial condition, results of operations or cash flows, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

13.  PROFIT SHARING PLANS:

     The Corporation has a noncontributory profit sharing plan that covers all full-time employees that have completed one year or more of service. Employees can contribute up to 10% of their base compensation to a tax deferred fund which is matched by the Corporation at the rate of $.25 per one dollar contributed by the employee up to 6% of the employee's base compensation. The Corporation's expense to match employee contributions was approximately $14,786, $195,627, $180,000 and $150,000 for the one month period ended June 30, 1996, for the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively. Additionally, the Corporation made additional discretionary contributions to the plan which amounted to approximately $240,000, $2,430,783, $2,570,000 and $2,200,000 for the one month period ended June 30, 1996, for the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively. The Corporation's contributions vest with the employee at a rate of 20% per year.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

14.  RELATED PARTY TRANSACTIONS:

     The Company makes contributions from time to time to a charitable organization that is an affiliate of the Company.

15.  CONCENTRATION OF CREDIT RISK:

     The Company sells its products primarily to chemical and petroleum based companies in North America. For the one month period ended June 30, 1996, for the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994 approximately 46%, 50%, 35% and 53% of the Company's sales were to four customers. The Company had two customers which represented 14% and 16% of sales during the one month period ended June 30, 1996 and 16% and 19% of sales during the twelve month period ended May 31, 1996. The Company had one customer which represented 12% of sales during the year ended May 31, 1995. The Company had three customers which represented 12%, 20% and 13% of sales during the year ended May 31, 1994. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. The Company's credit losses have been minimal.

     The Company maintains its cash deposits and short-term investments with a major bank and a financial services company which at certain times exceed the federally insured limits. Management assesses the financial condition of these institutions and believes that any possible credit loss is minimal.

16.  FINANCIAL INSTRUMENTS:

     At June 30, 1996 the Company estimated that the carrying value and fair value of its financial instruments other than investment securities were approximately the same. The methods and assumptions used to estimate the fair value of each class of financial instruments were as follows:

     CASH AND CASH EQUIVALENTS -- Fair value was considered to be the same as the carrying value.

     ACCOUNTS RECEIVABLE -- The Company estimated that the net carrying amount of its accounts receivable was not materially different from the fair value of such receivables.

     ACCOUNTS PAYABLE -- Fair value was considered to be the same as the carrying value.

     DEBT -- In the absence of an active trading market, and considering such debt has floating interest rates the Company estimated that the carrying amount of its debt, both current and non-current, was not materially different from the fair value of such debt.

17.  STOCK REDEMPTION:

     Effective July 28, 1995 the Company's Board of Directors approved the redemption of 25,000 shares of Class A common stock and 1,565,670 shares of Class B common stock from certain stockholders for total consideration of approximately $95,000,000. The redemption was paid with cash of approximately $80,000,000 and with the issuance to a former stockholder of a $15,000,000 promissory note due November 1, 1995 collateralized by 915,000 shares of Class B common stock and the personal guarantee of an officer of the Company.

     In connection with the above redemption the Company's Board of Directors approved the sale of (1) 351,670 shares of Class B treasury stock to certain officers of the Company and to a trust at the price of $60 per share, and (2) 25,000 shares of Class A treasury stock to an officer of the company at a price of $60 per share.

     STOCKHOLDER ACTION

     On September 12, 1995, the stock redemption and other transactions described above, the management bonus and other transactions previously approved by the Board of Directors were not ratified by the Company's stockholders. Those items were not ratified due to the abstention of the trustee representing a

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE ONE MONTH ENDED JUNE 30, 1995 IS UNAUDITED)

majority of Class B common stock. The abstaining stockholder has the right, for up to two years from September 12, 1995, to vote in favor of or against the aforementioned transaction or take other action on behalf of the trust beneficiaries. The Company cannot predict what action the abstaining stockholder will take. Accordingly, the Company cannot determine the effect, if any, of this uncertainty on the combined financial position, results of operations or cash flows of the Company.

     STOCK PURCHASE AGREEMENTS

     The Company's Board of Directors has also approved a stock purchase agreement with certain officers who own 185,000 shares of the Company's outstanding Class A common stock and 1,081,670 shares of the Company's outstanding Class B common stock. Under the terms of this agreement in the event any of these officers ceases full time employment with the Company or in the event of the stockholder's death, the Company must redeem all of the stockholder's shares at a redemption price of $60 per share. This agreement supersedes the previous stock purchase agreements of the Company which are described in Note 12. During 1996, the Company's board of directors approved the cancellation of such stock purchase agreement in anticipation of the acquisition of the Company.

                                    ANNEX A

                        TEXAS PETROCHEMICALS CORPORATION
                             LETTER OF TRANSMITTAL

                             LETTER OF TRANSMITTAL
                             TO TENDER FOR EXCHANGE
                   11 1/8% SENIOR SUBORDINATED NOTES DUE 2006
                                       OF
                        TEXAS PETROCHEMICALS CORPORATION

                           PURSUANT TO THE PROSPECTUS
                             DATED OCTOBER 25, 1996

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 25, 1996, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                              FLEET NATIONAL BANK

              BY MAIL:                            BY FACSIMILE:
         Fleet National Bank                      (860) 986-7908
     Corporate Trust Operations
    777 Main Street, Lower Level              Confirm by Telephone:
         Hartford, CT 06115
    Attention: Patricia Williams                  (860) 986-2910

                                    BY HAND:
                               Fleet National Bank
                           Corporate Trust Operations
                          777 Main Street, Lower Level
                               Hartford, CT 06115
                          Attention: Patricia Williams

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

     This Letter of Transmittal is to be used by holders ("Holders") of 11 1/8% Senior Subordinated Notes due 2006 (the "Original Notes") of Texas Petrochemicals Corporation (the "Company") if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- BOOK-ENTRY DELIVERY PROCEDURES" in the Prospectus dated October 25, 1996 (the "Prospectus"); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- GUARANTEED DELIVERY" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

     Holders of Original Notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

     DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Original Notes according to the guaranteed delivery procedures set forth under the caption
"The Exchange Offer -- Procedures for Tendering Original Notes -- GUARANTEED DELIVERY" in the Prospectus. See Instruction 2.

     The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

                            TENDER OF ORIGINAL NOTES
--------------------------------------------------------------------------------

       [ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.
       [ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY
             BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY
             THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:
           Name of Tendering Institution: _____________________________________
           Account Number: ____________________________________________________
           Transaction Code Number:  __________________________________________
       [ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT
             TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:
           Name(s) of Registered Holder(s): ___________________________________
           Window Ticket Number (if any):  ____________________________________
           Date of Execution of Notice of Guaranteed Delivery: _______________ Name of Eligible Institution that Guaranteed Delivery: ____________

--------------------------------------------------------------------------------

     List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered hereby. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

-------------------------------------------------------------------------------------------------------
                                     DESCRIPTION OF ORIGINAL NOTES
-------------------------------------------------------------------------------------------------------
       NAME(S) AND ADDRESS(ES)
       OF REGISTERED HOLDER(S)                                    AGGREGATE             PRINCIPAL
      (PLEASE FILL IN IF BLANK)            CERTIFICATE         PRINCIPAL AMOUNT           AMOUNT
         SEE INSTRUCTION 3.                 NUMBER(S)*          REPRESENTED**           TENDERED**

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                       TOTAL PRINCIPAL
                                        AMOUNT OF
                                        ORIGINAL NOTES
-------------------------------------------------------------------------------------------------------
 *  NEED NOT BE COMPLETED BY HOLDERS TENDERING BY BOOK-ENTRY TRANSFER.
 ** UNLESS OTHERWISE SPECIFIED, THE ENTIRE AGGREGATE PRINCIPAL AMOUNT REPRESENTED BY THE ORIGINAL NOTES
    DESCRIBED ABOVE WILL BE DEEMED TO BE TENDERED. SEE INSTRUCTION 4.
-------------------------------------------------------------------------------------------------------

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

     The undersigned hereby tenders to Texas Petrochemicals Corporation ("the Company"), upon the terms and subject to the conditions set forth in its Prospectus dated October 25, 1996 (the "Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of Original Notes indicated in the foregoing table entitled "Description of Original Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Original Notes tendered hereby which it holds for the account of beneficial owners of such Original Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

     Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

     By accepting the Exchange Offer, the undersigned hereby represents and warrants that (i) the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s), (ii) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Company and
(iv) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "Commission") and cannot rely on the interpretation of the Staff of the Commission set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer -- Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Exchange Notes for its own account in exchange for Original Notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account, it represents and warrants that the Original Notes to be exchanged for the Exchange Notes were acquired as the result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The undersigned understands that tenders of Original Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the

Prospectus. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Company will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

     The undersigned understands that the tender of Original notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Original Notes (or defectively tendered Original Notes with respect to which the Company has, or has caused to be, waived such defect) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby, and that when such tendered Original Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Original Notes tendered hereby.

     All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

     The undersigned understands that the delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Original Notes will be determined by the Company, in its sole discretion, which determination shall be full and binding.

     Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

[ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    IS AN AFFILIATE OF THE COMPANY.

[ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

[ ] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR
    WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER
    WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES.
    IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name: ________________________________
Address:  ____________________________
          ____________________________

--------------------------------------------------------------------------------
                          SPECIAL ISSUANCE INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)
           To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled "Description of Original Notes" within this Letter of Transmittal.

           Issue:  [ ] Original Notes
                   [ ] Exchange Notes
                         (check as applicable)

           Name..............................................
                             (PLEASE PRINT)

           Address...........................................
                             (PLEASE PRINT)

           ..................................................
                               (ZIP CODE)

           ..................................................
             (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)
                    (SEE SUBSTITUTE FORM W-9 HEREIN)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          SPECIAL DELIVERY INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

           To be completed ONLY if Original Notes in a
           principal amount not tendered or not accepted for
           exchange or Exchange Notes are to be sent to some-
           one other than the person(s) whose signature(s)
           appear(s) within this Letter of Transmittal or to
           an address different from that shown in the box
           entitled "Description of Original Notes" within
           this Letter of Transmittal.
           Delivery:  [ ] Original Notes
                      [ ] Exchange Notes
                         (check as applicable)
           Name..............................................
                             (PLEASE PRINT)
           Address...........................................
                             (PLEASE PRINT)
           ..................................................
                               (ZIP CODE)
           ..................................................
             (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)
                    (SEE SUBSTITUTE FORM W-9 HEREIN)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                PLEASE SIGN HERE
                       (To be completed by all tendering
         Holders of Original Notes regardless of whether Original Notes are being physically delivered herewith)

 This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

 ................................................................................

 ................................................................................
          Signature(s) of Registered Holder(s) or Authorized Signatory
                       (SEE GUARANTEE REQUIREMENT BELOW)

 Dated:   ................................................................ 1996
 Name(s): .....................................................................
          .....................................................................
                                     (Please Print)

 Capacity (Full Title).........................................................
 Address: .....................................................................
          .....................................................................
                                  (Including Zip Code)
 Area Code and
 Telephone Number .............................................................

 Tax Identification or
 Social Security Number:.......................................................
                  (Complete Accompanying Substitute Form W-9)

                              SIGNATURE GUARANTEE
                     (IF REQUIRED-SEE INSTRUCTIONS 1 AND 5)

 Authorized Signature..........................................................

 Name of Firm..................................................................

                               [PLACE SEAL HERE]
--------------------------------------------------------------------------------

                                  INSTRUCTIONS

         Forming Part of the Terms and Conditions of the Exchange Offer

     1. SIGNATURE GUARANTEES. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered hereby are tendered (i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Original Notes) that has not completed either the box entitled "Special
Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Original Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

     2. DELIVERY OF LETTER OF TRANSMITTAL AND ORIGINAL NOTES. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original
Notes -- BOOK-ENTRY DELIVERY PROCEDURES" in the Prospectus; or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering
Original Notes -- GUARANTEED DELIVERY" in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- GUARANTEED DELIVERY" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Original Notes, in proper form for transfer (or confirmation of a book-entry transfer or all Original Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE DELIVERED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS

INSTRUCTION 2, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

     No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

     3. INADEQUATE SPACE. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

     4. PARTIAL TENDERS. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by any Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal
Amount Tendered." The minimum permitted tender is $1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

     5. SIGNATURES ON LETTER OF TRANSMITTAL, INSTRUMENTS OF TRANSFER AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

     If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If this Letter of Transmittal or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

     When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

     IF THIS LETTER OF TRANSMITTAL IS SIGNED OTHER THAN BY THE REGISTERED HOLDER(S) OF THE ORIGINAL NOTES LISTED HEREIN, THE ORIGINAL NOTES MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE INSTRUMENTS OF TRANSFER, IN EITHER CASE SIGNED EXACTLY AS THE NAME(S) OF THE REGISTERED HOLDER(S) APPEAR ON THE ORIGINAL NOTES AND SIGNATURES ON SUCH ORIGINAL NOTES OR INSTRUMENTS OF TRANSFER ARE REQUIRED AND MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS THE SIGNATURE IS THAT OF AN ELIGIBLE INSTITUTION.

     6. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

     7. TRANSFER TAXES. Except as set forth in this Instruction 7, the Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Original Notes to it, or to its order, pursuant to the Exchange Offer. If Exchange Notes, or Original Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, of if tendered Original Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Company or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

     8. WAIVER OF CONDITIONS. The conditions of the Exchange Offer may be amended or waived by the Company, in whole or in part, at any time and from time to time in the Company's sole discretion, in the case of any Original Notes tendered.

     9. SUBSTITUTE FORM W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding on the payment of the Purchase Price. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 31% on all such payments of the Purchase Price until a TIN is provided to the Exchange Agent.

     10. BROKER-DEALERS PARTICIPATING IN THE EXCHANGE OFFER. If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

     11. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF), TOGETHER WITH CERTIFICATES REPRESENTING THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                           IMPORTANT TAX INFORMATION

     Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

     Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Form W-8 (a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

     Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding, the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or
(ii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

     The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9," for additional guidance on which number to report.

------------------------------------------------------------------------------------------------------------------------------------
                               PAYER'S NAME: FLEET NATIONAL BANK
------------------------------------------------------------------------------------------------------------------------------------
  SUBSTITUTE                                       PART 1--PLEASE PROVIDE YOUR TIN IN
  FORM W-9                                         THE BOX AT RIGHT AND CERTIFY BY                Social security number(s) or
                                                   SIGNING AND DATING BELOW.                    Employer Identification Number(s)
  DEPARTMENT OF THE TREASURY                                                                    ---------------------------------
  INTERNAL REVENUE SERVICE
  PAYOR'S REQUEST FOR TAXPAYER
  IDENTIFICATION NUMBER ("TIN")
                                                  PART 2--Certification--Under the penalties of
                                                  perjury, I certify that:
                                                  (1) The number shown on this form is my
                                                  correct taxpayer identification number (or I
                                                  am waiting for a number to be issued to me),
                                                    and
                                                  (2) I am not subject to backup withholding
                                                  because: (a) I am exempt from backup
                                                  withholding, or (b) I have not been notified
                                                      by the Internal Revenue Service (IRS) that
                                                      I am subject to backup withholding as a
                                                      result of a failure to report all interest
                                                      or dividends, or (c) the IRS has notified
                                                      me that I am no longer subject to backup
                                                    withholding.
                                                    CERTIFICATION INSTRUCTIONS--You must cross
                                                      out item (2) above if you have been
                                                      notified by the IRS that you are currently
                                                      subject to backup withholding because of
                                                      under reporting interest or dividends on
                                                      your tax return.
                                                                                                    PART 3--
                                                      SIGNATURE _______________________________
                                                      DATE ____________________________________     Awaiting TIN  [ ]

------------------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

       YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
       PART 3 OF SUBSTITUTE FORM W-9.

              CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

Signature ___________________  Date ___________________________________________

================================================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR HOLDINGS SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information...................    3
Prospectus Summary......................    5
Risk Factors............................   16
The Transactions........................   22
The Exchange Offer......................   26
Use of Proceeds.........................   35
Capitalization..........................   36
Pro Forma Combined Financial
  Information...........................   37
Selected Historical Financial Data......   44
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   46
Business................................   56
Management..............................   74
Common Stock Placement..................   80
Related Transactions....................   80
Beneficial Ownership of Holdings' Common
  Stock.................................   81
Description of the Bank Credit
  Agreement.............................   82
Description of the Notes................   85
Certain Federal Income Tax
  Considerations........................  112
Legal Matters...........................  114
Experts.................................  114
Index to Combined Financial
  Statements............................  F-1
Annex A-Texas Petrochemicals Corporation
  Letter of Transmittal.................  A-1

     Until January 23, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================
                     [Texas Petrochemicals Corporation Logo]

                              Texas Petrochemicals
                                  Corporation

                                   PROSPECTUS
================================================================================